Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

CORTEXYME, INC

QUINCE MERGER SUB I, INC.

QUINCE MERGER SUB II, LLC

NOVOSTEO INC.

AND

FORTIS ADVISORS LLC, AS THE SECURITYHOLDERS’ REPRESENTATIVE

DATED AS OF MAY 9, 2022

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Exhibits

Exhibit A	-	Certain Definitions
Exhibit B	-	First Certificate of Merger
Exhibit C	-	Second Certificate of Merger
Exhibit D	-	Form of Joinder Agreement
Exhibit E	-	Form of Suitability Documentation
Exhibit F	-	Appointed Directors

Schedules

Schedule 1.1(b)(iii)	-	Directors and Officers of the First Step Surviving Corporation
Schedule 1.4(d)(iv)	-	Officers of Surviving Entity
Schedule 2.2	-	Company Investor Agreements
Schedule 4.5	-	Terminated Agreements
Schedule 5.4	-	Indemnification Agreements
Schedule 6.5	-	Terminated Company Plans

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (as may be amended from time to time, this “Agreement”) is made and entered into as of May 9, 2022, by and among: CORTEXYME, INC., a Delaware corporation (“Parent”); QUINCE MERGER SUB I, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub I”); QUINCE MERGER SUB II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”); NOVOSTEO INC., a Delaware corporation (the “Company”); and FORTIS ADVISORS LLC, a Delaware limited liability company, solely in its capacity as the Securityholders’ Representative. Certain capitalized terms used in this Agreement are defined in EXHIBIT A.

RECITALS

WHEREAS, (i) the parties intend to effect a merger of Merger Sub I with and into the Company (the “First Merger”) in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”), and upon consummation of the First Merger, Merger Sub I will cease to exist as a separate corporate entity, and the Company will become a wholly owned subsidiary of Parent; and (ii) as part of the same overall transaction, the Company would then merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), pursuant to which Merger Sub II would survive and remain a wholly owned subsidiary of Parent, on the terms and conditions set forth in this Agreement and in accordance with the DGCL and the Delaware Limited Liability Company Act, as amended (the “DLLCA” and, together with the DGCL, “Delaware Law”).

WHEREAS, the Company’s board of directors (the “Board”) has determined that the Merger is in the best interest of the Company and its stockholders and has approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, in connection with the execution of this Agreement and as an inducement for Parent to enter into this Agreement, the Key Employees have executed offer letters for employment, together with Parent’s other new hire documents, in each case, effective as of the Closing; and

WHEREAS, the parties intend for the Mergers to be treated as integrated steps in a single transaction that, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and for this Agreement to constitute a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3 of the Treasury Regulations.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties to this Agreement agree as follows:

SECTION 1.    DESCRIPTION OF TRANSACTION

1.1    The Mergers.

(a)    The First Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the First Effective Time, Merger Sub I shall be merged with and into the Company, the separate existence of Merger Sub I shall cease, the Company shall continue as the surviving corporation of the First Merger (the “First Step Surviving Corporation”) and shall become a direct wholly-owned subsidiary of Parent. Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL, in the form attached as Exhibit B (the “First Certificate of Merger”), shall be duly executed by the Company and, concurrently with or as soon as practicable following the Closing, delivered to and filed with the Secretary of State of the State of Delaware in accordance with the DGCL. The First Merger shall become effective upon the date and time of the filing of the First Certificate of Merger with the Secretary of State of Delaware, or at such later time as may be mutually agreed in writing by the Company and Parent and specified in the First Certificate of Merger (the “First Effective Time”).

(b)    The First Step Surviving Corporation.

(i)    The certificate of incorporation of the First Step Surviving Corporation shall be amended and restated as of the First Effective Time to read as set forth on Exhibit A to the First Certificate of Merger, until thereafter amended as provided by applicable Laws and as provided in such certificate of incorporation.

(ii)    The bylaws of the First Step Surviving Corporation shall be amended and restated immediately as of the First Effective Time to conform to the bylaws of Merger Sub I as in effect immediately prior to the First Effective Time, until thereafter amended in accordance with applicable Laws and as provided in the bylaws.

(iii)    The directors and officers of the First Step Surviving Corporation immediately after the First Effective Time shall be the respective individuals who are set forth on Schedule 1.1(b)(iii) hereto.

(c)    The Second Merger. Upon the terms and subject to the conditions set forth in this Agreement and subject to the applicable provisions of Delaware Law, as promptly as reasonably practicable following the First Merger, but in no event later than two (2) Business Days after the First Effective Time, Parent shall cause the First Step Surviving Corporation to be merged with and into Merger Sub II in the Second Merger, whereupon the separate corporate existence of the First Step Surviving Corporation shall cease and Merger Sub II shall continue as the surviving entity of the Second Merger as a direct wholly owned subsidiary of Parent. Parent shall cause the Second Merger to be consummated and become effective under Delaware Law by filing a certificate of merger, substantially in the form attached hereto as Exhibit C, with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the “Second Certificate of Merger”). The time of such filing and acceptance by the Secretary of State of the State of Delaware, or such other later time as may specified in the Second Certificate of Merger, is referred to herein as the “Second Effective Time.” Merger Sub II, as the surviving entity of the Second Merger, is sometimes referred to herein as the “Surviving Entity”.

(d)    The Surviving Entity.

(i)    The certificate of formation of Merger Sub II in effect immediately prior to the Second Effective Time shall be certificate of formation of the Surviving Entity as of the Second Effective Time, until thereafter amended in accordance with DLLCA and as provided in such certificate of formation.

(ii)    The limited liability company agreement of Merger Sub II in effect immediately prior to the Second Effective Time shall be the limited liability company agreement of the Surviving Entity as of the Second Effective Time, until thereafter amended in accordance with DLLCA and as provided in the Surviving Entity’s limited liability company agreement.

(iii)    Managing Member. Unless otherwise determined by Parent prior to the Second Effective Time, the Parent shall be the managing member of the Surviving Entity immediately after the Second Effective Time.

(iv)    The officers of the Surviving Entity immediately after the Second Effective Time shall be the same Persons and titles as the officers of the First Step Surviving Corporation as of immediately prior to the Second Effective Time.

1.2    Effect of the Mergers.

(a)    The First Merger. At the First Effective Time, the effects of the First Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub I shall vest in the First Step Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub I shall become the debts, liabilities and duties of the First Step Surviving Corporation.

(b)    The Second Merger. At the Second Effective Time, the effects of the Second Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the First Step Surviving Corporation and Merger Sub II shall vest in the Surviving Entity, and all debts, liabilities and duties of the First Step Surviving Corporation and Merger Sub II shall become the debts, liabilities and duties of the Surviving Entity.

1.3    Closing. The closing of the First Merger (the “Closing”) shall take place remotely via electronic exchange within one Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or otherwise on a date that is mutually designated by the Company and Parent (such date of the Closing, the “Closing Date”).

1.4    Effects on Merger Subs..

(a)    First Step Surviving Corporation Capital Stock. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Parent, the First Step Surviving Corporation, Merger Sub II, or any other Person, each share of common stock of the First Step Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled without any consideration therefor.

(b)    Merger Sub II Limited Liability Company Interests. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Parent, the First Step Surviving Corporation, Merger Sub II, or any other Person, each limited liability company interest of Merger Sub II shall remain unchanged and continue to remain outstanding as a limited liability company interest in the Surviving Entity.

1.5    Conversion of Shares. At the First Effective Time, by virtue of the First Merger and without any further action on the part of Parent, Merger Sub I, the Company or any stockholder of the Company:

(a)    any shares of Company Capital Stock then held by the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(b)    any shares of Company Capital Stock then held directly or indirectly by Parent or either Merger Sub shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(c)    except as provided in subsections “(a)” and “(b)” of this Section 1.5 and subject to Sections 1.6, 1.11, 1.12, 1.13, 1.14 and 8.8, all shares of Company Capital Stock (except shares of Company Restricted Stock, which shall be treated in accordance with Section 1.8) issued and outstanding immediately prior to the First Effective Time shall cease to be existing and issued shares of Company Capital Stock, and shall be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive, without interest:

(i)    in the case of shares of Company Capital Stock held by an Accredited Investor, (A) a number of shares of Parent Common Stock equal to the Exchange Ratio multiplied by the total number of shares of Company Capital Stock held by such Accredited Investor (such shares, together with the shares of Parent Common Stock referred to in Section 1.8(a), the “Closing Merger Consideration”); and (B) in connection with the distribution of any portion of the Securityholders’ Representative Reserve to the Participating Securityholders (if any), such Participating Securityholder’s Pro Rata Share of any amounts distributed in accordance with Section 1.13(d) in respect of such shares;

(ii)    in the case of a share of Company Capital Stock (except Company Restricted Stock) held by an Unaccredited Investor, the consideration specified in Section 1.6; and

(iii)    in the case of a share of Company Restricted Stock, the consideration specified in Section 1.8 and

(d)    each share of the common stock, $0.0001 par value per share (“Merger Sub I Common Stock”), of Merger Sub I issued and outstanding immediately prior to the First Effective Time shall be converted into one share of validly issued, fully paid and nonassessable common stock of the First Step Surviving Corporation, such that immediately following the First Effective Time, Parent shall become the sole and exclusive owner of all of the issued and outstanding capital stock of the Company as the First Step Surviving Corporation.

1.6    Accreditation Status. Despite anything to the contrary herein, each Unaccredited Investor shall receive (i) cash in lieu of shares of Parent Common Stock, with the amount of such cash payment being equal to, in the case of a holder of shares of Company Capital Stock (excluding holders of shares of Company Restricted Stock), (i) the number of shares of Parent Common Stock to which such Unaccredited Investor would have be entitled to pursuant to Section 1.5(c)(i)(A) (assuming, solely for this purpose, that such Unaccredited Investor were an Accredited Investor), multiplied by (ii) the Parent Stock Price and (ii) in connection with the distribution of any portion of the Securityholders’ Representative Reserve to the Participating Securityholders (if any), such Participating Securityholder’s Pro Rata Share of any amounts distributed in accordance with Section 1.13(d) in respect of such shares.

1.7    Treatment of Company Stock Options.

(a)    At the First Effective Time, each Company Stock Option that is unexpired, unexercised and outstanding as of immediately prior to the First Effective Time (whether vested or unvested) shall, by virtue of the First Merger and without any further action on the part of Parent, Merger Sub I, the Company or any holder of Company Stock Options, be assumed and converted into an option to purchase shares of Parent Common Stock (an “Assumed Option”) having the same terms and conditions, as applied to the corresponding Company Stock Option as of immediately prior to the First Effective Time (including with respect to vesting, repurchase right, and termination and change in control-related provisions) except that (i) the Assumed Option will cover shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to the Assumed Option will be equal to the product of (A) the number of shares of Company Common Stock subject to the corresponding Company Stock Option as of immediately prior to the First Effective Time, multiplied by (B) the Exchange Ratio, with any resulting fractional share rounded down to the nearest whole share; (iii) the exercise price per share of Parent Common Stock subject to the Assumed Option will equal the quotient of (A) the exercise price per share of Company Common Stock of such corresponding Company Stock Option as of immediately prior to the First Effective Time, divided by (B) the Exchange Ratio, with any resulting fractional cent rounded up to the nearest whole cent. Notwithstanding anything to the contrary in this Section 1.7(a), the conversion of each Company Stock Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an Assumed Option shall be made in a manner consistent with Treasury Regulations Section 1.424-1, such that the conversion of a Company Stock Option shall not constitute a “modification” of such Company Stock Option for purposes of Section 409A or Section 424 of the Code.

(b)    At the First Effective Time, Parent shall assume the Company Equity Plan, and the shares of Company Common Stock reserved for issuance thereunder shall be converted to that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of unissued shares of Company Common Stock as of immediately prior to the First Effective Time and (ii) the Exchange Ratio, with such result rounded to the nearest whole share.

(c)    The Company (prior to the First Effective Time) and the First Step Surviving Corporation and the Surviving Entity (from and following the First Effective Time) shall take all other lawful action as may be reasonably necessary to provide for and give effect to the transactions contemplated by this Section 1.7.

1.8    Treatment of Company Restricted Stock.

(a)    At the First Effective Time, all shares of Company Restricted Stock that are outstanding immediately prior to the First Effective Time under the Company Equity Plan shall, automatically and without any action on the part of the holder thereof, be exchanged for: (A) shares of Parent Common Stock (an “Adjusted Restricted Stock”) with substantially the same terms and conditions as were applicable to such Company Restricted Stock immediately prior to the First Effective Time (including with respect to vesting repurchase right, and termination and change in control-related provisions), except that such Adjusted Restricted Stock shall cover such number of shares of Parent Common Stock as is equal to (i) the Exchange Ratio multiplied by (ii) the number of shares of Company Restricted Stock that are outstanding immediately prior to the First Effective Time, with such result rounded to the nearest whole share; and (B) in connection with the distribution of any portion of the Securityholders’ Representative Reserve to the Participating Securityholders (if any), such Participating Securityholder’s Pro Rata Share of any amounts distributed in accordance with Section 1.13(d) in respect of such shares; provided, that if the holder of shares of Company Restricted Stock is an Unaccredited Investor, in lieu of the consideration contemplated by Section 1.8(a)(A), such holder shall receive an amount in cash equal to the number of shares of Parent Common Stock to which such holder would have be entitled to pursuant to Section 1.8(a)(A) (assuming, solely for this purpose, that such Unaccredited Investor were an Accredited Investor), multiplied by (ii) the Parent Stock Price, which amount shall be payable in tranches by the Surviving Entity corresponding to the same vesting schedule as the vesting of such Company Restricted Stock as of immediately prior to the First Effective Time, subject to the holder’s continued service with Parent, Company, or their Affiliates through the applicable vesting date.

(b)    The Company (prior to the First Effective Time) and the First Step Surviving Corporation and the Surviving Entity (from and following the First Effective Time) shall take all other lawful action as it determines may be reasonably necessary to provide for and give effect to the transactions contemplated by this Section 1.8.

1.9    Further Action. If, at any time after the First Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the First Step Surviving Corporation with full right, title and possession of and to all rights and property of the Company or to vest the Surviving Entity with full right, title and possession of and to all rights and property of the First Step Surviving Corporation, the officers and directors or managing member, as applicable, of the Company, Parent, the First Step Surviving Corporation and the Surviving Entity shall take such lawful and reasonably necessary action, so long as such action is not inconsistent with this Agreement.

1.10    Closing of the Company’s Transfer Books. At the First Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the First Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the First Effective Time shall cease to have any rights as Company Stockholders, and each certificate representing any such Company Capital Stock (a “Company Stock Certificate”) shall thereafter represent the right to receive the consideration referred to in Sections 1.5, 1.6 or 1.8, if any; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the First Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the First Effective Time. If, after the First Effective Time, a Company Stock Certificate is presented to the Exchange Agent or to the Surviving Entity or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.12.

1.11    Payment.

(a)    On the Closing Date, Parent shall transfer, by wire transfer of immediately available funds to the Exchange Agent for exchange in accordance with this Section 1, the cash portion of the Aggregate Merger Consideration payable at the Closing to (i) Accredited Investors (solely in respect of any fractional shares) and (ii) Unaccredited Investors, in each case, in consideration for the exchange of shares of Company Capital Stock outstanding as of immediately prior to the First Effective Time, as applicable.

(b)    Despite anything in this Agreement to the contrary, no interest will be paid or will accrue for the benefit of any holder of any Company Securities on any portion of the Aggregate Merger Consideration or any other amounts payable under this Agreement.

1.12    Exchange Agent; Payment of Merger Consideration; Exchange of Shares and Certificates.

(a)    As promptly as practicable following the date hereof (and in any event, with three (3) Business Days of the date hereof), Parent and the Exchange Agent shall enter into the Exchange Agent Agreement (the “Exchange Agent Agreement”), which Exchange Agent Agreement shall be subject to reasonable review and comment by the Company. Following execution of the Exchange Agent Agreement, (i) the Company shall promptly deliver or cause to be delivered to Parent the information as may reasonably be required by the Exchange Agent Agreement, including, if requested, whether any of the shares of Company Capital Stock are treated as a “covered security” within the meaning of Section 6045(g) of the Code and the applicable Treasury Regulations (the “Required

Information”), and (ii) as promptly as practicable following delivery of the Required Information to Parent, and in any event within three (3) Business Days thereafter, Parent shall cause the Exchange Agent to (1) set up the Exchange Agent’s electronic platform to allow the applicable holder of Company Capital Stock to complete their Exchange Documents electronically and (2) send an email to each holder of Company Capital Stock, in each case at the email address for such Person set forth in the Required Information, inviting such Person to register and log into the Exchange Agent’s electronic platform to electronically complete a letter of transmittal in the form to be agreed upon by the Company, Parent, the Securityholders’ Representative and the Exchange Agent prior to the Closing Date (the “Letter of Transmittal”), the Joinder Agreement and other required Exchange Documents; provided that if the Company has not provided the Required Information for any particular holder of Company Capital Stock on or before the date that is two (2) Business Days prior to the Closing Date, the Exchange Agent shall not be required to send the email described in the foregoing clause (ii)(a) to such Person until the date that is three (3) Business Days following receipt of the Required Information.

(b)    Subject to Section 1.12(h) and the occurrence of the Closing, as promptly as commercially practicable following receipt by the Exchange Agent of a Letter of Transmittal, any tax documents (including a properly completed IRS Form W-9, or the appropriate version of IRS Form W-8, as applicable) that Parent or the Exchange Agent may reasonably require in connection therewith, and, with respect to any Accredited Investor, the Suitability Documentation (collectively, the “Exchange Documents”), duly completed and validly executed in accordance with the instructions thereto, but for the avoidance of doubt in no event prior to the First Effective Time, (i) Parent shall cause the Exchange Agent to pay to each (x) Accredited Investor (solely in respect of any fractional shares) and (y) Unaccredited Investor the cash amount payable to such holder at the Closing pursuant to Section 1.6, in each case, as set forth opposite such holder’s name in the Closing Payment Schedule (such amount, for the avoidance of doubt, to exclude such holder’s contribution to the Securityholders’ Representative Reserve as set forth on the Closing Payment Schedule), and (ii) Parent shall cause its transfer agent to issue to each Company Stockholder the number of shares of Parent Common Stock issuable to such holder at the Closing pursuant to Section 1.5 or 1.8, as applicable, as set forth opposite such holder’s name in the Closing Payment Schedule.

(c)    At any time following the date that is one (1) year following the First Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to Parent or its designated successor or assign all cash amounts that have been deposited with the Exchange Agent pursuant to Section 1.12, and any and all interest thereon or other income or proceeds thereof, not disbursed to holders of Company Securities pursuant to this Section 1.11, and thereafter the holders of Company Securities shall be entitled to look only to Parent as general creditors thereof with respect to any and all cash amounts that may be payable to such holders pursuant to Section 1.12(b) upon the due surrender of duly executed Exchange Documents in the manner set forth in Section 1.12(b). No interest shall be payable to the holders of Company Securities for the cash amounts delivered to Parent pursuant to the provisions of this Section 1.12(c) and which are subsequently delivered to the holders of Company Securities.

(d)    Despite anything to the contrary in this Section 1.12, none of Parent, the Exchange Agent, the Surviving Entity nor any party hereto shall be liable to any Person for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Aggregate Merger Consideration that remains unclaimed immediately prior to the date on which it would otherwise become subject to any abandoned property, escheat or similar Law shall, to the extent permitted by Law, shall become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(e)    Each of Parent, the First Step Surviving Corporation, the Surviving Entity, the Exchange Agent, and their respective agents and Affiliates (each a “Withholding Agent”) shall be entitled to deduct and withhold from any amount payable to any Person under this Agreement or any other documents associated with the transaction, the amounts such Withholding Agent is required to deduct and withhold under the Code or any other Tax Law. Other than withholding in connection with any payments in the nature of compensation for services rendered by current and former employees, each Withholding Agent shall use commercially reasonable efforts to give advance notice of withholding anticipated to be made in respect of amounts payable to the holders of Company Securities and provide the holders of Company Securities with a reasonable opportunity to provide any forms, certifications or other documents required to reduce or eliminate withholding. To the extent such amounts are so deducted or withheld and paid over to the applicable Governmental Body or other Person, such withheld amounts shall be treated as having been paid to the applicable Person in respect of whom such amounts were withheld. To the extent that such amounts are not so deducted and withheld, such payment recipient shall indemnify the Withholding Agent for any amounts imposed by a Governmental Body with respect to such withholding, except when the failure to withhold has been caused by a Withholding Agent’s gross negligence or fraud.

(f)    If, between the date of this Agreement and the First Effective Time the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or securities or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a stock dividend with a record date within such period shall have been declared, then the payment under Sections 1.5, 1.6, 1.7 and 1.8 shall be equitably adjusted to provide the holder of any Company Securities the same economic effect as otherwise contemplated by this Agreement prior to such event, and such items, so adjusted shall, from and after the date of such event, be the payment under Sections 1.5, 1.6, 1.7 and 1.8.

(g)    Despite anything to the contrary set forth in this Agreement, no fractional share of Parent Common Stock (or certificate or scrip representing the same) shall be issued upon the cancellation, conversion or surrender of any Company Securities, and such fractional share interests shall not entitle the owner thereof to any fractional shares of Parent Common Stock or to vote or to any other rights of a holder of Parent Common Stock. Each holder who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares of Parent Common Stock, including fractional shares, that would be issued to such holder for the Exchange Agent’s purposes) shall receive, in lieu thereof, an amount of cash (rounded to the nearest whole cent), without interest, equal to such fractional amount multiplied by the Parent Stock Price, in each case, as set forth on the Closing Payment Schedule. The parties acknowledge that payment of cash in lieu of fractional share interests pursuant to this Section 1.12(g) is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(h)    In paying any consideration payable under this Agreement, Parent shall be entitled to rely on any Closing Payment Schedule.

1.13    Securityholders’ Representative.

(a)    In order to efficiently administer certain matters contemplated hereby following the Closing, without any further action of the Participating Securityholders or the Company, the Securityholders, by the adoption of this Agreement, approval of the Merger, acceptance of consideration under this Agreement or the completion and execution of the letters of transmittal shall be deemed to have designated Fortis Advisors LLC, a Delaware limited liability company, as the representative of the Participating Securityholders (the “Securityholders’ Representative”).

(b)    The Securityholders’ Representative may resign at any time or be replaced as provided in the Securityholders’ Representative Engagement Agreement. In the event the Securityholders’ Representative resigns from such position or is replaced, the Participating Securityholders entitled to receive at least a majority of the Aggregate Merger Consideration shall be authorized to and shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the Securityholders’ Representative for all purposes of this Agreement and the documents delivered pursuant hereto. The Participating Securityholders acknowledge and agree that the immunities and rights to indemnification of the Securityholders’ Representative Group by the Participating Securityholders shall survive the resignation or removal of the Securityholders’ Representative or any member of the Advisory Group (as defined in Section 1.13(e)) and the Closing and/or any termination of this Agreement.

(c)    By their adoption of this Agreement, acceptance of consideration under this Agreement or the delivery of the applicable Letter of Transmittal or Joinder Agreement, approval of the Merger and without any further action of the Participating Securityholders or the Company, the Participating Securityholders agree, in addition to the foregoing, that:

(i)    the Securityholders’ Representative shall be appointed and constitute the true and lawful attorney-in-fact and exclusive agent of each Participating Securityholder, with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Agreement and the Securityholders’ Representative Engagement Agreement and in general to do or refrain from doing all things and to perform all acts including, without limitation, executing and delivering any agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable by the Securityholders’ Representative in its sole discretion in connection with this Agreement and the Securityholders’ Representative Engagement Agreement. The Securityholders’ Representative hereby accepts such appointment;

(ii)    the Securityholders’ Representative shall have full authority to, after the Closing (A) execute, deliver, acknowledge, certify and file on behalf of the Participating Securityholders (in the name of any or all of the Participating Securityholders or otherwise) any and all documents that the Securityholders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate relating to the subject matter of this Agreement or the Securityholders’ Representative Engagement Agreement, in such forms and containing such provisions as the Securityholders’ Representative may, in its sole discretion, determine to be appropriate, (B) do all things and to perform all acts as contemplated by or deemed advisable by the Securityholders’ Representative in connection with this Agreement or the Securityholders’ Representative Engagement Agreement, including amending this Agreement or the Securityholders’ Representative Engagement Agreement, waiving rights, discharging liabilities and obligations, in accordance with this Agreement or the Securityholders’ Representative Engagement Agreement, and resolve disputes, including with respect to indemnification claims hereunder, (C) give and receive notices and other communications relating to this Agreement or the Securityholders’ Representative Engagement Agreement and the transactions contemplated hereby or thereby (except to the extent that this Agreement contemplates that such notice or communication shall be given or received by the Participating Securityholder individually), (D) take or refrain from taking any actions (whether by negotiation, settlement, litigation or otherwise) to resolve or settle all matters and disputes arising out of or related to this Agreement or the Securityholders’ Representative Engagement Agreement and the transactions contemplated hereby and thereby and (E) to incur and pay expenses and engage attorneys, accountants, financial and other advisors, paying agents and other persons necessary or appropriate in the judgment of the Securityholders’ Representative in connection with the Securityholders’ Representative’s obligations, powers and authority hereunder and under the Securityholders’ Representative Engagement Agreement. Notwithstanding the foregoing, the Securityholders’ Representative shall have no obligation to act on behalf of the Participating Securityholders, except as expressly provided herein and in the Securityholders’ Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Securityholders’ Representative in any Ancillary Agreement, schedule, exhibit or the Company Disclosure Schedule;

(iii)    Parent shall be entitled to rely conclusively on the instructions and decisions given or made by the Securityholders’ Representative as to any of the matters described in this Section 1.13, and no party shall have any cause of action against Parent or its Affiliates for any action taken by Parent or its Affiliates in reliance upon any such instructions or decisions;

(iv)    all actions, decisions and instructions of the Securityholders’ Representative, including any agreement between the Securityholders’ Representative and Parent relating to the defense or settlement of any claims for which the Participating Securityholders may be required to indemnify the Parent Indemnified Parties pursuant to Section 8 hereof, shall be conclusive and binding upon each of the Participating Securityholders and such Participating Securityholder’s successors as if expressly confirmed and ratified in writing by such Securityholder, and all defenses which may be available to any Participating Securityholder to contest, negate or disaffirm the action of the Securityholders’ Representative taken in good faith under this Agreement or the Securityholders’ Representative Engagement Agreement are waived;

(v)    the powers, immunities and rights to indemnification granted to the Securityholders’ Representative Group hereunder are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Participating Securityholder and shall be binding on any successor thereto;

(vi)    the provisions of this Section 1.13 shall be binding upon the executors, heirs, legal representatives successors and assigns of each Participating Securityholder, and any references in this Agreement to a Participating Securityholder or the Participating Securityholders shall mean and include the successors to the Participating Securityholders’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise; and

(vii)    the Securityholders’ Representative shall be entitled to: (i) rely upon the Closing Payment Schedule, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Participating Securityholder or other party.

(d)    At or prior to the Closing, Company shall cause to be deposited, in an account designated by the Securityholders’ Representative in writing at least two Business Days prior to the Closing Date, $200,000 (the “Securityholders’ Representative Reserve”). The Securityholders’ Representative Reserve may be applied as the Securityholders’ Representative, in its sole discretion, determines to be appropriate to defray, offset, or pay any Securityholders’ Representative Expenses (as defined in Section 1.13 (e)) incurred pursuant to this Agreement or the Securityholders’ Representative Engagement Agreement or as otherwise determined by the Advisory Group. For U.S. federal and applicable state and local Tax purposes, the Securityholders’ Representative Reserve shall be treated as having been received and voluntarily set aside by the Participating Securityholders on the Closing Date in accordance with their Pro Rata Share. Any Tax withholding with respect to a Participating Securityholder’s deemed receipt at Closing of its Pro Rata Share of the Securityholders’ Representative Reserve shall be satisfied from such Participating Securityholder’s share of the Closing Merger Consideration and shall not reduce the Securityholders’ Representative Reserve. The Securityholders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Securityholders’ Representative Reserve and has no tax reporting or income distribution obligations. The Participating Securityholders will not receive any interest on the Securityholders’ Representative Reserve and assign to the Securityholders’ Representative any such interest. The Securityholders’ Representative is not providing any investment supervision, recommendations or advice and the Securityholders’ Representative will not be liable for any loss of principal of the Securityholders’ Representative Reserve other than as a result of its gross negligence or willful misconduct. The Securityholders’ Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. Subject to Advisory Group approval, the Securityholders’ Representative may contribute funds to the Securityholders’ Representative Reserve from any consideration otherwise distributable to the Participating Securityholders. The balance of the Securityholders’ Representative Reserve held pursuant to this Section 1.13(d), if any, shall, at the sole discretion of the Securityholders’ Representative and at such time to be determined in the sole discretion of the Securityholders’ Representative, be deposited by the Securityholders’ Representative with the Exchange Agent and distributed to the Participating Securityholders according to each such Participating Securityholder’s Pro Rata Share. Prior to any such distribution of the Securityholders’ Representative Reserve, the Securityholders’ Representative shall deliver to Parent and the Exchange Agent an updated Closing Payment Schedule (which need not be certified by an officer of the Company) setting forth the portion of the Securityholders’ Representative Reserve payable to each Participating Securityholder.

(e)    Certain Participating Securityholders have entered into an engagement agreement (the “Securityholders’ Representative Engagement Agreement”) with the Securityholders’ Representative to provide direction to the Securityholders’ Representative in connection with its services under this Agreement and the Securityholders’ Representative Engagement Agreement (such Participating Securityholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Securityholders’ Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Securityholders’ Representative Group”), shall be liable to any Participating Securityholders for any action or failure to act in connection with the acceptance or administration of the Securityholders’ Representative’s responsibilities hereunder or under the Securityholders’ Representative Engagement Agreement, unless and only to the extent such action or failure to act constitutes gross negligence or willful misconduct. The Participating Securityholders shall indemnify, defend and hold harmless the Securityholders’ Representative Group from and against any and all losses, claims, damages, liabilities, fees, costs, expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement (collectively, the “Securityholders’ Representative Expenses”) incurred without gross negligence or willful misconduct on the part of the Securityholders’ Representative and arising out of or in connection with the acceptance or administration of its duties hereunder or under the Securityholders’ Representative Engagement Agreement provided, that in the event that any such Securityholders’ Representative Expense is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Securityholders’ Representative, the Securityholders’ Representative will reimburse the Participating Securityholders the amount of such indemnified Securityholders’ Representative Expenses to the extent attributable to such gross negligence or willful misconduct. Such Securityholders’ Representative Expenses may be recovered first, from the Securityholders’ Representative Reserve, second, from any distribution otherwise distributable to the Participating Securityholders at the time of distribution, and third, directly from the Participating Securityholders according to each Securityholder’s Pro Rata Share; provided, however, that while this Section 1.13 allows the Securityholders’ Representative to be paid from the Securityholders’ Representative Reserve, this does not relieve any Securityholder from its obligation to pay its Pro Rata Share of any such Securityholders’ Representative Expenses as they are suffered or incurred, nor does it prevent the Securityholders’ Representative from seeking any remedies available to it at Law or otherwise. The Participating Securityholders acknowledge that the Securityholders’ Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Securityholders’ Representative Engagement Agreement or the transactions contemplated hereby or thereby. Furthermore, the Securityholders’ Representative shall not be required to take any action unless the Securityholders’ Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Securityholders’ Representative against the costs, expenses and liabilities which may be incurred by the Securityholders’ Representative in performing such actions.

1.14    Dissenting Shares.

(a)    Despite any other provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the First Effective Time and that are held by Company Stockholders who (i) shall have not voted in favor of the Merger or consented thereto in writing and (ii) shall have properly and effectively demanded appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive a portion of the Aggregate Merger Consideration. Holders of Dissenting Shares shall instead be entitled to receive payment from the Company of the appraised value of such shares of Company Capital Stock held by them in accordance with the provisions of Section 262 of the DGCL.

(b)    Despite the provisions of Section 1.14(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his or her appraisal rights, then, as of the later of the First Effective Time and the occurrence of such event, such holder’s shares of Company Capital Stock shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock to which such holder of Company Capital Stock would otherwise be entitled under Section 1.5, without interest thereon, upon delivery of the Exchange Documents with respect to such shares.

(c)    The Company shall give Parent: (i) prompt notice of: (A) any written demand received by the Company prior to the First Effective Time for appraisal rights pursuant to Section 262 of the DGCL; (B) any withdrawal of any such demand; and (C) any other demand, notice or instrument delivered to the Company prior to the First Effective Time pursuant to the DGCL; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not, except with the prior written consent of Parent (to be given in Parent’s sole discretion) make any payment with respect to any such demands or offer to settle or settle any such demands.

SECTION 2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule (subject to the qualifications set forth in Section  10.14), the Company represents and warrants to Parent and Merger Subs as follows:

2.1     Organization.

(a)    Each Group Company (i) is a corporation or other entity duly incorporated or organized and validly existing under the Laws of its respective jurisdiction of incorporation or organization, and (ii) has all requisite corporate, limited liability company or other entity power and authority to own, lease and operate its properties and to carry on in all material respects its businesses as now being conducted.

(b)    Each Group Company is qualified to do business as a corporation, and is in good standing, under the Laws of all states where the nature of its business requires such qualification, except where the failure to be so qualified or in such good standing would not reasonably be expected to (1) have, individually or in the aggregate, a Company Material Adverse Effect or (2) prevent or materially delay the consummation of the transactions contemplated hereby.

2.2    Certificate of Incorporation and Bylaws; Corporate Documents. The Company has delivered or otherwise made available to Parent or its counsel true, correct and complete copies of the Company Charter, the Company’s bylaws and each agreement listed on Schedule 2.2 (the “Company Investor Agreements”), including all amendments thereto, and the Company is not in violation of, in conflict with, or in default under, any of the respective terms thereof, and there exists no condition or event which, after notice, lapse of time or both, would result in any such violation, conflict or default. The Company has delivered or otherwise made available to Parent or its counsel true, correct and complete copies of the governing documents, including all amendments thereto, of each of its Subsidiaries, and each Subsidiary is not in violation of, in conflict with, or in default under, any of the respective terms thereof, and there exists no condition or event which, after notice, lapse of time or both, would result in any such violation, conflict or default. The copy of the minute books of each Group Company, which have been delivered or otherwise made available to Parent, contains minutes of all material meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation or formation, as applicable. The Aggregate Merger Consideration payable in respect of Company Capital Stock or Company Restricted Stock as set forth in the Closing Payment Schedule is being paid in accordance with the Company Charter.

2.3    Capitalization; Subsidiaries.

(a)    Part 2.3(a) of the Company Disclosure Schedule sets forth the authorized capital stock of each Group Company.

(b)    Part 2.3(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, (i) the shares of Company Common Stock issued and outstanding, all of which were validly issued, fully paid and nonassessable, (ii) the shares of Company Preferred Stock issued and outstanding, all of which were validly issued, fully paid and nonassessable, (iii) the shares of Company Common Stock or Company Preferred Stock held in the treasury of the Company; and (iv) any other outstanding equity interests in the Company.

(c)    Except as set forth on Part 2.3(b) of the Company Disclosure Schedule and as provided for in the Company Investor Agreements, as of the date of this Agreement, (i) there are no options, warrants, calls, rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights) issued or granted by the Company or Contracts to which the Company or any holder of any issued and outstanding securities of the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of Company Capital Stock or other equity securities of the Company, (ii) there are no obligations, contingent or otherwise, of the Company to (A) repurchase, redeem or otherwise acquire any shares of Company Capital Stock or (B) to make any material investment in (in the form of a loan, capital contribution or otherwise), or to provide any guarantee (excluding indemnification obligations) with respect to the obligations of, any Person and (iii) there are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.

(d)    There are no bonds, debentures, notes or other Debt securities having the right to vote or consent on any matters on which the Company Stockholders may vote. There are no voting trusts, irrevocable proxies or other Contracts or understandings to which the Company or, to the Company’s Knowledge, any holder of any issued and outstanding securities of the Company is a party or is bound with respect to the voting or consent of any shares of Company Capital Stock.

(e)    All of the outstanding shares of Company Capital Stock are and have been duly authorized and validly issued, and are fully paid and nonassessable, are not subject to any preemptive rights, purchase options, call options, rights of first refusal or similar rights or any other Liens, and have been issued and granted in all material respects in compliance with all applicable securities Laws. Each share of Company Preferred Stock is convertible into one share of Company Common Stock.

(f)    Part 2.3(f) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, with respect to each Company Stock Option that is outstanding (i) the name of the holder of such Company Stock Option; (ii) the total number of shares of Company Common Stock that are subject to each such Company Stock Option, and (iii) with respect to Company Stock Options, the exercise price per share of Company Common Stock purchasable under such Company Stock Option.

(g)    Part 2.3(g) of the Company Disclosure Schedule sets forth a true, correct and complete list of the Company’s Subsidiaries, listing for each Subsidiary its name, type of entity, the jurisdiction of its incorporation or organization. Each Company Subsidiary listed on Schedule 2.3(g) is a wholly-owned subsidiary of the Company.

2.4    Financial Statements. The Company has delivered or otherwise made available to Parent or its counsel the Group Company’s consolidated financial statements for the fiscal year ended December 31, 2021 and for the three-month period ending March 31, 2022 (the “Balance Sheet Date,” such consolidated balance sheet of the Group Company, the “Balance Sheet” and all of the foregoing consolidated financial statements, the “Company Financial Statements”). The Company Financial Statements (x) were prepared in accordance with GAAP and fairly present in all material respects the financial condition of the Company and its Subsidiaries at the dates therein indicated and the results of operations of the Company and its Subsidiaries for the periods therein specified in accordance with GAAP, except as may be indicated in the footnotes to such financial statements and normal, reoccurring year-end adjustments (which footnotes and year-end adjustments are not, individually or in the aggregate, material to the Company’s and its Subsidiaries’ business) and (y) are consistent with, and were prepared from, the books and records of the Company and its Subsidiaries, which books and records are complete in all material respects.

2.5    Absence of Certain Changes. Other than with respect to or in connection with the transactions contemplated hereby, since the Balance Sheet Date and through the date of this Agreement: (a) the Company and its Subsidiaries have used or held its assets and properties for use, and have operated and conducted their business in all material respects, in the ordinary course of business consistent with past practice; and (b) there has been no Company Material Adverse Effect.

2.6    Title to Assets. Except as would not reasonably be expected to be material to the Group Company taken as a whole, each Group Company has good and valid title to all assets owned by it, including all such assets (other than capitalized or operating leases) reflected on the Balance Sheet (except for immaterial assets sold or otherwise disposed of since the Balance Sheet Date in the ordinary course of business). Except as would not reasonably be expected to be material to the Group Company taken as a whole, all of such assets are owned by the Group Companies free and clear of any Liens (other than Company Permitted Encumbrances). All of the material tangible assets of each Group Company have been maintained in a reasonably prudent manner and are in good condition and repair (ordinary wear and tear and ordinary maintenance excepted). The foregoing representations do not apply to Intellectual Property matters.

2.7    Equipment. Except as would not reasonably be expected to be material to the Group Company taken as a whole, all material items of equipment and other tangible assets owned by or leased to each Group Company are adequate for the uses to which they are being put and are in good condition and repair (ordinary wear and tear and ordinary maintenance excepted).

2.8    Real Property; Leasehold. No Group Company owns any real property, and no Group Company owns any interest in real property, except for the leaseholds or licenses created under the real property leases or licenses (including all amendments, extensions, renewals, guarantees, and other agreements with respect thereto) identified in Part 2.8 of the Company Disclosure Schedule (the “Leased Real Property”). The Company has provided to Parent a true, correct and complete copy of each lease or license and document related thereto listed in Part 2.8 of the Company Disclosure Schedule. Each Group Company is in material compliance with such real property leases or licenses, and has a valid and subsisting leasehold interest in or license to all Leased Real Property, in each case free and clear of all Liens, other than Company Permitted Encumbrances. No Group Company has granted any other Person the right to occupy or use any Leased Real Property and no Group Company’s quiet enjoyment of the Leased Real Property under the lease or license has been disturbed in any material respect. There are no written or oral subleases, licenses, concessions, occupancy agreements or other Contracts granting to any other Person the right of use or occupancy of any Leased Real Property. No Group Company has received written notice of (a) default, or intention to terminate or not renew, any real property lease or license or (b) any eminent domain, condemnation or similar proceeding pending or threatened, against all or any portion of any Leased Real Property.

2.9    Intellectual Property.

(a)    Part 2.9(a)(i) of the Company Disclosure Schedule identifies: (w) each item of Company Registered IP; (x) each item of Specified IP; (y) the jurisdiction in which such item of Company Registered IP and Specified IP has been registered or filed and the applicable registration or serial number; and (z) each Person that is an owner (including any joint owner) of such item of Company Registered IP and Specified IP, and, if Company or its Subsidiary is not the sole owner thereof, (i) the corresponding agreement pursuant to which each Group Company has the right to use or practice such Company Registered IP and Specified IP, and (ii) if any such Person has a joint ownership interest in such Company Registered IP or Specified IP with any Group Company, any agreement(s) between such Group Company and such Person relating to such joint ownership. To the Company’s Knowledge, each of the Patents included in the Company Registered IP and Specified IP that is solely owned, purported to be solely owned by or exclusively licensed to a Group Company, and to the Company’s Knowledge each of the Patents included in the Company Registered IP and Specified IP, properly identifies by name each and every inventor of the inventions claimed by such Patents as determined in accordance with United States or other applicable patent law (and the inventors listed in each such Patent collectively constitute the entire inventive entity, as the term ‘inventive entity’ is defined and interpreted under United States patent law). Each Group Company has complied in all material respects with all of its obligations and duties to the respective patent offices, including the duty of candor and disclosure to the U.S. Patent and Trademark Office, and all applicable Laws, with respect to all Patents included in the Company Registered IP and Specified IP that such Group Company has filed, prosecuted or maintained as of the date of this Agreement. The Company has no Knowledge of any information, facts or circumstances that would reasonably be expected to result in any challenge to, or otherwise adversely impact, in any material respect, the ownership, use, patentability, registrability, enforceability or validity of any Company Registered IP or Specified IP, including any Intellectual Property that is the subject matter thereof. The Company Registered IP owned or purported to be owned by any Group Company, and to the Company’s Knowledge all other Company Registered IP and Specified IP, is subsisting. To the Company’s Knowledge, the issued Patents included in the Company Registered IP and Specified IP are valid and enforceable. Part 2.9(a)(ii) of the Company Disclosure Schedule describes each filing, payment, and action that, to the Company’s Knowledge, must be made or taken on or before the date that is 120 days after the date of this Agreement in order to maintain each such item of Company Registered IP and Specified IP that is listed or required to be listed on Part 2.9(a)(i) of the Company Disclosure Schedule, excluding any such item of Company Registered IP and Specified IP that the Company and its Subsidiaries have no right or responsibility to maintain. No Registered IP or Specified IP that is listed or required to be listed on Part 2.9(a)(i) of the Company Disclosure Schedule has been, and no Group Company has received notice that any Registered IP or Specified IP that is listed or required to be listed on Part 2.9(a)(i) of the Company Disclosure Schedule is, involved in any nullity, inter partes, interference, opposition, reissue, reexamination, revocation, or equivalent proceeding, in which the inventorship, scope, validity or enforceability of any such Registered IP or Specified IP is being or has been contested or challenged, and to the Company’s Knowledge, no such proceeding has been threatened with respect to any such Registered IP or to any such Specified IP.

(b)    Each Group Company owns, and has good, valid, unexpired and enforceable title (free and clear of all Liens other than Company Permitted Encumbrances) to, all right, title and interest in and to all Company Owned IP that is solely owned or purported to be solely owned by such Group Company. With respect to each item of Company Owned IP that is jointly owned or is purported to be jointly owned by any Group Company and one or more other Person(s), (i) such Group Company owns, and has good, valid, unexpired and enforceable title (free and clear of all Liens other than Company Permitted Encumbrances) to, its joint ownership interest in such Company Owned IP, and (ii) each other Person with a joint ownership interest in such Company Owned IP has granted Company an exclusive (even as to such Person) license to use and otherwise exploit, including to practice, patent, register, prosecute, maintain and enforce, such Company Owned IP pursuant to a valid and enforceable written agreement between such Group Company and such Person set forth in Part 2.9(b)(i) of the Company Disclosure Schedule. Each owner of Company Owned IP in which such Group Company neither has nor purports to have an ownership interest, has granted such Group Company an exclusive (even as to such Person) license to use and otherwise exploit, including to practice, such Company Owned IP, pursuant to a valid and enforceable written agreement set forth in Part 2.9(b)(ii) of the Company Disclosure Schedule. To the Company’s Knowledge, each Group Company possesses adequate rights to use and otherwise exploit, pursuant to a valid and enforceable written agreement, each item of other Intellectual

Property (i.e., each item of Intellectual Property that is not already within the scope of any of the foregoing representations and warranties set forth above in this Section 2.9(b)) that is used or held for use in the conduct of its business as currently conducted, including all Intellectual Property that is non-exclusively licensed to such Group Company. No Person has any right of first refusal, option or other right to acquire any right, title or interest in or to, or has any other Lien (other than Company Permitted Encumbrances) with respect to, any Company Owned IP. In each case where any Group Company has acquired ownership of Registered IP (including Specified IP) from any other Person, such Group Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights, title and interest in and to such Registered IP (including Specified IP) to such Group Company, and such Group Company has recorded each such assignment with the applicable patent or trademark office, or other applicable Governmental Body, in the jurisdiction in which such Registered IP (including Specified IP) is registered. To the Company’s Knowledge, there is no Intellectual Property owned in whole or in part by any Third Party, or any other Intellectual Property, other than the Company Intellectual Property, that is required or otherwise necessary for each Group Company to conduct its business as currently being conducted (other than Intellectual Property owned by a Third Party to which such Group Company has a license or other right or authorization to use pursuant to an Inbound License listed in Part 2.9(f) of the Company Disclosure Schedule).

(c)    The conduct of the business of each Group Company (including through any consultant, employee or other Person that is or was working for the Company) has not infringed or misappropriated or otherwise violated any Intellectual Property rights of any other Person, and, to the Company’s Knowledge, the conduct of its business as currently proposed to be conducted will not infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person. No Person has asserted any written action, proceeding or other claim (or to the Company’s Knowledge, any oral claim), and no action, proceeding or claim is pending or, to the Company’s Knowledge, threatened, (i) challenging any Group Company’s ownership or other right, title or interest in or to, or the use, validity, enforceability, patentability or registrability of, any of the Company Intellectual Property or any other Intellectual Property used or held for use in the business of such Group Company by or on behalf of such Group Company, (ii) alleging infringement or misappropriation or other violation of any Intellectual Property rights by such Group Company, including, without limitation, any demand that the Company license Intellectual Property of any Third Party, or (iii) involving any allegations that a current or former employee, officer, director, consultant, contractor, service provider or advisor of such Group Company (each, a “Company Representative”) misappropriated, infringed or otherwise violated any Intellectual Property rights of any Person that had previously employed or otherwise engaged such Company Representative (such Person, a “Former Employer”) or breached any agreement with its Former Employer in connection with such Company Representative’s employment by, or other engagement with, or that otherwise relates to, such Group Company; and, to the Company’s Knowledge, with respect to clause (i) (solely with respect to Company Owned IP and Specified IP), clause (ii) and clause (iii) immediately above, there is no reasonable basis for any such claim.

(d)    No Group Company has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential Liability of another Person for infringement, misappropriation or other violation of any Intellectual Property rights and is not contractually obligated to do so. To the Company’s Knowledge, none of the Company Registered IP, Specified IP or other Company Owned IP is subject to any pending or outstanding consent, settlement, injunction, directive, order, judgment, or other disposition of dispute that adversely impacts or restricts the use, ownership, transfer, registration or licensing or other disposition of any such Intellectual Property by such Group Company, or otherwise adversely affects the validity, scope, use, registrability, or enforceability of any Company Intellectual Property.

(e)    To the Company’s Knowledge, no Person has infringed or misappropriated or otherwise violated, and no Person is currently infringing or misappropriating or otherwise violating, any Company Intellectual Property.

(f)    Part 2.9(f)(i) of the Company Disclosure Schedule identifies each Contract pursuant to which any Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to any Group Company (other than Excluded Contracts and non-exclusive licenses to unmodified commercially available third-party software) (“Inbound Licenses”). Except with respect to the agreements listed in Part 2.9(f)(ii) of the Company Disclosure Schedule, no Group Company is obligated under any contract or other agreement (other than Excluded Contracts) to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property.

(g)    Part 2.9(g) of the Company Disclosure Schedule lists each Contract, other than Excluded Contracts, pursuant to which any Group Company has licensed or otherwise granted the right to practice or use Company Intellectual Property to any other Person (“Outbound Licenses”).

(h)    Part 2.9(h) of the Company Disclosure Schedule lists all Contracts (other than those disclosed or required to be disclosed on Parts 2.9(f) or 2.9(g) of the Company Disclosure Schedule) in effect as of the date of this Agreement containing any (i) restrictions on each Group Company’s rights to patent, register, enforce, use or otherwise exploit any Company Owned IP, including covenants not to sue and settlement and co-existence agreements, (ii) right of first refusal, option or any other right to acquire any right, title or interest, including any license, in or to any Company Owned IP or Specified IP or (iii) payment obligation of such Group Company in connection with any change in control of such Group Company or any earn-out, milestone or other contingent payment obligation under any Inbound License or any Contract pursuant to which any Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to such Group Company (collectively, clauses (i), (ii) and (iii), the “Other IP Contracts”).

(i)    Each Group Company has taken reasonable security and other measures to protect the Company Owned IP, including measures against unauthorized disclosure and unauthorized use, to protect the secrecy, confidentiality, and value of its trade secrets and other technical or proprietary information.

(j)    All Company Representatives who have been involved in the creation or development of Intellectual Property for or otherwise on behalf of each Group Company have executed valid and enforceable written Contracts with such Group Company that include (i) present assignments to such Group Company of the entire right, title and interest in and to all inventions and other Intellectual Property created for or otherwise on behalf of such Group Company, and (ii) obligations of confidentiality that require such Persons to maintain and protect the confidential information of such Group Company and not to use such confidential information for any unauthorized purpose (an “IP Agreement”). Each Group Company has secured written assignments from all Company Representatives who contributed to the creation or development of any Company Intellectual Property owned or purported to be owned by such Group Company, of the entire right, title and interest in and to such Company Intellectual Property arising from such contributions that such Group Company does not already own by operation of law. To the Company’s Knowledge, no Company Representative (i) has any right, title, license, claim, option or other similar interest whatsoever in or with respect to any Company Intellectual Property owned or purported to be owned by any Group Company (or to the Company’s Knowledge, any other Company Intellectual Property), or (ii) is in material violation of any IP Agreement. No Company Representative or scientific advisor of any Group Company has excluded, in any agreement with such Group Company, any inventions, methods, processes, compounds, developments or other Intellectual Property that relate to the business of such Group Company, including any Company Intellectual Property.

(k)    No Governmental Body or academic institution has any rights in or to, ownership of, or right to royalties or other payments for, any Company Intellectual Property, nor has any Group Company used, directly or indirectly, any funding, grants, facilities, IP or personnel or other similar resources of any such Person in connection with any research or development activities of such Group Company, including with respect to any Company Intellectual Property.

(l)    The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (alone or in combination with any other event), and the compliance by the Company with the provisions of this Agreement, do not and will not conflict with, alter, or impair, any of the rights of any Group Company in or to any Company Intellectual Property or the validity, enforceability, registrability, use, right to use, ownership, priority, duration, scope, or effectiveness of any Company Intellectual Property (including any Specified IP).

(m)    Each Group Company is, and to the Company’s Knowledge, each Person acting for or otherwise on behalf of such Group Company (including any Third Party Services Provider) is, and has been, in material compliance with (i) all applicable Laws relating to the privacy, data protection and security of patient medical records and all other personal information and data, including with respect to the collection or use, including the storage, sharing, transfer, disposition, protection and processing thereof (collectively, and together with all data and other information that is subject to any such Laws, “Personal Information”), (ii) all privacy, data protection and security policies of such Group Company concerning patient medical records and other Personal Information, and (iii) any contractual requirements to which the Company is subject that relate to any of the foregoing. Neither the Company, nor to the Company’s Knowledge, any service provider of, or other Person acting for or otherwise on behalf of, the Company that may collect, store, process, analyze or otherwise have access to any pre-clinical or clinical trial data, patient medical records, or any Personal Information or confidential information of the Company (a “Third Party Service Provider”), has been subject to any security breaches with respect to (including any that have resulted in the public disclosure of or any other unauthorized access to) any Personal Information or any confidential information of such Group Company. Each Group Company has, and, to the Company’s Knowledge, each of its Third Party Service Providers has, taken reasonable actions and implemented policies and procedures which, in each case, are reasonably appropriate to protect and maintain the security of all Personal Information and confidential information of such Group Company, including from any unauthorized access or use. There have not been any written, or, to the Company’s Knowledge, other, complaints or notices, or any audits, proceedings, investigations or claims conducted or asserted, or to the Company’s Knowledge, threatened by any Governmental Body or other Person against any Group Company, and none are pending, regarding any collection, use, storage, disclosure, transfer or other disposition of any patient medical records or other Personal Information by or on behalf of such Company (including by any Third Party Service Provider), or the violation of any applicable Laws relating to any of the foregoing.

(n)    The software and related systems, if any, owned, leased or licensed by each Group Company used or for use in the conduct of its business as currently conducted (collectively, the “Company Systems”) are, to the Company’s Knowledge, in good working order, and the Company Systems are backed up on a regular basis. No Group Company owns any proprietary software and all other software used by such Group Company is unmodified commercially available off-the-shelf software having a replacement cost and annual license fee of less than $100,000 in the aggregate, and such Group Company has complied with the terms of all such software licenses. In the 12-month period preceding the date of this Agreement, to the Company’s Knowledge, there have not been any security breaches or other adverse events affecting any Company Systems.

(o)    Each Group Company has the right pursuant to a Material Contract, or, to the Company’s Knowledge, another valid and enforceable written agreement, to, upon the Company’s request, duplicate, access and transfer to such Group Company or its designees possession and control of any and all Company Scientific Materials created or otherwise generated pursuant to such Material Contract or such other agreement.

2.10    Regulatory Matters.

(a)    Each Group Company has obtained all applicable clearances, authorizations, licenses and registrations as required by law by any foreign or domestic Governmental Body (including, without limitation, the FDA) to permit such Group Company to conduct its business as currently conducted. Each Group Company has filed with the applicable regulatory authorities (including, without limitation, the FDA or any other Governmental Body performing functions similar to those performed by the FDA) all filings, notice, responses to notices, supplemental applications, declarations, listings, registrations, reports or submissions, including but not limited to adverse event reports, required to be filed by applicable Law prior to the date of this Agreement. All such filings, declarations, listings, registrations, reports or submissions are, and were since filing, in compliance in all material respects with applicable Laws, and no material deficiencies have been asserted by any applicable Governmental Body with respect to any such filings, declarations, listing, registrations, reports or submissions that have not been cured.

(b)    All preclinical and clinical studies, trials and investigations sponsored or conducted by any Group Company, have been, and are being, conducted in material compliance with applicable Laws, rules, and regulations of any applicable Governmental Body, including, as applicable and intended to be submitted to support regulatory approval, Good Laboratory Practices and Good Clinical Practices requirements, and federal and state Laws, rules, and regulations restricting the use, transfer and disclosure of individually identifiable health information and human subject or patient clinical biological samples. As of the date of this Agreement, each Group Company has not received any written notices or other correspondence from any institutional review board (IRB), ethics committee, safety monitoring committee or the FDA or any other foreign, federal, state or local governmental or regulatory authority performing functions similar to those performed by the FDA with respect to any clinical studies or tests requiring the termination or suspension of such studies or tests and, to Knowledge of the Company, no such action has been threatened.

(c)    There are no pending enforcement actions by any Regulatory Authority against the Company relating to a violation of any applicable Laws relating to government health care programs, private health care plans or the privacy and confidentiality of patient health information. The Company has made available to Parent copies of all material adverse event reports, non-clinical safety final reports and periodic adverse event reports, and all material Regulatory Authority communications and documents submitted by each Group Company to or received by such Group Company from the FDA or any other Regulatory Authority, including inspection reports, warning letters and similar documents, relating to such Group Company or the conduct of the business of such Group Company, not including informal routine email communications that have no material impact on any Group Company’s compliance status or good standing with the FDA or any other Regulatory Authority.

(d)    No Group Company has, and no Company Service Provider at the direction of any Group Company has, (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, (iii) committed any other act, made any statement or failed to make any statement of material fact, that (in any such case) establishes, or would have established at the time such statement was made, a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Policy or any Governmental Body to invoke any similar Law. No Group Company is the subject of any pending or, to the Company’s Knowledge, threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Policy or any Governmental Body to invoke any similar Law.

(e)    Each Group Company is and has been in compliance in all material respects with all healthcare Laws applicable to the operation of its business as currently conducted, including any and all federal, state and local fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.) and the regulations promulgated pursuant to such statutes. No Group Company is subject to any enforcement, regulatory or adverse administrative proceedings against or affecting such Group Company relating to or arising from a violation of the FDCA or similar Law, and to the Company’s Knowledge no such enforcement, regulatory or adverse administrative proceeding has been threatened.

(f)    No Group Company has, and to the Company’s Knowledge, none of the Company Representatives (while employed or engaged by the Company) has ever been, (i) debarred (under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. §335a (a) and (b)), (ii) convicted of a crime for which a person can be debarred or (iii) indicted for a crime or otherwise engaged in conduct for which a person can be debarred or excluded from participating in any U.S. federal health care programs.

2.11    Material Contracts.

(a)    Part 2.11(a) of the Company Disclosure Schedule lists each Contract in effect as of the date of this Agreement to which any Group Company is a party or by which any of its properties or assets are otherwise bound of the following categories (such Contracts required to be disclosed under Part 2.11(a) of the Company Disclosure Schedule, the “Material Contracts”):

(i)    any Contract (or group of related Contracts) that require future payments by or to each Group Company in excess of $100,000 in any calendar year, including any such Contract (or group of related Contracts) for the purchase or sale of real property, raw materials, goods, commodities, utilities, equipment, supplies, products or other personal property, or for the provision or receipt of services, in each case to the extent the Contract is not terminable without penalty on 90 days’ or shorter notice;

(ii)    (A) any Contract relating to the acquisition or disposition by the Company of any material operating business or assets (including any such Contracts under which any Group Company has any executory covenants or indemnification or other obligations or rights (including put or call options)); or (B) any Contract under which any Group Company has any indemnification obligations, other than any such Contracts entered into in the ordinary course of business (including, without limitation, non-disclosure agreements, material transfer agreements, clinical trial agreements, supply or service agreements and research and development agreements with universities and other academic institutions);

(iii)    (A) any guaranty, surety or performance bond or letter of credit issued or posted, as applicable, by any Group Company; (B) any Contract evidencing or relating to Debt of any Group Company or providing for the creation of or granting any Lien upon any of the property or assets of any Group Company (excluding Company Permitted Encumbrances); (C) any Contract (1) relating to any loan or advance to any Person which is outstanding as of the date of this Agreement (other than immaterial advances to employees and consultants in the ordinary course of business consistent with past practices) or (2) obligating or committing any Group Company to make any such loans or advances; and (D) any currency, commodity or other hedging or swap Contract;

(iv)    (A) any Contract creating or purporting to create any partnership or joint venture or any sharing of profits or losses by any Group Company with any Third Party; or (B) any Contract that provides for “earn-outs” or other contingent payments by or to any Group Company;

(v)    any collective bargaining agreement or similar Contract with any trade union, works council or other labor organization;

(vi)    any (A) Company Service Provider Agreement with a current employee of any Group Company or (B) Company Service Provider Agreement which require future payments in excess of $100,000;

(vii)    any Contract that is a settlement, conciliation, or similar agreement with any Governmental Body or other Person or that imposes any monetary or other material obligations upon the Company to any Governmental Body or other Person after the date of this Agreement;

(viii)    any Contract with a Governmental Body under which such Governmental Body has any material rights to any Group Company’s assets;

(ix)    (A) any Contract containing covenants restricting or purporting to restrict competition which, in either case, have, would have or purport to have the effect of prohibiting the Company or, after the Closing, Parent or the Surviving Entity from engaging in any business or activity in any geographic area or other jurisdiction, other than (x) a non-solicitation entered into in the ordinary course business consistent with past practice or (y) in connection with this Agreement; (B) any Contract in which any Group Company has granted “exclusivity” or that requires any Group Company to deal exclusively with, or grant exclusive rights or rights of first refusal to, any customer, vendor, supplier, distributor, contractor or other Person or that is a requirements contract; (C) any Contract that includes minimum purchase conditions or other requirements to the extent the Contract is not terminable without penalty on 90 days’ or shorter notice; or (D) any Contract containing a “most-favored-nation,” “best pricing” or other similar term or provision by which another party to such Contract or any other Person is, or could become, entitled to any benefit, right or privilege which, under the terms of such Contract, must be at least as favorable to such party as those offered to another Person;

(x)    any Contract involving commitments to make capital expenditures or to Contract, purchase or sell assets involving $100,000 or more individually;

(xi)    any lease, sublease, rental or occupancy agreement, license, installment, and conditional sale agreement, in each case, under which any Group Company is lessee or lessor of, or owns, uses or operates any leasehold in any real or tangible personal property;

(xii)    any Inbound License, Outbound License, or Other IP Contract; and

(xiii)    any power of attorney granted by any Group Company that is currently in effect; and

(b)    With respect to each Material Contract listed in Part 2.11(a) of the Company Disclosure Schedule: (i) such Material Contract is binding and enforceable against any Group Company and, to the Company’s Knowledge, against each party thereto other than such Group Company, in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of Law governing specific performance, injunctive relief and other equitable remedies; and (ii) each Group Company is not in material breach or material default of such Material Contract or, with the giving of notice or the giving of notice and passage of time without a cure would be, in material breach or material default of such Material Contract, and, to the Company’s Knowledge, no other party to such Material Contract is in material breach or material default of such Material Contract. The Company has delivered or otherwise made available to Parent or its counsel true, correct and complete copy of each such Material Contract.

(c)    As of the date of this Agreement, no Third Party to any Material Contract has indicated to the Company in writing or, to the Knowledge of the Company, orally that it desires to materially modify, renew, renegotiate or cancel any Material Contract to which it is a party.

2.12    Liabilities; Debt. Each Group Company has no Liabilities of the type required to be set forth on a GAAP balance sheet other than: (a) those specifically reserved or reflected in the Company Financial Statements (including the notes thereto); (b) those incurred in the ordinary course of business, consistent with past practice, since the Balance Sheet Date (none of which arose out of, in connection with or as a result of any breach of Contract, tort, infringement of Intellectual Property or violation of Law, and none of which are, individually or in the aggregate, material to the business of the Company as presently operated); and (c) those incurred pursuant to the performance of or in connection with the negotiation or entry into this Agreement or any of the transactions contemplated hereby. Part 2.12 of the Company Disclosure Schedule sets forth the Debt of each Group Company outstanding as of the date of this Agreement.

2.13    Compliance with Laws.

(a)    Each Group Company is in material compliance with, and, has been in material compliance with, applicable Laws, including those relating to employment, and, as of the date of this Agreement, no Group Company has received any written (or, to the Company’s Knowledge, oral) notice of any violation with respect to such Laws.

(b)    Each Group Company holds all material permits, approvals, registrations, franchises, licenses, certificates, accreditations and other authorizations issued by Governmental Bodies (collectively, “Permits”) required for the conduct of its business as presently conducted. As of the date of this Agreement, no written notices have been received by any Group Company alleging the failure to hold any Permit. Each Group Company is in compliance in all material respects with all terms and conditions of all Permits which it may hold.

2.14    Certain Business Practices. Each Group Company, and, to the Company’s Knowledge, each of the employees or other representatives of each Group Company (a) has not used and is not using any funds for any unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses; (b) has not made any direct or indirect unlawful payments to any foreign or domestic Government Official; (c) has not violated and is not violating any Anti-Corruption Laws; (d) has not established or maintained, and is not maintaining, any unlawful or unrecorded fund of monies or other properties; (e) has not made, and is not making, any false or fictitious entries on its accounting books and records; (f) has not made, and is not making, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, and has not paid, and is not paying, any fee, commission or other payment that has not been properly recorded on its accounting books and records as required by the Anti-Corruption Laws; and (g) has not otherwise given or received anything of value to or from a Government Official, an intermediary for payment to any individual including Government Officials, any political party or customer for the purpose of obtaining or retaining business.

2.15    Tax Matters.

(a)    Each Group Company has duly and timely filed all income and other material Tax Returns required to filed by or with respect to such Group Company under applicable Laws. All such Tax Returns are true, correct and complete in all material respects, and have been prepared in material compliance with applicable Law. All material Taxes due and owing by each Group Company (whether or not shown on any Tax Return) have been timely paid. No Group Company is currently the beneficiary of any extension of time within which to file any Tax Return that has not been filed (other than extensions routinely granted in the ordinary course of business). There are no Liens for Taxes (other than statutory liens for current Taxes not yet due and payable) upon any of the assets of any Group Company.

(b)    The unpaid Taxes of each Group Company (i) did not, as of the Balance Sheet Date, exceed the amount of any reserves or accruals specifically identified for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto), and (ii) do not exceed such reserves as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of such Group Company in filing its Tax Returns. Since the Balance Sheet Date, no Group Company has incurred any Liability for Taxes outside the ordinary course of business.

(c)    There is no past, pending or threatened action, suit, claim, complaint, litigation, investigation, audit, proceeding, arbitration or other similar dispute associated with any Tax Return of any Group Company, in each case, that has been made in writing or that is currently being conducted by a Governmental Body. No Group Company has received from any Governmental Body (including jurisdictions where such Group Company has not filed Tax Returns) any written: (i) notice indicating an intent to open an audit or other review with respect to Taxes, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Body against such Group Company. No Group Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d)    Each Group Company has withheld or collected and properly reported and timely paid over to the appropriate Governmental Body all material Taxes required to have been withheld or collected, reported and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder, or other Third Party, and has timely filed all material withholding and information Tax Returns (including IRS Forms W-2, 1099 and 1042) for all periods through and including the Closing Date.

(e)    No Group Company has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(f)    Within the past three (3) years, no Group Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. No Group Company has consummated or participated in, nor is it currently participating in, any transaction which was or is a “reportable transaction” as defined in Section 6707A(c)(1) of the Code or the Treasury Regulations promulgated thereunder, or any other transaction requiring disclosure under analogous provisions of state, local or non-U.S. Tax Law. Each Group Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that could reasonably be expected to result in the imposition of material penalties under Section 6662 of the Code or any comparable provisions of state, local or non-U.S. applicable Tax Law.

(g)    No Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing as a result of any: (i) change in, or improper, method of accounting or otherwise (including as a result of the transactions contemplated by this Agreement) for a Tax period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable state, local or non-U.S. Law) executed on or prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (v) any prepaid amount or deferred revenue received on or prior to the Closing Date; (vi) subpart F income (within the meaning of Section 952 of the Code) of the Company attributable to a taxable year (or portion thereof) that ends on the Closing Date; or (vii) global intangible low-taxed income (within the meaning of Section 951A of the Code) of the Company attributable to a taxable year (or portion thereof) that ends on the Closing Date. None of the Company’s Subsidiaries that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) owns any “United States property” (as defined in Section 956(c) of the Code). The Company has not made an election under Section 965(h) of the Code.

(h)    The Company has delivered or made available to Parent complete and accurate copies of all income and other material Tax Returns relating each Group Company for all taxable periods remaining open under the applicable statute of limitations, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against any Group Company. No Group Company has received or requested any private letter ruling from the IRS (or any comparable Tax ruling from any other Governmental Body). No power of attorney with respect to Taxes has been granted with respect to any Group Company.

(i)    No Group Company is a party to any agreement with any Third Party relating to allocating, indemnifying or sharing the payment of, or Liability for, Taxes other than agreements entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes. No Group Company has ever been a member of a group filing a consolidated, combined, or unitary income Tax Return of which the Company was not the common parent. No Group Company has any Liability for the Taxes of any other Person (other than the Company and its Subsidiaries) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Tax Law); (ii) as a transferee or successor; (iii) by Contract (other than agreements entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes), or (iv) otherwise by operation of Law.

(j)    No Group Company has, nor ever has had, any direct or indirect interest in any trust, joint venture, partnership, corporation, limited liability company, or other business entity for U.S. federal income Tax purposes (including a Contract or arrangement that is treated as a partnership for U.S. federal income Tax purposes). Each Group Company uses the accrual method of accounting for income Tax purposes.

(k)    No claim has ever been made in writing by any Governmental Body in a jurisdiction where any Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction. No Group Company is subject to Tax in any country outside its country of formation by virtue of having employees, a permanent establishment, an office or fixed place of business, or other contacts with such jurisdiction.

(l)    Part 2.15(l) of the Company Disclosure Schedule lists each Tax holiday or incentive to which each Group Company is entitled, the period for which such Tax incentive applies, and the nature of such Tax incentive. Each Group Company is in material compliance with the requirements for any applicable Tax holidays or incentives.

(m)    To the Company’s Knowledge, a valid and timely election under Section 83(b) of the Code was made for each share of Company Capital Stock that was issued in connection with the performance of services and that is or was subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code. The Company has delivered or made available to Parent true, correct and complete copies of all election statements under Section 83(b) of the Code, together with evidence of timely filing of such election statements with the appropriate IRS office, with respect to any Company Capital Stock that was initially subject to a vesting arrangement issued by the Company to any of its or its Subsidiaries service providers (including, for the avoidance of doubt, employees, non-employee directors, consultants and other service providers).

(n)    Each Group Company has collected, remitted and reported to the appropriate Governmental Body all material sales, use, value added, excise and similar Taxes required to be so collected, remitted or reported pursuant to all applicable Tax Laws.

(o)    No Group Company has availed itself of any Tax relief pursuant to any Pandemic Response Laws that could reasonably be expected to impact the Tax payment or reporting obligations of such Group Company after the Closing Date.

(p)    The Company is and has always been treated as a corporation under Subchapter C of the Code for U.S. federal income Tax purposes, and has had comparable status under any applicable Law of any state, local or non-U.S. jurisdiction in which it was required to file any Tax Return at the time it was required to file such Tax Return. Each Subsidiary of the Company is, and at all times since its formation has been, properly classified as an association taxable as a corporation for U.S. federal income Tax purposes.

(q)    The Company has not incurred a “dual consolidated loss” within the meaning of Section 1503 of the Code (or any similar provision of U.S. state, local or non-U.S. Tax Law).

(r)    The Company (i) does not have Knowledge of any facts or circumstances relating to the Company and (ii) has not taken or agreed to take any action that, in each case, would reasonably be expected to cause the Mergers, when taken together as integrated steps in a single transaction, to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(s)    The representations in this Section 2.15 (other than those in paragraphs (f) (first sentence), (g), (m) and (o)) refer only to the past activities of the Company and are not intended to serve as representations to, or as a guarantee of, nor can they be relied upon for, or with respect to, Taxes attributable to any Tax periods (or portions thereof) beginning after the Closing Date. Notwithstanding anything to the contrary in this Section 2.15, the Company makes no representations as to the amount of, or limitations on the use of, any net operating losses, capital losses, deductions, Tax credits and other similar items of the Company in tax periods (or portions thereof) commencing after the Closing Date.

2.16    Employee Benefit Plans.

(a)    Part 2.16(a) of the Company Disclosure Schedule sets forth a list of all Company Plans (including representative forms of individual restricted stock/share, stock options or similar award agreements) and Company Service Provider Agreements.

(b)    With respect to each Company Plan, the Company has delivered or otherwise made available to Parent a true, correct and complete copy of: (i) each writing constituting a part of any written Company Plan and all amendments thereto, and all trusts or service agreements relating to the administration and recordkeeping of the Company Plan, and written summaries of the material terms of all unwritten Company Plans; (ii) the three most recent Annual Reports (Form 5500 Series or otherwise in a form in accordance with applicable Law) including all applicable schedules, if any, for each Company Plan; (iii) the current summary plan description and any summaries of material modifications thereto, if any, or any written summary provided to participants with respect to any plan or agreement for which no summary plan description exists; (iv) the most recent determination letter (or if applicable, advisory or opinion letter) from the IRS, if any, and any pending applications for a determination or opinion letter; (v) all non-discrimination testing for the three most recent completed plan years, and (vi) all written correspondence given to such Company Plan, any Group Company or any Group Company ERISA Affiliate by any Governmental Body (including any foreign Governmental Body responsible for the regulation of such Company Plan) during the three years preceding the date of this Agreement relating to such Company Plan provided to any such entity by the Company Plan, any Group Company or a Group Company ERISA Affiliate during the three years preceding the date of this Agreement with respect to such Company Plan or Company Service Provider Agreement.

(c)    In all material respects, each Company Plan and Company Service Provider Agreement has been established, funded and maintained in accordance with its terms and in compliance with all applicable Laws, including but not limited to ERISA and the Code. Any Company Plan intended to be qualified under Section 401(a) of the Code and any trust intended to qualify under Section 501(a) of the Code are so qualified and have received a determination letter from the IRS to the effect that they meet the requirements of Section 401(a) of the Code and Section 501(a) of the Code, and nothing has occurred that would reasonably be expected to adversely affect the qualification of such Company Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and no breach of fiduciary duty (as determined under ERISA) has occurred with respect to any Company Plan or Company Service Provider Agreement that would reasonably be expected to result in any Liability to the Company or any Group Company ERISA Affiliate. There are no Legal Proceedings or claims pending, or, to the Company’s Knowledge, threatened or reasonably anticipated (other than routine claims for benefits) with respect to any Company Plan or Company Service Provider Agreement. There are no audits, inquiries, investigations or proceedings pending or, to the Company’s Knowledge, threatened by any Governmental Body with respect to any Company Plan or Company Service Provider Agreement. No Group Company nor any Group Company ERISA Affiliate is subject to any penalty or Tax with respect to any Company Plan or Company Service Provider Agreement under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Each Group Company and each Group Company ERISA Affiliate have timely made all contributions, distributions, reimbursements and payments that are due with respect to each Company Plan and Company Service Provider Agreement, and all contributions, distributions, reimbursements and payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued with respect to each Company Plan. Each Company Plan and Company Service Provider Agreement can be amended, terminated or otherwise discontinued at any time in accordance with its terms, without Liability to Parent, each Group Company or any Group Company ERISA Affiliate (other than ordinary administration expenses).

(d)    No payment or benefit which will or may be made with respect to any “disqualified individual” (as defined in Section 280G of the Code and the regulations thereunder) in connection with the consummation of the First Merger (either alone or in combination with any other event) will be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. There is no Contract, agreement, plan or arrangement to which any Group Company nor any Group Company ERISA Affiliates is bound to provide a gross-up or otherwise reimburse any person for any tax incurred by such person pursuant to Section 409A or Section 280G of the Code. Neither the execution or delivery of this Agreement nor the consummation of the First Merger, either alone or in combination with any other event, will increase the benefits or compensation payable under any Company Plan or any Company Service Provider Agreement or to any current or former director, officer, employee or other individual service provider of any Group Company, or will result in any acceleration of the time of payment, funding or vesting of any benefits or compensation under any Company Plan or any Company Service Provider Agreement or for any current or former director, officer, employee or other individual service provider of such Group Company.

(e)    No Company Plan or Company Service Provider Agreement is, and no Group Company nor any Group Company ERISA Affiliate has or has ever sponsored, maintained contributed to, been required to contribute to or had or has any obligations or Liability (current or contingent) under or with respect to any plan that is or was (i) subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code (including any “defined benefit plan” within the meaning of Section 3(35) of ERISA), (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) a “funded welfare plan” within the meaning of Section 419 of the Code, (iv) a “multiple employer welfare arrangement” (as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA)); (v) a multiple employer plan or to any plan described in Section 413 of the Code, or (vi) a self-insured plan that provides benefits to employees, directors, consultants or independent contractors. No Group Company nor any Group Company ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to, any Company Plan in which stock of any Group Company or any Group Company ERISA Affiliate is or was held as a plan asset. Each Group Company and the Group Company ERISA Affiliates have complied and are in compliance with COBRA. Each Group Company has no current or contingent Liability or obligation as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person.

(f)    No Company Plan or Company Service Provider Agreement promises or provides, nor does any Group Company or any Group Company ERISA Affiliate have any Liability or obligation to provide, post-termination or post-employment payments or benefits (whether of severance pay, change of control, health or life insurance benefits or otherwise) with respect to any Person except as required by applicable Law.

(g)    Each Company Plan, Company Service Provider Agreement, employment agreement, or other compensation arrangement of the Company that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been written, executed, and operated in compliance with Section 409A of the Code and the regulations thereunder. Each stock option has been granted with an exercise price equal to fair market value on the date of grant (or repricing, as the case may be) and is not subject to taxation under Section 409A of the Code. Each Company Stock Option is exempt from the requirements of Section 409A.

(h)    No Company Plan or Company Service Provider Agreement is, and no Group Company nor any Group Company ERISA Affiliate has or has ever sponsored, maintained contributed to, been required to contribute to or had or has any obligations or Liability (current or contingent) under or with respect to any Foreign Benefit Plan.

2.17    Employee Matters.

(a)    The Company has provided to Parent a complete and correct list, as of the date of this Agreement, of all current Company Service Providers which sets forth the following information with respect to each, as applicable: (i) name (or identification number, if required by applicable Law), (ii) status as an employee, consultant, independent contractor, advisor, director, or individual service provider; (iii) for employees, title or position, (iv) the Company Group entity or entities by which such individual is employed or engaged, (v) hire date, (vi) current annual or hourly base compensation or retention rate, (vii) target bonus or incentive compensation rates for current fiscal year, and similar incentive compensation paid for the immediately prior fiscal year, (viii) accrued but unused vacation or paid time off, (ix) active or inactive status, (x) accrued but unused sick days; (xi) for employees, full-time or part-time status, (xii) for employees, exempt or non-exempt status; and (xiii) employment or engagement location (including city and state).

(b)    Each Group Company: (i) is, and at all times has been, in material compliance with all applicable Laws, and with any order, ruling, decree, judgment or arbitration award of any arbitrator or any court or other Governmental Body, relating to employment and employment practices, including, but not limited to those related to terms and conditions of employment, payment of wages (including overtime), pay equity, hours of work, employment taxes and withholdings, discrimination, worker classification (including the proper classification of workers as employees or independent contractors or consultants (including for Tax purposes)), as well as proper classification of employees as exempt or non-exempt under the Fair Labor Standards Act, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration, wrongful discharge, or other violation of the rights of any prospective employees or Company Service Providers; (ii) has withheld and reported all amounts required by any Law or Contract to be withheld and reported with respect to wages, salaries, compensation and other payments to any Company Service Provider; and (iii) has no Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Company Service Provider (other than routine payments to be made in the normal course of business). No Group Company has effectuated a “mass layoff,” “plant closing,” partial “plant closing,” “relocation” or “termination” (each as defined in the Worker Adjustment and Retraining Notification Act or any similar Law, the “WARN Act”) or any other action that did or could have reasonably required advance notice under the WARN Act.

(c)    Each Group Company is not and has never been a party to or otherwise bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union, labor organization, works council or similar body, nor is any such Contract or agreement presently being negotiated, nor, to the Company’s Knowledge, is there, nor has there ever been, a representation campaign or organizing activity with respect to any Company Service Providers. The Company has not experienced any strike, work stoppage, picketing, lockouts or other organized work interruption with respect to any Company Service Provider during the past three years, nor, to the Company’s Knowledge, are any such strikes, work stoppages, picketings, lockouts or other organized work interruptions threatened or reasonably anticipated. No Group Company nor any of its representatives, employees or Company Service Providers has committed or engaged in any unfair labor practice in connection with the operation of the business of the Company. There are no, nor have there ever been any, Legal Proceedings pending before the National Labor Relations Board or any other Governmental Body, or, to the Company’s Knowledge, threatened or reasonably anticipated, relating to employment and employment practices, including, but not limited to, any collective bargaining obligation or agreement, wages and hours, leave of absence, plant closing notification, employment statutes or regulations, privacy rights, labor disputes, workers’ compensation, safety, retaliation, harassment, immigration, discrimination, retaliation, harassment, or any other matter involving any applicant for employment or Company Service Provider.

(d)    No Company Service Provider has provided notice to any Group Company of such person’s intent to terminate such person’s relationship with the Company, and to the Company’s Knowledge, no Company Service Provider intends to terminate such person’s relationship with the Company following the Closing.

(e)    The Company has delivered to Parent accurate and complete copies of all current employee manuals and handbooks and policy statements relating to the employment of all Group Company employees.

(f)    The employment of each current employee of any Group Company is terminable at-will by each Group Company without any penalty, Liability, advance notice requirement, or severance obligation. To the Knowledge of the Company, no allegations of harassment, sexual harassment, discrimination, retaliation, or similar misconduct have been made against any Company Service Provider in his or her capacity as such. No Group Company has terminated any Company Service Provider as a result of any allegations of harassment, sexual harassment, discrimination, retaliation, or similar misconduct. No Group Company has entered into any settlement discussions or settlement agreement or conducted any investigation related to allegations of harassment, sexual harassment, discrimination, retaliation, or similar misconduct by any Company Service Provider in his or her capacity as such.

(g)    No Group Company has any material Liability as a result of the failure to properly classify any current or former independent contractor, consultant, or advisor as an employee of such Group Company. Each Group Company is, and at all times has been, in material compliance with all Contracts, Company Service Provider Agreements, and any other obligations due to or in connection with any Company Service Provider. There are no sums owing to any Company Service Provider, other than earned and accrued compensation and reimbursements of expenses and fees for the applicable current work period.

(h)    The Company maintains true, correct and complete Form I-9s with respect to each of former and current Company Service Provider in accordance with applicable Laws concerning immigration and employment eligibility verification obligations. To the Knowledge of the Company, all Company Service Providers are authorized and have appropriate documentation to work in the jurisdiction in which they are working.

(i)    To the Knowledge of the Company, no Company Service Provider is in violation of any term of any employment agreement, noncompetition agreement/clause, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted, including regarding the design, development, coding, license, sale, provision, maintenance, support and use of all Company’s products, by the Company or to the use of trade secrets or proprietary information of others.

2.18    Environmental Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect: (a) each Group Company is and has been in compliance with all applicable Environmental Laws; (b) no Group Company has received any written notices, demand letters or requests for information from any Governmental Body or any other Person indicating that such Group Company is or may be in violation of, or may be liable under, any Environmental Law, and no Group Company is subject to any pending or, to Company’s Knowledge, threatened action or investigation by any Governmental Body under any Environmental Law; (c) to the Company’s Knowledge, no current or prior owner of any property leased or controlled by any Group Company has received any written notice from a Governmental Body or any other Person that alleges that such current or prior owner or such Group Company is materially violating or has materially violated, or is liable under any Environmental Law; (d) each Group Company is and has been in compliance in all respects with, and has no Liability under, any provisions of leases relating in any way to any Environmental Laws or to the use, management, handling, disposal or release of Hazardous Substances under such leases; (e) all Environmental Permits, if any, required to be obtained and maintained by each Group Company under any Environmental Law in connection with its operations as they have been or are currently being conducted, including those relating to the management of Hazardous Substances, have been obtained and maintained by such Group Company, are in full force and effect, and such Group Company is and has been in compliance with the terms thereof; (f) each Group Company has not treated, stored, disposed of, arranged for or permitted the disposal of, handled, released or exposed any Person to any Hazardous Substances on, in or under any real property, or owned or operated any property contaminated by any such Hazardous Substances, in each case that has resulted in or would result in liability to such Group Company under Environmental Laws; and (g) each Group Company has delivered or otherwise made available to Parent or its counsel copies of any environmental investigation, study, test, audit, review or other analysis in its possession in relation to the current or prior business or real properties of such Group Company.

2.19    Insurance. Each Group Company has the insurance of the types and in the amounts set forth in Part 2.19 of the Company Disclosure Schedule (the “Insurance Policies”). The Insurance Policies are in full force and effect and all premiums due and payable under such Insurance Policies have been paid on a timely basis. There is no material claim pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. Each Group Company is in compliance in all material respects with the terms of such policies. The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies. Part 2.19 of the Company Disclosure Schedule lists all claims made under the Company Insurance Policies (or any other insurance policy) in the last three (3) years.

2.20    Legal Proceedings; Orders. There is no pending and, in the last two years, there has not been, any Legal Proceeding, and, to the Company’s Knowledge, no Person has threatened to commence any Legal Proceeding: (a) that involves any Group Company or any of the assets owned or used by any Group Company or any Person whose Liability any Group Company has retained or assumed, either contractually or by operation of law; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the

Mergers or any of the other transactions contemplated by this Agreement. There is no order, writ, injunction, judgment or decree to which any Group Company, any of the assets owned or used by any Group Company, or any of the Group Companies’ officers or directors (in their respective capacities as such), is subject.

2.21    Authority; Binding Nature of Agreement. The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The Board (at a meeting duly called and held) has (a) determined that the First Merger is advisable and in the best interests of the Company and its stockholders, (b) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the First Merger, and (c) recommended the adoption of this Agreement by the Company Stockholders and directed that this Agreement be submitted for consideration by the Company Stockholders by written consent. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.22    Vote Required. The affirmative vote or written consent of (a) the holders of a majority of the outstanding Company Preferred Stock voting together on an as-converted basis and (b) the holders of a majority of the outstanding Company Capital Stock voting together on an as converted-basis (collectively, the “Required Company Stockholder Vote”) are the only votes necessary to adopt and approve this Agreement and approve the other transactions contemplated by this Agreement.

2.23    Non-Contravention; Consents. With respect to clauses (b) and (c) only, except for violations and defaults that would not reasonably be expected to be material to the Group Companies as a whole, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not cause a: (a) violation of any of the provisions of the Company Charter or the bylaws of the Company; (b) violation by any Group Company of any Law applicable to such Group Company; or (c) default (or an event that, with or without notice or lapse of time or both would constitute a default) on the part of such Group Company under, result in a material modification or termination under, or give to others any rights of termination, modification, acceleration, reacquisition, transfer or cancellation of, or result in the creation of a Lien on, any of the properties or assets of such Group Company, including any Company Intellectual Property (other than a Company Permitted Encumbrance) pursuant to, any Material Contract. Except as may be required by the DGCL, no Group Company is required to obtain any Consent from any Governmental Body or counterparty pursuant to a Material Contract at any time prior to the Closing in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Mergers.

2.24    Financial Advisor. No broker, finder or investment banker is entitled to any brokerage or finder’s fee in connection with the Mergers or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Group Company.

2.25    Related Party Transactions. There are no obligations of any Group Company to, or Contracts with, current or former officers, directors, or employees of such Group Company or any holder of more than 5% of the Company Capital Stock on an as-converted to common stock basis or their respective Affiliates or immediate family members other than (a) the Company Investor Agreements and any agreement pursuant to which such Person has obtained its, his or her Company Securities, (b) for payment of ordinary course salaries and bonuses for services rendered and Contracts entered into in connection with any such Person’s employment in the ordinary course of business, (c) reimbursement of customary and reasonable expenses incurred on behalf of such Group Company, and (d) benefits due under Company Plans, Company Service Provider Agreements and ordinary course fringe benefits not required to be listed on Part 2.16(a) of the Company Disclosure Schedule (the types of Contracts required to be set forth on Part 2.25 of the Company Disclosure Schedule, together with the Company Investor Agreements, the “Affiliate Agreements”). To the Company’s Knowledge, no officer, director or employee of any Group Company or Company Stockholder is directly interested in any Material Contract other than pursuant to the Company Plans. To the Company’s Knowledge, neither any Group Company nor any of its Affiliates, directors, officers or employees of the Company possess, directly or indirectly, any financial interest in, or is a director, officer or employee of, any entity that is a material supplier, contractor, lessor, lessee or competitor of such Group Company.

2.26    Company Net Cash Position. Part 2.26 of the Company Disclosure Schedule sets forth the Company Net Cash (and a calculation thereof) as of March 31, 2022. Since April 4, 2022, the Company has not,

directly indirectly, (a) made, declared or paid any dividend, or made any other distribution on, or (b) redeemed, purchased or otherwise acquired, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock.

2.27    Acknowledgement Regarding Representations. The representations and warranties of each of Parent and Merger Subs set forth in this Agreement constitute the sole and exclusive representations and warranties of each of Parent and Merger Subs in connection with the transactions contemplated hereunder and Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent and Merger Subs and, except for the representations and warranties set forth in this Agreement, and Company is not relying, and Company has not relied on, any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied. Without limiting the generality of the foregoing, the Company acknowledges and agrees that, except as specifically contained in Section 3, neither Parent nor Merger Subs make any representations or warranties relating to (i) the operation of the Company by Parent after the Closing or (ii) the probable success or profitability of Parent or the Company after the Closing.

SECTION 3.    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Except as (i) disclosed in the Parent SEC Documents filed with the SEC after January 1, 2022 and prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or (ii) set forth in the Parent Disclosure Schedule (subject to the qualifications set forth in Section 10.15), Parent and Merger Subs represent and warrant to the Company as follows:

3.1    Due Incorporation; Subsidiaries. Parent is a corporation duly organized and validly existing under the laws of the State of Delaware. Merger Sub I is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub II is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2    Authority; Binding Nature of Agreement. Parent and Merger Subs have all necessary corporate power or similar organizational power and authority to perform their obligations under this Agreement, and the execution, delivery and performance by Parent and the Merger Subs of this Agreement have been duly authorized by all necessary action on the part of Parent, Merger Sub I and their respective boards of directors, managers or member, as applicable. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Subs, enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3    Capitalization.

(a)    As of the date of this Agreement, the authorized capital stock of Parent consists of 100,000,000 shares of Parent Common stock, par value $0.001, and 10,000,000 shares of preferred stock, par value $0.001 (the “Parent Preferred Stock”). As of the close of business on the last trading day before the date of this Agreement (the “Parent Capitalization Date”), there were: (i) 30,150,835 shares of Parent Common Stock outstanding, including 0 shares of Parent Common Stock granted in respect of outstanding awards of restricted Parent Common Stock. As of the close of business on the Parent Capitalization Date, Parent has no Parent Common Stock subject to or reserved for issuance, except for: (i) 4,027,731 shares of Parent Common Stock subject to outstanding options to purchase Parent Common Stock (“Parent Options”) under the Parent 2019 Equity Incentive Plan (the “Parent Equity Plan”); (ii) 1,013,500 Parent Common Stock underlying Parent restricted stock unit awards granted under the Parent Equity Plan; (iii) 2,522,310 Parent Common Stock reserved for future issuance under the Parent Equity Plan for awards not yet granted; and (iv) 1,133,165 shares of Parent Common Stock reserved for issuance pursuant to future grants under the Parent 2019 Employee Stock Purchase Plan. As of the close of business on the Parent Capitalization Date, Parent has no shares of Parent Preferred Stock issued or outstanding. From the close of business on the Parent Capitalization Date until the date of this Agreement, Parent has not issued any Parent Common

Stock, Parent Options, Parent restricted stock awards or other equity interests (including shares of Parent Preferred Stock) other than Parent Common Stock issued upon the exercise of any Parent Options outstanding as of the close of business on the Parent Capitalization Date in accordance with their terms.

(b)    There are no voting trusts or other agreements or understandings to which Parent or any Parent Subsidiary is a party with respect to the voting of Parent Common Stock or other equity interests of Parent or any subsidiary of Parent, other than any such agreements solely between and among Parent and any subsidiary of Parent or solely between and among two or more subsidiaries of Parent. There are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Common Stock may vote.

3.4    Non-Contravention; Consents. With respect to clauses (b) and (c) only, except for violations and defaults that would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, the execution and delivery of this Agreement by Parent and Merger Subs and the consummation by Parent and Merger Subs of the transactions contemplated by this Agreement will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws of Parent or Merger Subs, (b) cause a violation by Parent or any of its Subsidiaries any Law applicable to Parent or any of its Subsidiaries, or (c) cause a default (or an event that, with or without notice or lapse of time or both would constitute a default) on the part of Parent or any of its Subsidiaries under, result in a material modification or termination under, or give to others any rights of termination, modification, acceleration, reacquisition, transfer or cancellation of, or result in the creation of a Lien on, any of the properties or assets of Parent or any of its Subsidiaries (other than a Parent Permitted Encumbrance) pursuant to, any material contract of Parent or any of its Subsidiaries. Except as may be required by the DGCL, neither Parent nor any of its Subsidiaries is required to obtain any Consent from any Governmental Body or party to a material contract of Parent or any of its Subsidiaries at any time prior to the Closing in connection with the execution and delivery by Parent and Merger Subs of this Agreement or the consummation of the Mergers.

3.5    Intellectual Property. To Parent’s Knowledge, Parent or its Subsidiaries possesses adequate rights to use and otherwise exploit, pursuant to a valid and enforceable written agreement, each item of Intellectual Property that is used in the conduct of Parent business as currently conducted, including all Intellectual Property that is non-exclusively licensed to Parent or its Subsidiaries. To Parent’s Knowledge, the conduct of the business of Parent and Merger Subs (including through any consultant, employee or other Person that is or was working for the Parent or Merger Subs) has not infringed or misappropriated or otherwise violated any Intellectual Property rights of any other Person, and, to the Parent’s Knowledge, the conduct of its business as currently proposed to be conducted will not infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person. Neither Parent nor Merger Subs has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential Liability of another Person for infringement, misappropriation or other violation of any Intellectual Property rights and is not contractually obligated to do so.

3.6    Legal Proceedings; Orders. There is no pending and, in the last two years, there has not been, any Legal Proceeding, and, to Parent’s Knowledge, no Person has threatened to commence any Legal Proceeding: (a) that involves Parent, Merger Subs or any of Parent’s Subsidiaries or any of the assets owned or used by Parent or Merger Subs or any of Parent’s Subsidiaries or any Person whose Liability Parent or Merger Subs has retained or assumed, either contractually or by operation of law; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Mergers or any of the other transactions contemplated by this Agreement. There is no order, writ, injunction, judgment or decree to which Parent, Merger Subs or any of Parent’s Subsidiaries, any of the assets owned or used by any of Parent, Merger Subs’ or Parent’s Subsidiaries, or any of Parent’s, Merger Subs’ or any of Parent’s Subsidiaries’ officers or directors (in their respective capacities as such), is subject.

3.7    Compliance with Laws.

(a)    Parent is in material compliance with, and has been in material compliance with, applicable Laws, including those relating to employment, and Parent has not received any written notices of any violation with respect to such Laws.

(b)    Parent holds all Permits required for the conduct of its business as presently conducted. As of the date of this Agreement, no written notices have been received by Parent alleging the failure to hold any Permit. Parent is in compliance in all material respects with all terms and conditions of all Permits which it may hold.

3.8    Merger Subs. The Merger Subs (a) were incorporated or formed solely for the purpose of engaging in the transactions contemplated by this Agreement, (b) have engaged in no other business activities and (c) have conducted their operations only as contemplated by this Agreement.

3.9    No Parent Vote Required. No vote or other action of the stockholders of Parent is required by applicable Law, Nasdaq rules, the certificate of incorporation or bylaws (or similar charter or organizational documents) of Parent or otherwise in order for Parent and Merger Subs to consummate the Merger and the transactions contemplated hereby.

3.10    Tax Matters. None of Parent nor either of the Merger Subs has (i) Knowledge of any facts or circumstances relating to Parent or Merger Subs or (ii) taken or agreed to take any action that, in each case, would reasonably be expected to cause the Mergers, when taken together as integrated steps in a single transaction, to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

3.11    Issuance of Shares. The shares of Parent Common Stock issuable in connection with the First Merger pursuant to Sections 1.5(c)(i) and 1.8, when issued by Parent in accordance with this Agreement, assuming the accuracy of the representations and warranties made by the Company in Sections 2.21, 2.22 and 2.23(a), will be duly issued, fully paid and non-assessable, free of restrictions on transfer other than the restrictions set forth herein, the Joinder Agreements, in any Ancillary Agreement or under the Securities Act and any other applicable Law, and issued in accordance with federal and state securities Laws.

3.12    Absence of Certain Changes. Other than with respect to or in connection with the transactions contemplated hereby, since the date of the Parent Financial Statements and through the date of this Agreement: (a) Parent and its Subsidiaries have used or held their assets and properties for use, and have operated and conducted their businesses in all material respects, in the ordinary course of business consistent with past practice; and (b) there has been no Parent Material Adverse Effect.

3.13    Employment Matters.

(a)    Parent: (i) is, and at all times has been, in material compliance with all applicable Laws, and with any order, ruling, decree, judgment or arbitration award of any arbitrator or any court or other Governmental Body, relating to employment and employment practices, including, but not limited to those related to terms and conditions of employment, payment of wages (including overtime), pay equity, hours of work, employment taxes and withholdings, discrimination, worker classification (including the proper classification of workers as employees or independent contractors or consultants, as well as proper classification of employees as exempt or non-exempt under the Fair Labor Standards Act), labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration, wrongful discharge, or other violation of the rights of any prospective employees or Parent Service Providers; (ii) has withheld and reported all material amounts required by any Law or Contract to be withheld and reported with respect to wages, salaries, compensation and other payments to any Parent Service Provider; and (iii) has no material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Parent Service Provider (other than routine payments to be made in the normal course of business). To the Parent’s Knowledge, Parent has not effectuated a “mass layoff,” “plant closing,” partial “plant closing,” “relocation” or “termination” (each as defined in the WARN Act) or any other action that did or could have reasonably required advance notice under the WARN Act.

(b)    Neither Parent nor any of its Subsidiaries is and nor have any of them ever been a party to or otherwise bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union, labor organization, works council or similar body, nor is any such Contract or agreement presently being negotiated, nor, to the Parent’s Knowledge, is there, nor has there ever been, a representation campaign or organizing activity with respect to any Parent Service Providers. Neither Parent nor any of its Subsidiaries has experienced any strike, work stoppage, picketing, lockouts or other organized work interruption with respect to any Parent Service

Provider during the past three years, nor, to the Parent’s Knowledge, are any such strikes, work stoppages, picketings, lockouts or other organized work interruptions threatened or reasonably anticipated. Neither Parent nor its Subsidiaries nor any of their respective representatives, employees or Parent Service Providers has committed or engaged in any unfair labor practice in connection with the operation of the business of Parent. There are no, nor in the past year have there ever been any, Legal Proceedings pending before the National Labor Relations Board or any other Governmental Body, or, to the Parent’s Knowledge, threatened or reasonably anticipated, relating to employment and employment practices, including, but not limited to, any collective bargaining obligation or agreement, wages and hours, leave of absence, plant closing notification, employment statutes or regulations, privacy rights, labor disputes, workers’ compensation, safety, retaliation, harassment, immigration, discrimination, retaliation, harassment, or any other matter involving any applicant for employment or Parent Service Provider.

(c)    To the Knowledge of Parent, no Parent Service Provider is in violation of any term of any employment agreement, noncompetition agreement/clause, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Parent because of the nature of the business conducted, including regarding the design, development, coding, license, sale, provision, maintenance, support and use of all Parent’s products, by the Parent or to the use of trade secrets or proprietary information of others.

(d)    The employment, engagement, or service relationship of each current Parent Service Provider is terminable at-will by Parent or its Subsidiaries without any penalty, Liability, advance notice requirement, or severance obligation, and neither Parent nor its Subsidiaries has any outstanding obligation to pay severance or other similar payment to any Parent Service Provider.

3.14    SEC Filings, Financial Statements.

(a)    Parent has timely filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC since Parent’s initial public offering (all such documents and reports filed or furnished by Parent or any of its subsidiaries, the “Parent SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the applicable rules and regulations promulgated thereunder, as well as the listing and corporate governance rules and regulations of the Nasdaq Exchange, and none of the Parent SEC Documents when filed contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    Except (i) as disclosed, reflected, accrued or reserved against in the financial statements (including all notes thereto) of Parent contained in Parent’s quarterly report on Form 10-K for the period ended December 31, 2021 (the “Parent Financial Statements”); (ii) for liabilities or obligations incurred in the ordinary course of business since December 31, 2021; (iii) for liabilities or obligations which have been discharged or paid in full prior to the date of this Agreement, and (iv) for liabilities or obligations permitted by this Agreement or incurred pursuant to the transactions contemplated by this Agreement, neither Parent nor any of its Subsidiaries has any liabilities or obligations of a nature required by GAAP to be reflected in a consolidated balance sheet or disclosed in the notes thereto, other than those which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)    Parent has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 of the Exchange Act. Such disclosure controls and procedures are effective to ensure that material information required to be disclosed by Parent is recorded and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents.

(d)    Except as set forth or incorporated by reference in Parent’s reports on Form 10-K, Form 10-Q or Form 8-K filed with the SEC, neither Parent nor any of its Subsidiaries is a party to, or has or may acquire any obligations, rights or benefits under any “material contract” within the meaning of Item 6.01(b)(10) of Regulation S-K.

3.15    Vendors. Except as would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, (a) Parent and its Subsidiaries are current in their payments to the five largest (based on the dollar amount paid to such vendor during such period during the fiscal year ended December 31, 2021) vendor, supplier, partner, manufacturer and licensor to Parent or any of its Subsidiaries (“Parent Vendors”), and (b) since January 1, 2021 has not had, and does not currently have, any dispute concerning Contracts with or products or services with any such Parent Vendor. Neither Parent nor any of its Subsidiaries has received any written or, to the Parent’s Knowledge, oral notice from any such Parent Vendor that such Parent Vendor shall not continue its relationship with Parent or any of its Subsidiaries or that such Parent Vendor intends to terminate, breach or not renew any of its Contracts with Parent or one of its Subsidiaries.

3.16    Parent Net Cash. Part 3.16 of the Parent Disclosure Schedule sets forth Parent Net Cash (and a calculation thereof) as of March 31, 2022.

3.17    Sufficiency of Funds. Parent has sufficient cash on hand or other sources of immediately available funds to enable it to pay the cash consideration in order to consummate the transactions contemplated by this Agreement.

3.19    Insurance. Each of Parent and its Subsidiaries has the insurance of the types and in the amounts set forth in Part 3.19 of the Parent Disclosure Schedule (the “Parent Insurance Policies”). The Insurance Policies are in full force and effect and all premiums due and payable under such Parent Insurance Policies have been paid on a timely basis. There is no material claim pending under any of the Parent Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. Each of Parent and its Subsidiaries is in compliance in all material respects with the terms of such policies. Parent has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies. Part 3.19 of the Parent Disclosure Schedule lists all claims made under the Parent Insurance Policies (or any other insurance policy) in the last three (3) years.

3.20    Financial Advisor. No broker, finder or investment banker is entitled to any brokerage or finder’s fee in connection with the Mergers or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

3.21    Related Party Transactions. There are no obligations of Parent or any of its Subsidiaries to, or Contracts with, current or former officers or directors of such Person or any holder of more than 5% of Parent’s capital stock or their respective Affiliates or immediate family members other than (a) any agreement pursuant to which such Person has obtained its, his or her Parent securities, (b) for payment of ordinary course salaries, bonuses and other cash compensation for services rendered and Contracts entered into in connection with any such Person’s employment in the ordinary course of business, (c) reimbursement of customary and reasonable expenses incurred on behalf of Parent or any of its Subsidiaries, and (d) benefits due under Parent Plans, Parent Service Provider Agreements and ordinary course fringe benefits (the types of Contracts required to be set forth on Part 3.21 of the Parent Disclosure Schedule, the “Parent Affiliate Agreements”). To the Parent’s Knowledge, no officer, director or employee of Parent or any of its Subsidiaries or any holder of more than 5%of Parent’s capital stock is directly interested in any material Contract of Parent or any of its Subsidiaries other than pursuant to the Parent Plans. To the Parent’s Knowledge, neither Parent nor any of its Affiliates, directors or officers of the Parent or any of its Subsidiaries possess, directly or indirectly, any financial interest in, or is a director, officer or employee of, any entity that is a material supplier, contractor, lessor, lessee or competitor of Parent or any of its Subsidiaries.

3.22    Regulatory Matters.

(a)    Each of Parent and each of its Subsidiaries has obtained all applicable clearances, authorizations, licenses and registrations as required by law by any foreign or domestic Governmental Body (including, without limitation, the FDA) to permit such Person to conduct its business as currently conducted. Each of Parent and each of its Subsidiaries has filed with the applicable regulatory authorities (including, without limitation, the FDA or any other Governmental Body performing functions similar to those performed by the FDA) all filings, notice, responses to notices, supplemental applications, declarations, listings, registrations, reports or submissions, including but not limited to adverse event reports, required to be filed by applicable Law prior to the date of this Agreement. All such filings, declarations, listings, registrations, reports or submissions are, and were since filing, in compliance in all material respects with applicable Laws, and no material deficiencies have been asserted by any applicable Governmental Body with respect to any such filings, declarations, listing, registrations, reports or submissions that have not been cured.

(b)    All preclinical and clinical studies, trials and investigations sponsored or conducted by any of Parent or one its Subsidiaries, have been, and are being, conducted in material compliance with applicable Laws, rules, and regulations of any applicable Governmental Body, including, as applicable and intended to be submitted to support regulatory approval, Good Laboratory Practices and Good Clinical Practices requirements, and federal and state Laws, rules, and regulations restricting the use, transfer and disclosure of individually identifiable health information and human subject or patient clinical biological samples. As of the date of this Agreement, each of Parent and each of its Subsidiaries has not received any written notices or other correspondence from any institutional review board (IRB), ethics committee, safety monitoring committee or the FDA or any other foreign, federal, state or local governmental or regulatory authority performing functions similar to those performed by the FDA with respect to any clinical studies or tests requiring the termination or suspension of such studies or tests and, to Knowledge of Parent, no such action has been threatened.

(c)    There are no pending enforcement actions by any Regulatory Authority against Parent or any of its Subsidiaries relating to a violation of any applicable Laws relating to government health care programs, private health care plans or the privacy and confidentiality of patient health information. Parent has made available to the Company copies of all material adverse event reports, non-clinical safety final reports and periodic adverse event reports, and all other material Regulatory Authority communications and documents submitted by Parent or one of its Subsidiaries to or received by such Person from the FDA or any other Regulatory Authority following the initiation of the GAIN Trial (ClinicalTrials.gov Identifier: NCT03823404) including inspection reports, warning letters and similar documents, relating to Parent or any of its Subsidiaries or the conduct of the business of Parent or any of its Subsidiaries, not including informal routine email communications that have no material impact on Parent’s or any of its Subsidiaries’ compliance status or good standing with the FDA or any other Regulatory Authority.

(d)    None of Parent nor any of its Subsidiaries has, and no Parent Service Provider at the direction of any such Person has, (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, (iii) committed any other act, made any statement or failed to make any statement of material fact, that (in any such case) establishes, or would have established at the time such statement was made, a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Policy or any Governmental Body to invoke any similar Law. None of Parent nor any of its Subsidiaries is the subject of any pending or, to the Parent’s Knowledge, threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Policy or any Governmental Body to invoke any similar Law.

(e)    Each of Parent and each of its Subsidiaries is and has been in compliance in all material respects with all healthcare Laws applicable to the operation of its business as currently conducted, including any and all federal, state and local fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.) and the regulations promulgated pursuant to such statutes. No Group Company is subject to any enforcement, regulatory or adverse administrative proceedings against or affecting such Group Company relating to or arising from a violation of the FDCA or similar Law, and to the Company’s Knowledge no such enforcement, regulatory or adverse administrative proceeding has been threatened.

(f)    None of Parent nor any of its Subsidiaries has, and to Parent’s Knowledge, none of the Parent Representatives (while employed or engaged by Parent or any of its Subsidiaries) has ever been, (i) debarred (under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. §335a (a) and (b)), (ii) convicted of a crime for which a person can be debarred or (iii) indicted for a crime or otherwise engaged in conduct for which a person can be debarred or excluded from participating in any U.S. federal health care programs.

3.23    Acknowledgement Regarding Representations. The representations and warranties of the Company set forth in this Agreement constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereunder and each of Parent and Merger Subs understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company and, except for the representations and warranties set forth in this Agreement, and neither Parent nor Merger Subs is relying, and neither Parent nor Merger Subs have relied on, any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied.

SECTION 4.    Certain Covenants of the Company

4.1    Access. During the period from the date of this Agreement through the earlier of the First Effective Time or the termination of this Agreement pursuant to Section 9.1 (the “Pre-Closing Period”), the Company shall afford to the officers, employees and authorized representatives of Parent (including independent public accountants, financial advisors, environmental consultants and attorneys) reasonable access (including any measures adopted in response to COVID-19) under the supervision of appropriate personnel of the Company during normal business hours (and subject to receipt of reasonable notice) to the offices, properties, employees and other service providers, and scientific, business and financial records of the Company to the extent Parent shall deem necessary or desirable and shall furnish to Parent or their authorized representatives such additional information concerning the assets, properties, operations and business of the Company as shall be reasonably requested; provided, however, the Company shall not be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client or other relevant legal privilege (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties), violate any applicable Law, breach any confidentiality agreement with a third party entered into prior to the date of this Agreement or require the Company to prepare any additional financial statements of the Company. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding proviso apply to the extent reasonably practicable. Parent agrees that such investigation shall be conducted in such a manner as to not interfere unreasonably with the operations of the Company and shall be conducted at Parent’s expense. No investigation made by Parent or its representatives shall affect the representations and warranties of the Company hereunder.

4.2    Conduct of the Business of the Company. During the Pre-Closing Period, except (w) as specifically listed on Schedule 4.2, (x) to the extent necessary to comply with the Company’s obligations under this Agreement, (y) to the extent necessary to ensure that the Company complies with applicable Laws, or (z) with Parent’s prior written consent (which will not be unreasonably withheld, conditioned or delayed): (i) the Company and each Subsidiary of the Company shall use commercially reasonable efforts to (A) carry on the Group Company’s business in the ordinary course and in accordance with all applicable Laws (provided, however, in the case of this clause (A), the Company may, in connection with COVID-19, take such actions as are reasonably necessary or advisable and, where applicable, consistent with past practice to protect the health and safety of the Company’s employees and other individuals having business dealings with the Company or any of its Subsidiaries, subject to prior consultation with Parent (or if prior consultation is not reasonably practicable, so long as the Company promptly notifies Parent of such actions and considers the reasonable requests of Parent with respect to such acts)), (B) preserve substantially intact the Group Company’s present business organization, and (C) preserve the Group Company’s material relationships with its employees, suppliers, distributors, licensors, licensees and others to whom the Company has contractual obligations; and (ii) neither the Company nor any Subsidiary of the Company shall, directly or indirectly:

(a)    change or amend the Company Charter, the Company’s bylaws, the Company Investor Agreements or authorize or propose the same;

(b)    split, combine or reclassify any of its capital stock (except in connection with the conversion of Company Preferred Stock to Company Common Stock), issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or declare, set aside, or pay any dividend or make any distribution (whether in cash, in kind or otherwise) with respect to any of its capital stock, membership interest or other equity interests (as applicable) or redeem, purchase, or otherwise acquire, directly or indirectly, any of its capital stock, membership interests or other equity interests (as applicable); provided, however, that the Company may issue shares of Company Capital Stock in connection with the Mandatory Conversion;

(c)    issue, deliver, transfer or sell, or authorize to issue, deliver, transfer or sell, any shares of Company Capital Stock or securities convertible into, or subscriptions, rights, calls, conversion rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, or authorize or propose any change in its equity capitalization or capital structure (in each case, except for the issuance of Company Common Stock upon exercise of Company Stock Options in accordance with the Contracts evidencing Company Stock Options as of the date of this Agreement); provided, however, that the Company may issue shares of Company Capital Stock in connection with the conversion of Company Preferred Stock outstanding as of the date of this Agreement;

(d)    enter into or adopt any plan or agreement of complete or partial liquidation, restructuring, recapitalization or dissolution, or file a voluntary petition in bankruptcy or commence a voluntary legal procedure for reorganization, arrangement, adjustment, release or composition of Debt in bankruptcy or other similar Laws now or hereafter in effect;

(e)    alter through liquidation, reorganization, restructuring or otherwise its corporate structure, including through reincorporation into a state that is not Delaware;

(f)    incur any Debt for borrowed money, or guarantee any such Debt, or issue or sell any debt securities or guarantee any debt securities of others;

(g)    knowingly waive any material right of the Company under any Material Contract;

(h)    establish or acquire any Subsidiary;

(i)    acquire or agree to acquire by merging with, or by purchasing a portion of the stock or assets of, or by any other manner, any business or any entity;

(j)    (A) initiate any new line of business, (B) make any loan or capital contribution to any Person (other than immaterial advances to employees and consultants in the ordinary course of business consistent with past practices) or (C) otherwise acquire or agree to acquire any securities or assets that are material, individually or in the aggregate, to the Company;

(k)    (i) sell, assign, transfer, license, abandon or otherwise dispose of any Company Intellectual Property, or (ii) acquire, in-license or otherwise obtain any right, title or interest in or to any pending or issued Patents, inventions, patent disclosures or other material Intellectual Property from any other Person (other than, with respect to each of clauses (i) and (ii), immaterial non-exclusive licenses, material transfer agreements, or clinical trial agreements, in each case, entered into in the ordinary course of business, and, as applicable, the Company’s form agreement(s), provided that any Intellectual Property arising from any such form agreement will be solely owned by the Company), or (iii) acquire, in-license, file any patent application for, or otherwise obtain any right, title or interest in or to any Patent;

(l)    enter into any Material Contract, amend or modify in any material respect any Material Contract or terminate any Material Contract (other than amendments, extensions, waivers, or modifications in the ordinary course of business consistent with past practice);

(m)    enter into any Affiliate Agreement, amend or modify in any respect any Affiliate Agreement or terminate any Affiliate Agreement, except for any termination required under the terms of this Agreement;

(n)    make, revoke, or change any material election in respect of Taxes, change an annual Tax accounting period, adopt or change any accounting method in respect of Taxes, file any amendment to a Tax Return, file any Tax Return outside the ordinary course of business or otherwise in a manner inconsistent with past practice, enter into any closing agreement or other Contract with respect to Taxes with any Governmental Body, enter into any Tax sharing or similar agreement, assume any Liability for the Taxes of any other Person (whether by Contract or otherwise, other than agreements entered into in the ordinary course of business the primary purpose of which is unrelated to Tax), settle or compromise any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

(o)    make, or amend, any filings with the FDA or any other Regulatory Authority performing functions similar to those performed by the FDA;

(p)    (i) adopt, establish, enter into, amend or terminate any Company Plan or Company Service Provider Agreement or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan or Company Service Provider Agreement if it were in existence as of the date of this Agreement (except for amendments to be required by contract or to comply with applicable Law), (ii) increase the compensation or fringe benefits (including incentive compensation, severance, termination, retention and change of control compensation or benefits) of, or grant any bonus or other incentive compensation to, any Company Service Provider (except as required by contract or to comply with applicable Law), (iii) grant any severance, termination pay, retention pay, or change of control compensation or benefits to any Company Service Provider, (iv) terminate the employment or engagement of any Company Service Provider other than for cause or substantial underperformance consistent with past practice or (v) hire or engage any new Company Service Provider;

(q)    make any payment of consulting fees, advisory fees or other analogous payments made to any Person who holds any interest in the Company (excluding payments made in the ordinary course of business to (i) directors of the Company (in their capacity as such), (ii) officers or other employees of the Company whose primary occupation is being such an officer or employee and (iii) advisors and consultants of the Company pursuant to arrangements in effect as of the date hereof);

(q)    dividends, distributions, redemptions, repurchases or any other analogous returns of investment proceeds, profits or assets (in cash or in kind) to any Person that holds an interest in the Company; provided, however, that the Company may repurchase Company Restricted Stock pursuant to the express terms of any agreement in effect as of the date of this Agreement;

(r)    waive, release, assign, compromise, commence, settle or agree to settle any Legal Proceeding; or

(s)    agree or commit to take any of the actions described in clauses above in this Section 4.2.

Despite the foregoing, Parent and Merger Subs acknowledge and agree that nothing contained in this Agreement shall give Parent or its Affiliates, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing.

4.3    No Solicitation.

(a)    During the Pre-Closing Period, the Company shall not, and shall cause its officers, directors or employees, investment bankers, attorney and other advisors and representatives retained by it to not (i) solicit, initiate or knowingly encourage or facilitate the submission of any Takeover Proposal by any Person, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action intended or reasonably expected to facilitate the making of any inquiry or proposal to the Company that constitutes, or is reasonably expected to lead to, any Takeover Proposal by any Person or (iii) enter into any agreement, arrangement, understanding or other Contract with any Person relating to a Takeover Proposal or the terms of which require it to abandon or terminate the transactions contemplated hereby. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Company or any investment banker, attorney or other advisor or representative of the Company, acting on behalf of, and with the authorization of, the Company, shall be deemed to be a breach of this Section 4.3(a) by the Company.

(b)    Neither the Board nor any committee thereof shall (i) withdraw or modify in a manner materially adverse to Parent or Merger Subs, the approval or recommendation by the Board or any such committee of this Agreement or the First Merger, or (ii) approve or recommend any Takeover Proposal.

(c)    In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.3, the Company promptly (and in all events within 24 hours) shall advise Parent orally and in writing of any request by any Person to the Company for nonpublic information that the Company reasonably believes is likely to lead to a Takeover Proposal or of any Takeover Proposal submitted to the Company.

4.4    Takeover Statutes. If any state takeover statute or similar Law shall become applicable to the transactions contemplated by this Agreement or any Ancillary Agreements, each of the Company and Parent and their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby or thereby may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby or thereby.

4.5    Termination of Affiliate Agreements. Prior to or contemporaneously with the Closing, the Company shall agree to the termination of, and shall use its reasonable best efforts to cause any counterparty to terminate, all Affiliate Agreements set forth on Schedule 4.5 hereto effective as of the Closing (collectively, the “Terminated Agreements”).

4.6    Mandatory Conversion. The Company shall use reasonable best efforts obtain the written consent of the Requisite Holders (as defined in the Company Charter) of the automatic conversion of the outstanding shares of Company Preferred Stock into shares of Company Common Stock prior to the First Effective Time (the “Mandatory Conversion Consent,” and such conversion, the “Mandatory Conversion”), and satisfy all applicable the procedural requirements of such conversion.

4.7    Suitability Documentation. The Company shall use its commercially reasonable efforts to cause each holder of Company Securities to deliver all documentation, in form and substance reasonably acceptable to Parent, necessary to determine whether or not such holder is an Accredited Investor, including the Suitability Documentation, at least two (2) Business Days prior to the Closing. Despite the delivery of any Suitability Documentation to Parent, Parent may, in its reasonable discretion and following reasonable consultation with the Company (prior to the Closing) and the Securityholders’ Representative (following the Closing), determine if a holder of Company Securities is an “Accredited Investor” or “Unaccredited Investor” for purposes of this Agreement.

4.8    Joinders. The Company shall use its commercially reasonable efforts to cause each holder of Company Securities to deliver duly executed versions of the Joinder Agreements on or prior to the Closing Date.

4.9    Tax Forms; Closing Date Transaction Expenses. The Company shall use its reasonable best efforts to obtain a properly completed and duly executed original IRS Form W-9 or the appropriate version of IRS Form W-8, as applicable, from recipients of payments in respect of the Closing Date Transaction Expenses to be satisfied and discharged as of or prior to the First Effective Time.

4.10    FIRPTA Certificate. The Company shall deliver to Parent an executed statement, in accordance with Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that the Company is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(1)(A)(ii) of the Code), together with the required notice to the IRS and written authorization for Parent to deliver such notice and a copy of such statement to the IRS on behalf of the Company upon the Closing.

4.11    Director Resignations. The Company shall use its commercially reasonable efforts to obtain the resignation of all members of the Board who are in office immediately prior to the First Effective Time (and to the extent requested by Parent, from any member of the board of directors (or any equivalent) of each Subsidiary of the Company), which resignations shall be effective at, and conditioned upon the occurrence of, the First Effective Time.

4.12    Company Board Recommendation, Required Company Stockholder Vote and Stockholder Notice.

(a)    The Board shall recommend that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the principal terms of the First Merger (including the amendment and restatement of the certificate of incorporation of the Surviving Entity as contemplated by Section 1.4) and neither the Board nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Board that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the principal terms of the First Merger.

(b)    The Company shall take all action necessary in accordance with this Agreement, the DGCL, the Company Charter and the bylaws of the Company, to solicit the Required Company Stockholder Approval. The Company’s obligation to solicit the Required Company Stockholder Approval pursuant to this Section 4.12 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Takeover Proposal or the withholding, withdrawal, amendment or modification by the Board of its recommendation to the Company Stockholders in favor of the adoption of this Agreement and the approval of the principal terms of the First Merger. The Company shall use its commercially reasonable efforts to obtain written consents executed by each Company Stockholder that has not signed a written consent or executed a Joinder Agreement to sign a written consent and execute a Joinder Agreement. Upon obtaining the Required Company Stockholder Approval, as applicable, the Company shall promptly deliver copies of the executed written consents or other documents evidencing the obtainment of the Required Company Stockholder Approval, respectively, to Parent.

(c)    Promptly (and in any case within five (5) Business Days) after the Company obtains the Required Company Stockholder Approval, the Company shall prepare, with the cooperation of Parent, and mail or email to each Company Stockholder other than any Company Stockholders that executed the written consent in connection with the execution and delivery of this Agreement, a notice (as it may be amended or supplemented from time to time, the “Stockholder Notice”) comprising (i) the notice contemplated by Section 228(e) of the DGCL of the taking of a corporate action without a meeting by less than a unanimous written consent, (ii) the notice contemplated by Section 262(d)(2) of the DGCL, together with a copy of Section 262 of the DGCL, and (iii) an information statement to the Company Stockholders in connection with the solicitation of their signatures to a written consent and the Joinder Agreements. The Stockholder Notice shall include (x) a statement to the effect that the Board had recommended that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the principal terms of the First Merger and (y) such other information as Parent and the Company may agree is required or advisable under the DGCL to be included therein. Prior to its mailing, the Stockholder Notice shall have been approved by Parent (provided that such approval shall not be unreasonably withheld, conditioned or delayed), and, following its mailing, no amendment or supplement to the Stockholder Notice shall be made by the Company without the approval of Parent. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business, financial statements and affairs as, in the reasonable judgment of Parent or its counsel, may be required or advisable to be included under the DGCL in the Stockholder Notice or in any amendment or supplement thereto, and Parent and the Company agree to cause their respective Representatives to cooperate in the preparation of the Stockholder Notice and any amendment or supplement thereto.

4.13    Closing Payment Schedule.

(a)    At least two Business Days prior to the Closing Date, the Company shall deliver to Parent and Merger Subs a spreadsheet (the “Closing Payment Schedule”) setting forth:

(i)    the name and email of each Person who holds Company Securities as of immediately prior to the First Effective Time;

(ii)    whether each such Person listed on the spreadsheet has delivered Suitability Documentation and whether they have indicated they are an Accredited Investor or Unaccredited Investor in such Suitability Documentation;

(iii)    the Exchange Ratio;

(iv)    the number of shares of Company Capital Stock that each holder thereof will hold as of immediately prior to the First Effective Time (on a certificate-by-certificate basis and including certificate numbers);

(v)    with respect to each holder of Company Capital Stock (in each case, on a certificate-by-certificate basis and in the aggregate), (A) the number of shares of Parent Common Stock to be received by such holder at the Closing pursuant to Section 1.5(c)(i) if it is determined that such Company Stockholder is an Accredited Investor, (B) the amount of cash to be received by such holder at the Closing pursuant to Section 1.5(c)(ii) if as of the Closing Date it is determined that such Company Stockholder is an Unaccredited Investor, (C) the portion of the Securityholders’ Representative Reserve attributable to such holder as of the Closing Date, if any, (D) the Pro Rata Share for such Person and (E) whether applicable Law requires that any Taxes be withheld from the consideration that such holder is entitled to receive pursuant to Section 1.5;

(vi)    whether the shares of Company Capital Stock held by such holder were acquired upon exercise of a Company Stock Option (and if so, whether such Company Stock Option was intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code and the First Merger resulted in a “disqualifying disposition” of such shares described in Section 421(b) of the Code, and whether, to the Company’s Knowledge, such shares were ever subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code (and, if so, the fair market value of such shares upon vesting));

(vii)    with respect to each Company Stock Option: (A) the name and email address of the holder of such Company Stock Option, (B) the exercise price per share and the number of shares of Company Common Stock subject to such Company Stock Option; (C) the respective grant date(s) of such Company Stock Option; (D) the respective exercise price(s) per share of such Company Stock Options; (E) the vesting schedule (including all acceleration provisions) applicable to each such Company Stock Option and the extent to which each such Company Stock Option is vested and unvested as of immediately prior to the First Effective Time (taking into account any Company Stock Option (or portion thereof) that, as a result of the First Merger will accelerate in full and no longer be subject to any further vesting, right of repurchase, risk of forfeiture or other such conditions); (F) whether such Company Stock Option was intended to qualify as an incentive stock option or non-qualified stock option; (G) whether or not such Company Stock Option constitutes an Employee Option or Non-Employee Option; (H) the expiration date of such Company Stock Option; (I) the aggregate amount of Parent Common Stock payable to such holder of Company Stock Options in respect of each Company Stock Option held by them pursuant to Section 1.7(a), together with the new exercise price per share of Parent Common Stock subject to the Assumed Option; and (J) the Tax status of such Company Stock Option (including whether held by such holder under Section 422 of the Code);

(viii)    with respect to each holder of Company Restricted Stock (on a certificate-by-certificate basis), (A) the name and email address of such holder, (B) whether such holder is a Continuing Employee, (C) the portion of such Company Restricted Stock that is vested and unvested, (D) the vesting schedule applicable to such shares of Company Restricted Stock and (E) the number of shares of Adjusted Restricted Stock to be issued in respect of such award pursuant to Section 1.8;

(ix)    a good-faith estimate of the Cash and Cash Equivalents and Restricted Cash of the Group Companies; and

(x)    a list of all Closing Date Transaction Expenses and a calculation of the aggregate Closing Date Transaction Expenses (on an expense-by-expense basis).

(b)    The Closing Payment Schedule shall be accompanied by reasonably detailed back-up documentation for the calculations contained therein. Between the time that the Company delivers the Closing Payment Schedule and the First Effective Time, the Company and its representatives shall cooperate in good faith with Parent’s and its representatives review and shall take into consideration in good faith any comments of Parent on the Closing Payment Schedule. As a result of these discussions, the Company may redeliver the Closing Payment Schedule to Parent and Merger Subs; provided, that the last Closing Payment Schedule delivered by the Company to Parent and Merger Subs shall be the “Closing Payment Schedule” for all purposes of this Agreement (even if the parties do not mutually agree upon the calculations to be included in the Closing Payment Schedule). Despite the foregoing, in no event will any of Parent’s rights be considered waived, impaired or otherwise limited as a result of Parent review or discussion of the Closing Payment Schedule.

SECTION 5.    Additional Covenants of the Parties

5.1    Conduct of the Business of Parent. During the Pre-Closing Period, except (w) as specifically listed on Schedule 5.1, (x) to the extent necessary to comply with Parent’s or Merger Subs’ respective obligations under this Agreement, (y) to the extent necessary to ensure that Parent or Merger Subs complies with applicable Laws, or (z) with the Company’s prior written consent (which will not be unreasonably withheld, conditioned or delayed): (i) Parent shall use commercially reasonable efforts to (A) carry on Parent’s business in the ordinary course and in accordance with all applicable Laws (provided, however, in the case of this clause (A), Parent may, in connection with

COVID-19, take such actions as are reasonably necessary or advisable and, where applicable, consistent with past practice to protect the health and safety of Parent’s employees and other individuals having business dealings with Parent), (B) preserve substantially intact Parent’s present business organization, and (C) preserve the Parent’s material relationships with its employees, suppliers, distributors, licensors, licensees and others to whom the Company has contractual obligations; and (ii) Parent shall not, directly or indirectly:

(a)    change or amend Parent’s organizational documents or charter, or Parent’s by-laws or authorize or propose the same;

(b)    split, combine or reclassify any of its capital stock, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or declare, set aside, or pay any dividend or make any distribution (whether in cash, in kind or otherwise) with respect to any of its capital stock, membership interest or other equity interests (as applicable) or redeem, purchase, or otherwise acquire, directly or indirectly, any of its capital stock, membership interests or other equity interests (as applicable);

(c)    issue, deliver, transfer or sell, or authorize to issue, deliver, transfer or sell, any shares of its capital stock or securities convertible into, or subscriptions, rights, calls, conversion rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, or authorize or propose any change in its equity capitalization or capital structure (except for the issuance of Parent Common Stock upon exercise of Parent stock options in accordance with the Contracts evidencing such stock options as of the date of this Agreement);

(d)    enter into or adopt any plan or agreement of complete or partial liquidation, restructuring, recapitalization or dissolution, or file a voluntary petition in bankruptcy or commence a voluntary legal procedure for reorganization, arrangement, adjustment, release or composition of Debt in bankruptcy or other similar Laws now or hereafter in effect;

(e)    alter through liquidation, reorganization, restructuring or otherwise its corporate structure, including through reincorporation into a state that is not Delaware;

(f)    incur any Debt for borrowed money, or guarantee any such Debt;

(g)    establish or acquire any Subsidiary;

(h)    acquire any (or any portion of any) business or any entity (whether by merger, share acquisition or similar transaction);

(i)    (A) initiate any new line of business or (B) otherwise acquire or agree to acquire any securities or assets that are material, individually or in the aggregate, to Parent;

(j)    (i) sell, assign, transfer, license, abandon or otherwise dispose of any Parent Intellectual Property, (ii) acquire, in-license or otherwise obtain any right, title or interest in or to any pending or issued Patents, inventions, patent disclosures or other material Intellectual Property from any other Person (other than, with respect to each of clauses (i) and (ii), immaterial non-exclusive licenses, material transfer agreements, or clinical trial agreements, in each case, entered into in the ordinary course of business, and, as applicable, the Parent’s form agreement(s), provided that any Intellectual Property arising from any such form agreement will be solely owned by Parent), or (iii) acquire, in-license, file any patent application for, or otherwise obtain any right, title or interest in or to any Patent, that, in each case of clauses (i), (ii) and (iii), constitute Intellectual Property that is material, individually or in the aggregate, to Parent;

(k)    enter into any Contract material to Parent’s business (“Parent Material Contract”), amend or modify in any material respect any Parent Material Contract or terminate any Parent Material Contract (other than amendments, extensions, waivers, or modifications in the ordinary course of business consistent with past practice);

(l)    enter into any Affiliate Agreement, amend or modify in any respect any Affiliate Agreement or terminate any Affiliate Agreement, except for any termination required under the terms of this Agreement;

(m)    make, revoke, or change any material election in respect of Taxes, change an annual Tax accounting period, adopt or change any accounting method in respect of Taxes, file any amendment to a Tax Return, file any Tax Return outside the ordinary course of business or otherwise in a manner inconsistent with past practice, enter into any closing agreement or other Contract with respect to Taxes with any Governmental Body, enter into any Tax sharing or similar agreement, assume any Liability for the Taxes of any other Person (whether by Contract or otherwise, other than agreements entered into in the ordinary course of business the primary purpose of which is unrelated to Tax), settle or compromise any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

(n)    make, or amend, any filings with the FDA or any other Regulatory Authority performing functions similar to those performed by the FDA;

(o)    (i), adopt, establish, enter into, amend or terminate any Parent Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Parent Plan if it were in existence as of the date of this Agreement (except for amendments to be required by contract or to comply with applicable Law);

(p)    dividends, distributions, redemptions, repurchases or any other analogous returns of investment proceeds, profits or assets (in cash or in kind) to any Person that holds an interest in Parent;

(q)    waive, release, assign, compromise, commence, settle or agree to settle any Legal Proceeding; or

(r)    authorize, or commit or agree to take, any of the foregoing actions.

5.2    Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, Parent and the Company will cooperate with each other and use their respective reasonable best efforts to consummate the transactions contemplated by this Agreement and to cause the conditions to the Mergers set forth in Sections 6 and 7 to be satisfied as promptly as reasonably practicable; provided, however, without the prior written consent of the other party, neither Parent nor the Company, nor any of their respective Affiliates or representatives, will be required to grant or offer to grant any accommodation or concession (financial or otherwise), or make any material payment, to any third party (including a Governmental Body) in connection with the foregoing.

5.3    Section 280G.

(a)    To the extent applicable, the Company shall obtain and deliver to Parent prior to the initiation of the requisite stockholder approval procedure under Section 5.3(b), a parachute payment waiver (the “Parachute Payment Waiver”), from each Person who the Company or Parent reasonably believes would be, with respect to the Company or any Group Company ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the Treasury Regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite stockholder approval procedure under Section 5.3(b), and who might otherwise have received, receive or have the right or entitlement to receive a Section 280G Payment (as defined below), to the extent the value thereof equals or exceeds three times such Person’s “base amount” determined in accordance with Section 280G of the Code and the Treasury Regulations promulgated thereunder, unless the 280G Stockholder Vote (as defined below) is obtained pursuant to Section 5.3(b).

(b)    Prior to the Closing Date, the Company shall submit to the holders of Company Stock, for approval by such holders of Company Stock holding the number of shares of stock required by the terms of Section 280G(b)(5)(B) of the Code, a written consent in favor of a proposal to render the parachute payment provisions of Section 280G of the Code and the Treasury Regulations promulgated thereunder inapplicable to all Section 280G Payments. “Section 280G Payments” shall mean any payments or benefits provided pursuant to Company Plans or other plans, programs, arrangements or Contracts that might reasonably be expected to result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that causes the payments or benefits to not be deductible by reason of Section 280G or that would be subject to an excise Tax under Section 4999 of the Code. Any such stockholder approval shall have been sought by the Company in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, including Q-7 of Treasury Regulations Section 1.280G-1. Prior to the Closing, the Company shall have delivered to Parent written notification and documentation reasonably satisfactory to Parent that (i) a vote of the holders of Company Stock was solicited in conformance with Section 280G of the Code and the Treasury Regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and benefits that were subject to the stockholder vote (the “280G Stockholder Vote”) or (ii) that the 280G Stockholder Vote was not obtained and as a consequence, that such payments and benefits shall not be made or provided (or shall be returned) to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the Parachute Payment Waivers that were executed by the affected individuals prior to the solicitation of the vote of the holders of Company Stock pursuant to this Section 5.3(b). Not less than three Business Days before taking such actions, the Company shall deliver to Parent for review and comment copies of any documents or agreements necessary to effect this Section 5.3(b), including, but not limited to, any stockholder consent form, disclosure statement, or waiver, and the Company shall incorporate all reasonable comments received from Parent on such documents or agreements.

5.4    Indemnification of Officers and Directors.

(a)    During the period ending six (6) years after the First Effective Time, Parent will ensure that the Surviving Entity fulfills its obligations to the present and former members of the Board (and any member of the governing body of any of its Subsidiaries) and present and former officers of the Company and its Subsidiaries (each, a “D&O Indemnified Person”) pursuant to the terms of the Company Charter and the Company’s bylaws (as in effect on the date of this Agreement), the organizational documents of any of the Company’s Subsidiaries and as provided in those indemnification agreements between the Company and such D&O Indemnified Persons (as in effect on the date of this Agreement) listed in Schedule 5.4 and in the forms made available by the Company to Parent prior to the date of this Agreement (the “Indemnification Agreements”), in each case subject to the terms, conditions and limitations thereof. The foregoing obligations shall survive the Mergers and shall be observed by the Surviving Entity to the fullest extent available under applicable Law, and any claim made requesting indemnification or advancement of expenses pursuant to such indemnification or advancement rights shall continue to be subject to this Section 5.4(a) and the indemnification and advancement rights provided under this Section 5.4(a) until disposition of such claim.

(b)    Prior to the Closing, the Company shall purchase an extended reporting period endorsement (the “Tail D&O Policy”) under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers on terms reasonably acceptable to Parent that shall provide such directors and officers with coverage for six years following the First Effective Time that provides at least the same coverage in scope and amount as the existing coverage and have other terms not materially less favorable in the aggregate to the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company and 100% of any premiums with respect to such Tail D&O Policy shall be paid by the Company (and shall be deemed a Closing Date Transaction Expense). Parent shall and shall cause the First Step Surviving Corporation (after the First Effective Time) and the Surviving Entity (after the Second Effective Time) to maintain such policy in full force and effect, and continue to honor the obligations thereunder.

(c)    In the event that Parent, the Company or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent, the Company, First Step Surviving Corporation or the Surviving Entity, as the case may be, shall assume the obligations set forth in this Section 5.4.

(d)    The provisions of this Section 5.4 shall survive the consummation of the Mergers and are (i) intended to be for the benefit of, and will be enforceable by, each of the D&O Indemnified Persons and their successors, assigns, heirs, and representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such D&O Indemnified Person may have by Contract or otherwise. This Section 5.4 may not be amended, altered or repealed after the First Effective Time or the Second Effective Time without the prior written consent of the affected D&O Indemnified Person.

5.5    Disclosure. Parent and the Company agree that the initial press release to be issued with respect to the transactions shall be in a form mutually agreed to by the Company and Parent. Thereafter, during the Pre-Closing Period, Parent shall consult with the Company before issuing any other press release, or scheduling a press conference or conference call with investors or analysts, and shall use reasonable best efforts to consult with the Company before making any other public statement, in each case, with respect to this Agreement or the transactions contemplated hereby, except with respect to any such release or announcement that Parent determines, after consultation with outside legal counsel, is required by applicable Law or any listing agreement with or rule of any national or foreign securities exchange or association upon which the securities of the Parent are listed, in which case Parent will only be required to make the release or announcement after providing notice to the Company and an opportunity to provide reasonable comments to the extent reasonably practicable. Neither the Company nor any holder of Company Securities (and in the Pre-Closing Period the Company shall use commercially reasonable efforts to cause each holder of Company Securities to not) make or issue any public announcements, statements, disclosures or press releases relating to this Agreement except for communications or disclosures (i) to its and their securityholders, managers, officers, directors, employees, attorneys and other advisors with a bona fide need to know, (ii) in the case of any stockholder that is an investment fund, with former, current or potential investors who are subject to confidentiality obligations, (iii) as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, or (iv) in the case of the Company, as necessary to implement the provisions of this Agreement; provided, that in the case of the foregoing clauses (iii) and (iv), the Company will provide advance notice to Parent and an opportunity to provide reasonable comments to the extent reasonably practicable. The Securityholders’ Representative shall not be permitted to make or issue any public announcements, statements, disclosures or press releases relating to this Agreement or the transactions contemplated by this Agreement.

5.6    Tax Matters.

(a)    The Company shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns that are required to be filed by the Company (taking into account any extension properly obtained) on or before the Closing Date (each, a “Company Prepared Return”), and shall pay, or cause to be paid, all Taxes of the Company due on or before the Closing Date. All Company Prepared Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company with respect to such items, except as otherwise required by applicable Law. At least 30 days prior to filing any such Tax Return that is an income or other material Tax Return, the Company shall submit a copy of each such Company Prepared Return to Parent for Parent’s review and will consider in good faith all reasonable comments timely received from Parent.

(b)    Parent shall file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns of the Company for any Pre-Closing Tax Period or Straddle Period that are required to be filed after the Closing Date (each, a “Parent Prepared Return”). All Parent Prepared Returns for taxable periods that end on or before the Closing Date shall be prepared in a manner consistent with the past practice of the Company to the extent consistent with applicable Law. For each Parent Prepared Return that is an income Tax return and reports amounts that would have the effect of reducing the Aggregate Merger Consideration or increasing an amount that the Participating Securityholders would be obligated to indemnify under this Agreement, Parent shall (i) include all Transaction Deductions on the income Tax Return of the Company for the taxable period that includes the Closing Date to the extent permitted by Law based on a “more likely than not” standard (or higher level of authority), and (ii) cause any net operating loss or other Tax attributes of the Company arising in taxable periods ending (or deemed to end) on or prior to the Closing Date to be applied against income of the Company arising in Pre-Closing Tax Periods (including pursuant to a carryback) to the extent permitted by applicable Law based on a “more likely than not” standard (or higher level of authority). At least 30 days prior to filing any such Tax Return that is an income or other material Tax Return, Parent shall submit a copy of each such Parent Prepared Return to the Securityholders’ Representative for its review and will consider in good faith all reasonable comments timely received from the Securityholders’ Representative.

(c)    Parent shall have the right to represent the interest of the Company in any and all claims, audits, litigation, investigations, examinations or other proceedings or self-assessments relating in whole or in part to Taxes of the Company (each a “Tax Claim”) and shall have sole discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to each such Tax Claim; provided, that to the extent the resolution of a Tax Claim would have the effect of reducing the Aggregate Merger Consideration or increasing an amount that the Participating Securityholders would be obligated to indemnify under this Agreement, Parent will (i) keep the

Securityholders’ Representative reasonably informed concerning the progress of such Tax Claim, (ii) provide the Securityholders’ Representative copies of all correspondence and other documents relevant to such Tax Claim, (iii) not settle such Tax Claim without the consent of the Securityholders’ Representative, which consent will not be unreasonably withheld, conditioned or delayed. In addition, the Securityholders’ Representative will have the right to participate (at its own expense, on behalf of the Participating Securityholders) in the defense of any such Tax Claim and to employ (at its own expense, on behalf of the Participating Securityholders) counsel, separate from the counsel employed by Parent, and (iv) provide the Securityholders’ Representative with notice of any written inquiries, audits, examinations or proposed adjustments by any taxing authority that relate to any such Tax Claim promptly following receipt of such notice; provided, that the failure or delay in providing such information will not reduce or affect the obligations of the Participating Securityholders hereunder except to the extent that the Participating Securityholders are actually prejudiced thereby.

(d)    Parent, the Company, the Surviving Entity and their Affiliates, on the one hand, and the Securityholders’ Representative, on the other hand, shall cooperate in connection with the preparation and filing of Tax Returns, and any proceeding, investigation, audit or review by a Governmental Body with respect thereto or to Taxes owed by the Company for a Pre-Closing Tax Period. Such cooperation shall include the retention and, upon Parent’s request, the provision of records and information that are reasonably relevant to any such preparation, filing, proceeding, investigation, audit or review and access to employees on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent and the Company, on the one hand, and the Securityholders’ Representative, on the other hand, agree to (to the extent applicable) (i) retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period, and to abide by all record retention agreements entered into with any Governmental Body and (ii) use commercially reasonable efforts to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, Parent and the Securityholders’ Representative, as the case may be, shall allow the other party to take possession of such books and records; provided, however, neither Parent nor any of its Affiliates (which will include the Surviving Entity following the Closing) shall have any obligations or responsibilities with respect to such matters addressed in clause (i) of this sentence (other than with respect to agreements entered into with a Governmental Body) beyond those set forth under Parent’s general policy on records retention. The Company and the Securityholders’ Representative agree to cooperate with Parent and provide any relevant information in such party’s possession requested by Parent that is reasonably necessary for Parent to determine the limitations, if any, on the Company’s Tax loss carryforwards under Sections 382, 383 and 384 of the Code or any similar provision of Law of any other jurisdiction applicable to the Company. Despite the foregoing or any other provision herein to the contrary, in no event shall the Securityholders’ Representative be entitled to review or otherwise have access to any Tax Return, or information related thereto, of Parent or its Affiliates (other than income Tax Returns of the Company for taxable periods ending on or prior to the Closing Date). Notwithstanding anything to the contrary in this Agreement, the Securityholders’ Representative shall have no obligation to prepare or file any Tax Returns of the Company, the First Step Surviving Corporation or the Surviving Entity.

(e)    Parent shall be responsible for all transfer, stamp, documentary, registration, sales, use, value-added and other similar Taxes (including, without limitation, applicable real estate transfer Taxes and charges for or in connection with the recording of any instrument or document as provided in this Agreement) payable in connection with the execution and delivery of this Agreement, the consummation of the Closing and the Mergers (“Transfer Taxes”). Parent shall file any necessary Tax Returns and other documentation with respect to Transfer Taxes and, if required by an applicable Law, the holders of Company Securities, the Company or Parent, as the case may be, shall join in the execution of such Tax Returns and documentation.

(f)    Except as otherwise required by applicable Law, Parent and the Surviving Entity will not (and will not permit their respective Affiliates to) (i) except for Tax Returns prepared and filed in accordance with Section 5.6(b), amend any previously filed Tax Returns of the Company with respect to any Tax period ending on or before the Closing Date, (ii) make or change any Tax election with respect to the Company with retroactive effect to the Pre-Closing Tax Period, including any elections under Sections 336 and 338 of the Code, or (iii) make a voluntary disclosure to, or enter into a voluntary disclosure agreement or similar agreement with, any taxing authority regarding Taxes of the Company with respect to any tax period ending on or before the Closing Date, in each such case, except (A) with the prior written consent of the Securityholders’ Representative (which will not be unreasonably withheld, delayed, or conditioned), or (B) if such action could not reasonably be expected to reduce the consideration payable to the Participating Securityholder pursuant to this Agreement or otherwise.

(g)    For U.S. federal income and other applicable Tax purposes, (i) the parties to this Agreement intend for the Mergers, taken together as part of an integrated transaction, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Section 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g), to which the Parent, Merger Subs and the Company are parties under Section 368(b) of the Code (the “Intended Tax Treatment”). In furtherance of the foregoing, it is intended that the value of Parent Common Stock is treated as being equal to the Parent Stock Price, and that this Agreement constitute a “binding contract” that provides for “fixed consideration” within the meaning of Treasury Regulations Section 1.368-1(e)(2). The parties to this agreement shall file all Tax Returns consistently with the Intended Tax Treatment unless otherwise required by applicable Law. Following the Merger, Parent, or a member of Parent’s “qualified group,” will continue the Company’s historic business or use a “significant portion” of Company’s “historic business assets” within a business (as such terms are used in Treasury Regulation Section 1.368-1(d)). Notwithstanding the foregoing, the Company and the holders of Company Securities understand and agree that neither Parent nor either Merger Sub makes any representations or warranties or provides any indemnities to the Company, any holder of Company Securities, or any other party regarding the Tax treatment of the Mergers, or any of the Tax consequences to the Company or any holder of Company Securities of this Agreement, the Mergers or the other transactions or agreements contemplated by this Agreement. The Company and the holders of Company Securities acknowledge and agree that the Company and the holders of Company Securities are relying solely on their own Tax advisors in connection with this Agreement, the Mergers and the other transactions and the other agreements contemplated by this Agreement.

5.7    Notification of Certain Events.

(a)    During the Pre-Closing Period, the Company shall promptly notify Parent of, and furnish Parent with any information it may reasonably request with respect to, (i) the occurrence of any event or condition or the existence of any fact that may reasonably be expected to cause any of the conditions to the obligations of Parent to consummate the Mergers set forth in Section 6 not to be satisfied (including any breaches or inaccuracies of the representations and warranties set forth in Section 2), (ii) any Knowledge of any notice from any Person alleging that the consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement, and (iii) any Legal Proceeding commenced, or, to its Knowledge threatened in writing, relating to or involving the Company that relates to the consummation of the transactions contemplated by this Agreement. The Company’s satisfaction of its obligations in the foregoing sentence shall not relieve the Company of any of its other obligations under this Agreement and no disclosure by the Company pursuant to this Section 5.7 shall be deemed to amend or supplement the Company Disclosure Schedules or to prevent or cure any misrepresentation, breach of warranty or breach of covenant, or waive any rights under Section 8 hereof.

(b)    During the Pre-Closing Period, Parent shall promptly notify the Company of, and furnish the Company with any information it may reasonably request with respect to, (i) the occurrence of any event or condition or the existence of any fact that may reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Mergers set forth in Section 7 not to be satisfied (including any breaches or inaccuracies of the representations and warranties set forth in Section 3), (ii) any Knowledge of any notice from any Person alleging that the consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement, and (iii) any Legal Proceeding commenced, or, to its knowledge threatened in writing, relating to or involving Parent that relates to the consummation of the transactions contemplated by this Agreement. Parent’s satisfaction of its obligations in the foregoing sentence shall not relieve Parent of any of its other obligations under this Agreement.

5.8    Confidentiality. The provisions of the Confidentiality Agreement, to the extent not inconsistent with the express terms of this Agreement, are hereby ratified, confirmed and agreed to as though fully set forth herein. The Confidentiality Agreement shall remain in effect until the First Effective Time, at which point it shall terminate. From and after the First Effective Time, except for the disclosure of information to the Advisory Group in its capacity as such with respect to the Securityholders’ Representative Group, or in the administration of the Securityholders’ Representative’s duties hereunder or under the Securityholders’ Representative Engagement Agreement, or to enforce the rights of the Participating Securityholders or the Securityholders’ Representative hereunder, the Securityholders’ Representative shall, and shall cause its Affiliates and its representatives to, keep confidential and not use or disclose documents and information prior to or following the Closing concerning Parent and its Affiliates (including the Surviving Entity) and its and their respective businesses, this Agreement, and the transactions contemplated hereby, whether or not such documents and information were furnished by Parent or its Affiliates (including the Surviving Entity) or its and their respective representatives in connection with the transactions contemplated hereby.

5.9    Rule 144. Parent shall use its commercially reasonable efforts to satisfy the current public information requirement under subsection (c) of Rule 144 promulgated under the Securities Act (“Rule 144”) at all times between the six-month anniversary of the Closing Date and the twelve-month anniversary of the Closing Date. Parent shall respond in a timely manner, and will cause its officers and instruct its legal counsel, transfer agent, and other representatives to respond in a timely manner, to requests by any Participating Securityholder or their brokers to sell shares of Parent Common Stock issued to such Participating Securityholder in connection with the First Merger in compliance with the transfer restrictions contained in the Joinder Agreement (if applicable) following the Closing Date and under Rule 144, including requests to have the restrictive legends removed from the stock certificates representing the shares of Parent Common Stock issued to such Participating Securityholder in connection with the First Merger.

5.10    Securities Law Exemption; Transfer Restrictions; Stop-Transfer Instructions; Securities Law Compliance.

(a)    Despite anything in this Agreement to the contrary, the shares of Parent Common Stock to be issued under this Agreement constitute “restricted securities” under the Securities Act and may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in compliance with any applicable state, federal or foreign securities Laws. All certificates or other instruments representing the shares of Parent Common Stock subject to this Agreement will bear a legend substantially to the following effect and that appropriate no transfer restrictions may be issued to Parent’s transfer agent (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNDER AN EXEMPTION FROM SUCH ACT AND SUCH LAWS. THE COMPANY MAY REQUIRE AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SALE, ASSIGNMENT OR OTHER TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF SECTION 5.9 OF THE AGREEMENT AND PLAN OF MERGER AND REORGANIZATION BY AND AMONG CORTEXYME, INC., QUINCE MERGER SUB I, INC., QUINCE MERGER SUB II, LLC AND NOVOSTEO INC., DATED AS OF MAY 9, 2022. A COPY OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

(b)    To ensure compliance with the restrictions imposed by this Agreement, each of the Company, each Participating Securityholder and each holder of Company Restricted Stock agrees that Parent may issue appropriate “stop-transfer” instructions to its transfer agent. Accordingly, Parent shall not be required to (i) transfer on its books any shares of Parent Common Stock that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or the requirements of the Securities Act or any applicable state, federal or foreign securities Laws, or (ii) treat as owner of such shares of Parent Common Stock, or to accord the right to vote or pay dividends, to any purchaser or other transferee to whom such shares of Parent Common Stock has been purportedly so transferred.

(c)    Parent shall, as promptly as administratively practicable following the Closing, file with the SEC a registration statement on Form S-8 (the “Form S-8”) registering the shares of Parent Common Stock issuable upon the exercise of all Assumed Options that are eligible to be registered on Form S-8 and shall use commercially reasonable efforts to maintain the effectiveness of the Form S-8, or any successor filing thereof, for so long as such Assumed Options remain outstanding.

5.11    Corporate Governance. Parent shall take all action necessary so that, as of the First Effective Time, the Board of Directors of Parent shall consist of a total of eight directors, of whom (a) six directors shall be individuals who were members of the Board of Directors of Parent as of immediately prior to the First Effective Time and (b) two directors shall be the individuals set forth on EXHIBIT F. Parent shall take all action necessary so that, as of the First Effective Time, the officers of Parent shall be those individuals listed on Exhibit F.

5.12    Nasdaq Listing. Parent shall use reasonable best efforts to cause the shares of Parent Common Stock issuable pursuant to Section 1.5(c)(i), and required to be reserved for issuance, in connection with the First Merger to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the First Effective Time.

5.13    Termination of 401(k) Plans. Effective as of the day immediately preceding the Closing Date, the Company shall terminate, or shall cause the termination of, all Company Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”), unless Parent provides written notice to the Company no later than ten (10) Business Days prior to the Closing Date that the 401(k) Plans shall not be terminated. The Company shall provide Parent with evidence that such 401(k) Plans have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the applicable governing body. The form and substance of such resolutions shall be subject to review and approval by Parent at least three (3) Business Days prior to the Closing Date, which approval shall not be unreasonably withheld, conditioned or delayed. The Company also shall take such other actions in furtherance of terminating the 401(k) Plans as Parent may reasonably require.

5.14    Employment Matters.

(a)    During the period commencing on the Closing Date and ending on December 31, 2022, Parent shall, or shall cause any Subsidiary to provide those employees who are, as of immediately prior to the Closing, employed by the Company (the “Continuing Employees”) with, in each case, cash compensation (including base salary rate and target cash bonus opportunity) in each case no less favorable than those provided to such Continuing Employee immediately prior to the First Effective Time and employee benefits that are substantially comparable, in the aggregate, to those provided to similarly situated employees of Parent.

(b)    Parent will treat, and use commercially reasonable efforts to cause any applicable benefit plans to treat, the service of the Continuing Employees with the Company attributable to any period before the Closing Date as service rendered to Parent or any Subsidiary of Parent for purposes of any such benefit plan to the extent such service was taken into account under the analogous benefit plan immediately prior to the Closing Date; provided, that no such prior service shall be taken into account to the extent it would result in the duplication of benefits to any Continuing Employee.

(c)    Nothing contained herein, express or implied, (i) is intended to confer upon any Continuing Employee any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any benefit plan; (ii) shall alter or limit Parent’s or the Company’s or their Affiliates’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement; or (iii) is intended to confer upon any individual (including employees, retirees or dependents or beneficiaries of employees or retirees) any right as a third party beneficiary of this Agreement.

SECTION 6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUBS

The obligations of Parent and Merger Subs to effect the Mergers and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:

6.1    Accuracy of Representations and Warranties. (a) The Specified Representations and the representations and warranties of the Company set forth in Section 2.26 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct in all material respects as of such particular date); (b) the representations and warranties of the Company set forth in Section 2.5(b) shall be true and correct in all respects; and (c) the representations and warranties of the Company set forth in Section 2 (other than the Specified Representations and the representations and warranties set forth in Sections 2.5(b) and 2.26) shall be true and correct in all respects (with the qualification that for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all materiality, Company Material Adverse Effect and similar qualifications shall be disregarded) as of the date of this Agreement and of the Closing Date with the same effect as though made on and as of the Closing (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct in all respects as of such particular date), except, in each case, where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

6.2    Performance of Covenants. The Company shall have performed and complied with, in all material respects, all of its covenants hereunder at or before the Closing (to the extent that such covenants require performance by the Company at or before the Closing).

6.3    Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

6.4    No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by Parent shall have been issued by any court of competent jurisdiction and remain in effect, and no Law shall have been enacted that makes consummation of the Merger by Parent illegal.

6.5    Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect (to the extent applicable):

(a)    the First Certificate of Merger, executed by the Company;

(b)    the Closing Payment Schedule;

(c)    a good standing certificate of the Company from the Secretary of State of the State of Delaware dated within seven days prior to the Closing Date;

(d)    a duly executed copy of the Mandatory Conversion Consent;

(e)    evidence of termination of the Terminated Agreements; and

(f)    evidence as to the termination of the Company Plans listed in Schedule 6.5(f), without any liabilities thereunder on the part of the Company, including evidence reasonably satisfactory to Parent that all 401(k) Plans have been terminated pursuant to resolution of the applicable governing body (the form and substance of which shall have been subject to review and approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed), effective as of no later than the day immediately preceding the Closing Date.

6.6    Closing Certificate. The Chief Executive Officer of the Company shall have delivered to Parent a certificate, dated as of the Closing Date, certifying to the effect that each of the conditions specified above in Sections 6.1, 6.2 and 6.7 have been satisfied.

6.7    No Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred that is continuing.

6.8    FIRPTA Certificate. Parent shall have received a statement from the Company, dated as of the Closing Date and signed by an authorized officer of the Company, that the Company is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code, such statement in form and substance reasonably satisfactory to Parent and conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and a notice to the IRS, in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2) dated as of the Closing Date, together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company after the Closing.

6.9    Joinder Agreements and Suitability Documentation. The Company shall have delivered to Parent duly executed Joinder Agreements in the form of EXHIBIT D (the “Joinder Agreements”) from of holders of Company Securities entitled to receive at least 80% of Aggregate Merger Consideration (on an as converted to Company Common Stock basis) and Suitability Documentation certifying status as an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act) from Company Stockholders entitled to receive at least 80% of Aggregate Merger Consideration payable to Company Stockholders (on an as converted to Company Common Stock basis).

6.10    280G Stockholder Vote. To the extent that execution and delivery of this Agreement, the shareholder approval of this Agreement or the consummation of the transactions contemplated hereby could reasonably be expected to (either alone or in conjunction with any other event) result in the payment of any “parachute payment” as defined in Section 280G(b)(2) of the Code, the 280G Stockholder Vote shall have occurred and any payments that could reasonably be expected to be non-deductible under Section 280G of the Code shall have been previously irrevocably waived by each of the applicable “disqualified individuals” (as defined under Section 280G of the Code and the regulations promulgated thereunder) unless approved in the 280G Stockholder Vote, and either approved or disapproved in the 280G Stockholder Vote.

6.11    Mandatory Conversion. All outstanding shares of Company Preferred Stock shall have been converted into shares of Company Common Stock.

6.12    Nasdaq Listing. The fifteen-day period (or such other longer period as required under the Nasdaq listing rules) shall have elapsed following Parent’s filing of the “Notification: Listing of Additional Shares” with Nasdaq to satisfy Parent’s notification obligation under the Nasdaq listing rules.

SECTION 7.    CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Company), at or prior to the Closing, of the following conditions:

7.1    Accuracy of Representations and Warranties. (a) The Parent Specified Representations and the representations and warranties set forth in Section 3.16 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct in all material respects as of such particular date); (b) the representations and warranties set forth in Section 3.12(b) shall be true and correct in all respects; and (c) the representations and warranties of Parent and Merger Subs set forth in Section 3 (other than the Parent Specified Representations and the representations and warranties in Sections 3.12(b) and 3.16) shall be true and correct in all respects as of the date of this Agreement and of the Closing Date with the same effect as though made on and as of the Closing, except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct (with the qualification that for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all materiality, Parent Material Adverse Effect and similar qualifications shall be disregarded), except, in each case, where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

7.2    Performance of Covenants. Parent and Merger Subs shall have performed and complied with, in all material respects, all of their respective covenants hereunder at or before the Closing (to the extent that such covenants require performance by Parent or Merger Subs at or before the Closing).

7.3    No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction and remain in effect, and no material Law shall have been enacted since the date of this Agreement that makes consummation of the Merger by the Company illegal.

7.4    No Parent Material Adverse Effect. Since the date of this Agreement, no Parent Material Adverse Effect shall have occurred that is continuing.

7.5    Closing Certificate. An authorized officer of Parent and Merger Subs shall have delivered to Company a certificate, dated as of the Closing Date, certifying to the effect that each of the conditions specified above in Sections 7.1, 7.2 and 7.4 have been satisfied.

7.6    Nasdaq Listing. Parent shall have filed a “Notification: Listing of Additional Shares” with Nasdaq Stock Market LLC (“Nasdaq”) to satisfy Parent’s notification obligation under the Nasdaq listing rules (including that the requisite number of days have elapsed following the filing thereof).

7.7    Appointment of Directors and Officers. Parent shall have appointed the two individuals set forth on EXHIBIT F as members of the board of directors of Parent and the individuals listed on such EXHIBIT F as officers of Parent as provided for next to each such individual’s name therein, such appointments to be contingent on the occurrence of, and effective immediately following, the First Effective Time.

7.8    Second Certificate of Merger. An authorized officer of Merger Sub II shall have delivered to Company a duly executed Second Certificate of Merger in the form of Exhibit C.

SECTION 8.    INDEMNIFICATION

8.1    Indemnification by Participating Securityholders. Subject to the other provisions of this Section 8, following the Closing, each Participating Securityholder shall, severally and not jointly, in accordance with such Participating Securityholder’s Pro Rata Share, indemnify Parent and the Surviving Entity, their respective Affiliates, and each of their respective officers, directors, employees, stockholders, agents, other representatives, successors and permitted assigns (each a “Parent Indemnified Party”) in respect of, and hold them harmless against, any Losses suffered, incurred or sustained by any Parent Indemnified Party directly or indirectly resulting from or arising out of:

(a)    any inaccuracy in or breach, as of the date of this Agreement or as of the Closing Date (as if such representation or warranty had been made as of the Closing Date), of any representation or warranty (other than the Specified Representations) made by the Company in this Agreement or in certificates delivered to Parent or Merger Subs by or on behalf of the Company in connection herewith;

(b)    any inaccuracy in or breach, as of the date of this Agreement or as of the Closing Date (as if such representation or warranty had been made as of the Closing Date), of any Specified Representation made by the Company in this Agreement;

(c)    any breach or nonfulfillment by the Company or the Securityholders’ Representative of any of their respective covenants, obligations or agreements contained in this Agreement required to be performed and complied with by the Company on or prior to the Closing or, solely with respect to the Securityholders’ Representative, after the Closing Date;

(d)    any claims by any current or former holder of Company Securities or alleged current or former holder of any securities of the Company (i) relating to the allocation, misallocation, miscalculation or inaccuracy of the Aggregate Merger Consideration and related payments thereof under Section 1, including as a result of any inaccuracy or error in the Closing Payment Schedule, or (ii) to the effect that such Person is entitled to any security of the Company or any payment in connection with the Merger other than as specifically provided for in the Closing Payment Schedule (in each case, other than in connection with the exercise of appraisal rights under Section 262 of the DGCL);

(e)    any claim by a current or former holder of Company Capital Stock, Company Stock Option, or any other Person, seeking to assert, or based upon, any claim for breach of fiduciary duties owed to such Person in such capacity;

(f)    the exercise by any holder of Company Securities of appraisal rights under Section 262 of the DGCL, including payments in respect of such person’s Dissenting Shares to the extent such payments exceed the value of the consideration to which such Person would have been entitled pursuant to Section 1 in respect of such Dissenting Shares if such Person had not exercised appraisal rights in respect thereof; or

(g)    any fraud by or on behalf of the Company with respect to this Agreement or the transactions contemplated by this Agreement.

8.2    Indemnification by Parent. Subject to the other provisions of this Section 8, following the Closing, Parent shall indemnify the Participating Securityholders, their respective successors and assigns, and the Representatives of each of the foregoing (collectively, the “Stockholder Indemnified Persons”) in respect of, and hold them harmless against, any Losses suffered by the Stockholder Indemnified Persons resulting from or arising out of, directly or indirectly:

(a)    any inaccuracy in or breach of any representation or warranty, as of the date of this Agreement or as of the Closing Date (as if such representation or warranty had been made as of the Closing Date), made by Parent or Merger Subs in this Agreement (other than the Parent Specified Representations) or in any certificate delivered to the Company by or on behalf of Parent or Merger Subs in connection herewith;

(b)    any inaccuracy in or breach, as of the date of this Agreement or as of the Closing Date (as if such representation or warranty had been made as of the Closing Date), of any Parent Specified Representation made by Parent or Merger Subs in this Agreement;

(c)    any breach or nonfulfillment by Parent or Merger Subs of any of their respective covenants, obligations or agreements contained in this Agreement; or

(d)    any fraud by or on behalf of Parent with respect to this Agreement or the transactions contemplated by this Agreement.

8.3    Third-Party Claims.

(a)    In the event an Indemnified Party becomes aware of a third-party claim (including any action or proceeding commenced or threatened to be commenced by any Third Party) that the Indemnified Party reasonably believes may result in an indemnification claim pursuant to Sections 8.1 or 8.2 (any such claim, other than a Tax Claim, a “Third-Party Claim”), the Indemnified Party shall promptly (and in any event within 10 Business Days after becoming aware of such claim) notify the Securityholders’ Representative or Parent, as applicable, in writing of such Third-Party Claim (such notice, the “Claim Notice”). The Claim Notice shall be accompanied by copies of any relevant and material documentation submitted by the Third Party making such Third-Party Claim and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third-Party Claim and the amount of the claimed Losses; provided, however, that no delay or failure on the part of the Indemnified Party in delivering a Claim Notice shall relieve the Participating Securityholders or Parent, as applicable, from any liability hereunder except and only to the extent they shall have been actually and materially prejudiced as a result of such delay or failure.

(b)    With respect to any Third-Party Claim, the Parent Indemnified Parties shall have the right to conduct and control, through counsel of its own choosing, the defense, compromise or settlement of any Third-

Party Claim, and in any such case the Participating Securityholders shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested and subject to reasonable notice by the Parent Indemnified Parties in connection therewith; provided; that:

(i)    the Parent Indemnified Parties shall keep the Securityholders’ Representative reasonably informed of all material events related to such Third-Party Claim;

(ii)    the Securityholders’ Representative may participate, through counsel chosen by it and at its own expense (on behalf of the Participating Securityholders), in the defense of any such Third-Party Claim as to which the Parent Indemnified Party so elected to conduct and control the defense thereof and such Parent Indemnified Party shall consider in good faith recommendations made by the Securityholders’ Representative with respect thereto; and

(iii)    the Parent Indemnified Parties shall not, without the prior written consent of the Securityholders’ Representative (which written consent shall not be unreasonably withheld, conditioned or delayed), pay, compromise or settle any such Third-Party Claim without such consent.

8.4    Indemnification Mechanics.

(a)    In order to seek indemnification under this Section 8, the Indemnified Party shall deliver (an “Indemnification Demand”) to the Securityholders’ Representative or Parent, as applicable, a written notice that contains (i) a description and the amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party (to the extent then known) and (ii) a statement that the Indemnified Party is entitled to indemnification under Section 8.1 or Section 8.2 for such Losses and a reasonable explanation of the basis therefor (to the extent then known). Despite the foregoing or anything else to the contrary herein, the Securityholders’ Representative and the Participating Securityholders agree that only the Securityholders’ Representative may bring an indemnification claim against under this Agreement, and that no Person (other than the Securityholders’ Representative) can provide an Indemnification Demand to Parent under this Section 8 and that any other purported Indemnification Demand shall be null and void and have no force or effect.

(b)    Upon reasonable request, the Indemnified Party shall furnish the Securityholders’ Representative or Parent, as applicable, with any information to the extent that such information is reasonably necessary in order to evaluate the Indemnification Demand. If the Securityholders’ Representative or Parent, as applicable, in good faith objects to any claim made by the Indemnified Party in the Indemnification Demand, then the Securityholders’ Representative or Parent, as applicable, shall deliver a written notice (an “Indemnification Dispute Notice”) to the Indemnified Party within 30 calendar days following receipt by the Securityholders’ Representative or Parent, as applicable, of an Indemnification Demand from such Indemnified Party. The Indemnification Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made by the Indemnified Party in the Indemnification Demand. If the Securityholders’ Representative or Parent, as applicable, fails to deliver an Indemnification Dispute Notice prior to the expiration of such 30-calendar day period, then the indemnity claim set forth in the Indemnification Demand shall be conclusively determined in the Indemnified Party’s favor for purposes of this Section 8, and the Indemnified Party shall be indemnified for the amount of the Losses stated in such Indemnification Demand (or, in the case of any notice in which the Losses (or any portion thereof) are estimated, the amount of such Losses (or such portion thereof) as finally determined) on demand or, in the case of any notice in which the Losses (or any portion thereof) are estimated, on such later date when the amount of such Losses (or such portion thereof) becomes finally determined, in either case, subject to the limitations of this Section 8.

(c)    If the Securityholders’ Representative or Parent, as applicable, delivers an Indemnification Dispute Notice, then the Indemnified Party and the Securityholders’ Representative or Parent, as applicable, shall attempt in good faith to resolve any such objections raised by the Securityholders’ Representative or Parent, as applicable, in such Indemnification Dispute Notice. If the Indemnified Party and the Securityholders’ Representative or Parent, as applicable, agree to a resolution of such objection, then a memorandum setting forth the matters conclusively determined by the Indemnified Party and the Securityholders’ Representative or Parent, as applicable, shall be prepared and signed by both parties, and shall be binding and conclusive upon the parties hereto.

(d)    If no such resolution can be reached during the 30-day period following the Indemnified Party’s receipt of a given Indemnification Dispute Notice, then upon the expiration of such 30-day period (or such longer period as may be mutually agreed), the Indemnified Parties shall be entitled to pursue all remedies available to them under this Agreement or otherwise at law or in equity with respect to such claims (in each case subject to the terms and limitations set forth in this Agreement, including Section 10.5).

8.5    Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the Closing and remain in full force and effect until 5:00 p.m. Pacific Coast Time on the date that is six months after the Closing Date; provided, however, that: (i) the IP Representations shall survive the Closing and remain in full force and effect until 5:00 p.m. Pacific Coast Time on the date that is twelve months after the Closing Date; (ii) the Specified Representations shall survive the Closing and remain in full force and effect until 5:00 p.m. Pacific Coast Time on the date that is 36 months after the Closing Date; and (iii) the Parent Specified Representations shall survive the Closing and remain in full force and effect until 5:00 p.m. Pacific Coast Time on the date that is 36 months after the Closing Date; provided, further, that, the indemnification obligations under Sections 8.1(d), 8.1(e) and 8.1(f) shall survive the Closing and remain in full force and effect until 5:00 p.m. Pacific Coast Time on the date that is 24 months after the Closing Date; provided, further, that, with respect to any claim as to which an Indemnified Party shall have, on or prior to such date, delivered an Indemnification Demand, the indemnification obligations hereunder with respect to the claim asserted in such Indemnification Demand, shall survive until such time as such claim is fully and finally resolved and payment in respect thereof, if any is required to be made under the terms of this Agreement, shall have been made. All covenants and agreements of the parties contained in this Agreement (i) that are to be performed at or prior to the Closing shall survive the Closing and remain in full force and effect until the date that is six months after the Closing Date and (ii) that are to be performed following the Closing shall continue in effect and expire in accordance with their respective terms. It is the express intent of the parties that, if an applicable survival period as contemplated by this Section 8.5 is shorter than the statute of limitations that would otherwise have been applicable, then, by Contract, the applicable statute of limitations shall be reduced to the shortened survival period contemplated hereby. The parties further acknowledge that the time periods set forth in this Section 8.5 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

8.6    Limitations.

(a)    Except in the case of fraud committed by a Participating Securityholder, in which case such Participating Securityholder may be liable for all Losses arising as a result of such Participating Securityholder’s own fraud, in no event shall any Participating Securityholder’s aggregate liability to the Parent Indemnified Parties for indemnification claims pursuant to this Section 8 exceed an amount equal to (i) for a Participating Securityholder that is an Accredited Investor, (A) (1) the Parent Stock Price multiplied by (2) the number of shares of Parent Common Stock issued to such Participating Securityholder pursuant to Section 1.5(c), plus (B) (1) the Parent Stock Price multiplied by (2) the number of shares of Adjusted Restricted Stock issued to such holder pursuant Section 1.8, reduced by any shares of Adjusted Restricted Stock repurchased by Parent prior to it vesting, and (ii) for a Participating Securityholder that is an Unaccredited Investor, the cash amount paid to such holder at the Closing pursuant to Section 1.6. For purposes of this Section 8.6(a), any taxes withheld in respect of such Participating Securityholder’s Company Securities shall be deemed to be received by the applicable Participating Securityholder as and when withheld.

(b)    Except in the case of fraud committed by or on behalf of Parent, in no event shall Parent’s aggregate liability to the Participating Securityholders for indemnification claims pursuant to this Section 8 exceed an amount equal to the Aggregate Merger Consideration.

(c)    Except in the case of fraud committed by or on behalf of the Company, in which case recovery may be sought under Section 8.1(g), in no event shall any Participating Securityholder’s aggregate liability to the Parent Indemnified Parties for indemnification claims pursuant to Section 8.1(a) exceed such Person’s Pro Rata Share of the Mini-Cap (for purposes of this Section 8.6(c), any taxes withheld in respect of such Participating Securityholder’s Company Securities shall be deemed to be received by the applicable Participating Securityholder as and when withheld).

(d)    Except in the case of fraud committed by or on behalf of Parent, in which case recovery may be sought under Section 8.2(d), in no event shall Parent’s aggregate liability to the Participating Securityholders for indemnification claims pursuant to Section 8.2(a) exceed the Mini-Cap.

(e)    No Parent Indemnified Party shall be entitled to recover any Losses (i) under Section 8.1(a) through Section 8.1(c), inclusive, unless and until the aggregate Losses for which they would otherwise be entitled to indemnification under Section 8.1(a) through Section 8.1(c), inclusive, collectively exceed $1,000,000 (the “Indemnity Deductible”), in which case the Parent Indemnified Party shall be entitled to recover for all Losses in excess of the amount of the Indemnity Deductible, and (ii) under Section 8.1(d) through Section 8.1(f), inclusive, unless and until the aggregate Losses for which they would otherwise be entitled to indemnification under Section 8.1(d) through Section 8.1(f), inclusive, collectively exceed $500,000 (the “Indemnity Basket”), in which case the Parent Indemnified Party shall be entitled to recover for all Losses including the amount of the Indemnity Basket; provided, however, that neither the Indemnity Deductible nor the Indemnity Basket shall apply to any claims for fraud under Section 8.1(g) or willful breach of a covenant by the Company or the Securityholders’ Representative under Section 8.1(c).

(f)    No Stockholder Indemnified Person shall be entitled to recover any Losses under Section 8.2(a) through Section 8.2(c), inclusive, unless and until the aggregate Losses for which they would otherwise be entitled to indemnification under Section 8.2(a) through Section 8.2(c), inclusive, collectively exceed the Indemnity Deductible, in which case the Stockholder Indemnified Person shall be entitled to recover for all Losses in excess of the amount of the Indemnity Deductible; provided, however, that the Indemnity Deductible shall not apply to any claims for fraud under Section 8.2(d) or willful breach of a covenant by Parent or either Merger Sub.

(g)    Despite anything contained in this Agreement or elsewhere to the contrary, all “material,” “Company Material Adverse Effect,” “Parent Material Adverse Effect” or similar materiality type qualifications contained in the representations and warranties set forth in this Agreement shall be ignored under this Section 8 for purposes of determining the amount of any Losses (but not for purposes of determining whether or not a breach or inaccuracy of a representation or warranty has occurred), except (i) with respect to the representation and warranties set forth in Section 2.5 and in Section 3.13 and (ii) for the term “Material Contract”.

(h)    The representations, warranties and covenants of the Company, and the Parent Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Parent Indemnified Party (including by any of its representatives) or by reason of the fact that the Parent Indemnified Party or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Parent Indemnified Party’s waiver of any condition set forth in Section 6.

(i)    Notwithstanding anything to the contrary set forth herein, no Parent Indemnified Party shall have any right to indemnification for Taxes as a result of a breach of the representations in Section 2.15 (Taxes) to the extent that the amount of the applicable Losses (i) are incurred as a result of a transaction outside the ordinary course that is not otherwise contemplated by this Agreement that occurs on the Closing Date but after the Closing, (ii) are incurred as a result of a breach by Parent or its Affiliates of Section 5.6(f) or (iii) were actually taken into account in the calculation of the Aggregate Merger Consideration.

(j)    In the event a Parent Indemnified Party may be entitled to any insurance or indemnity proceeds in respect of any claim for Losses for which a Parent Indemnified Party makes a claim for indemnification pursuant to this Section 8, the Parent Indemnified Party shall use commercially reasonable efforts to obtain, receive or realize such insurance or indemnity proceeds. In the event that any such insurance or indemnity payments are actually received by a Parent Indemnified Party, any Losses owed hereunder shall be reduced by such amount received (net of any third-party costs or expenses incurred in obtaining such insurance or indemnity proceeds, including any deductibles, increases in insurance premiums or retro-premium adjustments resulting from such recovery), or if subsequent to receipt by such Parent Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance or indemnity payments recoveries relate, appropriate refunds (net of such any third-party costs or expenses) shall be made promptly by such Parent Indemnified Party to Securityholders’ Representative, for further distribution to the Participating Securityholders, of all or the relevant portion of such indemnification payment.

(k)    The parties acknowledge that there shall not be any duplicative recovery for any Losses arising from the same facts and circumstances.

(l)    For the avoidance of doubt, in no event shall a Participating Securityholder be liable for any inaccuracy of any representation, warranty or covenant made by any other Participating Securityholder.

8.7    Subrogation. If Parent, the Surviving Entity or any Affiliate of Parent or the Surviving Entity receives or becomes entitled to indemnification from the Participating Securityholders, the Securityholders’ Representative (on behalf of the Participating Securityholders) shall be entitled to exercise and shall be subrogated to any rights and remedies (including rights of indemnity, rights of contribution and rights of recovery) that Parent, the Surviving Entity or such Affiliate may have against any other Person with respect to any Losses, circumstance or matter to which such indemnification payment is directly or indirectly related; provided, that the Securityholders’ Representative, in connection with its exercise of such subrogation right, shall use commercially reasonable efforts to prevent any harm or Losses to the Surviving Entity’s and its Affiliates’ business and their respective relationships with customers, vendors, suppliers, licensors and licensees. Parent and the Surviving Entity shall take such actions as the Securityholders’ Representative may reasonably request for the purpose of enabling the Securityholders’ Representative (on behalf of the Participating Securityholders) to perfect or exercise all rights of subrogation hereunder.

8.8    Payment of Agreed Indemnification Claims . Upon the final determination of any claim for indemnification pursuant to Section 8.1, and subject to the limitations set forth in Section 8.6, each Participating Securityholder shall, at its election, within thirty (30) days following any such final determination, pay to the Parent Indemnified Party either: (x) cash; or (y) shares of Parent Common Stock (with such shares valued at the Parent Stock Price), in each case, with a value equal to its Pro Rata Share of the Losses as finally determined in accordance with Section 8.4; provided, that, if a Participating Securityholder fails to make such election within thirty (30) days following any such final determination, any such Participating Securityholder shall forfeit shares of Parent Common Stock (each such forfeiture, an “Indemnity Forfeiture”). The number of shares of Parent Common Stock to be so forfeited shall be calculated by dividing: (1) such Participating Securityholder’s Pro Rata Share of the total amount of Losses as finally determined in accordance with Section 8.4 divided; by (2) the Parent Stock Price, rounded down to the nearest whole share. Subject to the limitations set forth in Section 8.6, in the event that the Indemnity Forfeiture is insufficient to satisfy such Participating Securityholder’s liability, Parent will have the right to pursue such claim directly against such Participating Securityholder. In furtherance of the foregoing, each Participating Securityholder hereby (x) grants to Parent, and to each officer and director of Parent, a limited power of attorney to execute any instruments or documents necessary to effectuate any applicable Indemnity Forfeiture and (y) acknowledges that such power of attorney is coupled with an interest and shall be irrevocable and shall survive the bankruptcy, dissolution or liquidation of such Participating Securityholder and shall be binding on any successor thereto or permitted assigns thereof. The foregoing power of attorney shall authorize each officer and director of Parent to execute and deliver the instruments or documents necessary to effectuate any applicable Indemnity Forfeiture on behalf of such Participating Securityholder in the event, and only in the event, that such Participating Securityholder has failed to execute and deliver such instruments or documents within five (5) Business Days of a request to do so by Parent.

8.9    Tax Treatment of Payments. The parties hereto agree to treat any payments made pursuant to this Section 8 as adjustments to the Aggregate Merger Consideration for all U.S. federal, state and local income Tax purposes to the maximum extent permitted by applicable Law.

8.10    Indemnification Notice. For purposes of this Section 8, (i) if Parent (or any other Parent Indemnified Party) comprises the Indemnified Party, any notices to be given to (or delivered by) the Participating Securityholders shall be given to (or delivered by) the Securityholders’ Representative (acting on behalf of the Participating Securityholders), and (ii) if Parent comprises the indemnifying party, any notices to be given to (or delivered by) Parent shall be given to (or delivered by) the Securityholders’ Representative (acting on behalf of the Participating Securityholders).

8.11    Representations not Limited. The right of the Indemnified Party to indemnification pursuant to this Section 8 will not be affected by any investigation conducted or knowledge acquired (or capable of being conducted or acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to any accuracy of any representation or warranty, or performance of or compliance with any covenant or agreement herein.

8.12    Parent Common Stock Value. For the purposes of determining the maximum liability under this Section 8, each share of Parent Common Stock shall be deemed to have a value equal to the Parent Stock Price.

8.13    Sole and Exclusive Remedy. From and after the Closing, except claims for fraud against the Person committing such fraud, (i) the indemnification terms set forth in this Section 8 and (ii) the right to pursue specific performance pursuant to Section 10.12 shall constitute the sole and exclusive remedy of the Indemnified Parties for Losses relating to or arising from any breach of or inaccuracy with respect to any representation or warranty set forth in this Agreement or any breach or failure by a party to perform or comply with any covenant, obligation or agreement set forth herein.

SECTION 9.    TERMINATION

9.1    Termination. This Agreement may be terminated prior to the First Effective Time (whether before or after the adoption of this Agreement by the Required Company Stockholder Vote):

(a)    by mutual written consent of Parent and the Company;

(b)    by either Parent or the Company if the First Merger shall not have been consummated by the End Date; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(b) if the failure to consummate the First Merger by the End Date is primarily attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the First Effective Time;

(c)    by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or there shall exist any Law, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting or making illegal the Mergers; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(c) if, prior to the End Date, such party did not use commercially reasonable efforts to have such order vacated prior to its becoming final and nonappealable;

(d)    by Parent, if the Company or the Securityholders’ Representative shall have breached or failed to perform any of their respective representations, warranties, covenants, obligations or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.2 and (ii) cannot be or has not been cured within 15 calendar days following receipt by the Company of written notice of such material breach or failure to perform; provided that Parent may not terminate this Agreement pursuant to this Section 9.1(d) if Parent is in breach of this Agreement such that the Company has the right to terminate this Agreement pursuant to Section 9.1(e) but for the proviso thereto; or

(e)    by the Company, if Parent or Merger Subs shall have breached or failed to perform any of their respective representations, warranties, covenants, obligations or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.2 and (ii) cannot be or has not been cured within 15 calendar days following receipt by Parent of written notice of such material breach or failure to perform; provided that the Company may not terminate this Agreement pursuant to this Section 9.1(e) if the Company is in breach of this Agreement such that Parent has the right to terminate this Agreement pursuant to Section 9.1(d) but for the proviso thereto.

9.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect and no party hereto (or any of its Affiliates, directors, trustees, executors, officers, agents or representatives) shall have any liability or obligation hereunder; provided, however, that (i) this Section 9.2, Section 5.8 and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) nothing herein shall relieve any party from any liability for fraud or for any willful breach by such party prior to the termination of this Agreement.

SECTION 10.    MISCELLANEOUS PROVISIONS

10.1    Amendment. Subject to compliance with applicable Law, this Agreement may be amended by written agreement of Parent and the Company at any time before the Closing and Parent and the Securityholders’ Representative following the Closing; provided that any amendment of this Agreement that requires approval by the Company Stockholders or approval by the stockholders of Parent under applicable Law shall be subject to such approval. For purposes of this Section 10.1, the Participating Securityholders agree that any amendment of this Agreement signed by the Company (prior to Closing) or the Securityholders’ Representative (following Closing) shall be binding upon and effective against the such Persons whether or not they have signed such amendment.

10.2    Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Mergers are consummated, except as provided in Section 1.13 and that all fees and expenses of the Exchange Agent shall be paid by Parent.

10.3    Waiver.

(a)    No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)    No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4    Entire Agreement; Counterparts. This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. This Agreement may be executed by facsimile or electronic transmission, each of which shall be deemed an original.

10.5    Applicable Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. IN ANY ACTION BETWEEN ANY OF THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY: (A) EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE CHANCERY COURT OF THE STATE OF DELAWARE (OR, ONLY IF SUCH COURT DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY FEDERAL COURT WITHIN THE STATE OF DELAWARE); AND (B) IF ANY SUCH ACTION IS COMMENCED IN A STATE COURT, THEN, SUBJECT TO APPLICABLE LAW, NO PARTY SHALL OBJECT TO THE REMOVAL OF SUCH ACTION TO ANY FEDERAL COURT LOCATED IN DELAWARE. EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION SO BROUGHT AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.6    Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit, as determined by a court of competent jurisdiction in a final, non-appealable order, shall be entitled to receive a reasonable sum for its out-of-pocket attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.7    Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by operation of law or otherwise, in whole or in part, by either the Company (prior to the First Effective Time) or Parent without the prior written consent of the other party; provided, that, following the First Effective Time, Parent may assign this Agreement as a whole without such consent in connection with the acquisition (whether by merger, consolidation, sale or otherwise) of Parent, as long as the assignee thereof agrees in writing to assume and be bound as Parent hereunder. Any assignment in violation of the preceding sentence will be void. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

10.8    Third Party Beneficiaries. Except as provided in Section 5.4, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Each Participating Securityholder (in his, her or its capacity as such) understands and agrees that it is not a third-party beneficiary of any provision of this Agreement.

10.9    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if (i) delivered personally or (ii) delivered by electronic mail to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided that with respect to notices delivered to the Securityholders’ Representative, such notices must be delivered solely via electronic mail:

if to Parent or Merger Subs:

Cortexyme, Inc.,

269 East Grand Ave.

South San Francisco, California 94080

Attention: Chief Operating Officer and Chief Financial Officer

if to the Company (prior to Closing):

Novosteo Inc.

1281 Win Hentschel Blvd Suite #1594

West Lafayette, IN 47906

Attention: Dirk Thye

Email: dthye@novosteo.com

or the Securityholders’ Representative (after the Closing):

Fortis Advisors LLC

Attention: Notices Department (Project Quince)

Email: notices@fortisrep.com

in the case of notices to the Company (prior to Closing) or to the Securityholders’ Representative (after the Closing), with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati

One Market Plaza, Spear Tower, Suite 330

San Francisco, CA 94105

Attention: Robert T. Ishii; Jason Breen

E-mail: rishii@wsgr.com; jbreen@wsgr.com

in the case of notices to Parent or to the Surviving Entity (after the Closing), with a copy to (which shall not constitute notice):

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

Attention: Gordon Ho; Ian Nussbaum

Email: gho@cooley.com; inussbaum@cooley.com

10.10    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.11    Knowledge. “Knowledge” of the Company shall mean, with respect to a fact or matter, a Knowledge Person of the Company has actual knowledge of the fact or matter, and of Parent shall mean, with respect to a fact or matter, a Knowledge Person of Parent has actual knowledge of the fact or matter.

10.12    Specific Performance. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Parent and the Company would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching party may be entitled at law, a non-breaching party shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

10.13    Construction.

(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)    The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)    As used in this Agreement, the word “or” is inclusive and means “and/or”.

(e)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(f)    The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(g)    The medical terms referenced in this Agreement (including in the Exhibits attached hereto) shall, to the extent applicable, have meanings consistent with the definition of such terms in Steadman’s Medical Dictionary for the Health Professions and Nursing, 7th Edition.

(h)    The term “Company”, as such term is used to refer the conduct, action, inaction or state of the Company prior to the date hereof, shall be deemed to include any predecessor of the Company.

(i)    Any document uploaded to the online data room utilized for the transactions contemplated hereby at least one Business Days prior to the date of this Agreement shall be considered “made available”, “furnished”, “delivered” or “provided” for purposes of this Agreement.

(j)    The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(k)    Any statute defined or referred to herein or in any agreement or instrument that is referred to herein shall mean such statute as from time to time amended, unless otherwise specifically indicated.

(l)    The words “shall” and “will” are to be interpreted to have the same meaning.

(m)    The use of “commercially reasonable efforts” will not require that any Person grant or offer to grant any accommodation or concession (financial or otherwise), or make any payment, to any third party (including a Governmental Body) in connection with the compliance therewith.

10.14    Company Disclosure Schedule. The Disclosure Schedule of the Company (the “Company Disclosure Schedule”) has been arranged, for purposes of convenience only, as separate Parts corresponding to the subsections of Section 2 of this Agreement. The representations and warranties contained in Section 2 of this Agreement are subject to (a) the exceptions and disclosures set forth in the part of the Company Disclosure Schedule corresponding to the particular subsection of Section 2 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part of the Company Disclosure Schedule by reference to another part of the Company Disclosure Schedule; and (c) any exception or disclosure set forth in any other part of the Company Disclosure Schedule to the extent it is readily apparent on the face of such disclosure that such exception or disclosure is intended to qualify such representation and warranty.

10.15    Parent Disclosure Schedule. The Disclosure Schedule of Parent (the “Parent Disclosure Schedule”) has been arranged, for purposes of convenience only, as separate Parts corresponding to the subsections of Section 3 of this Agreement. The representations and warranties contained in Section 3 of this Agreement are subject to (a) the exceptions and disclosures set forth in the part of the Parent Disclosure Schedule corresponding to the particular subsection of Section 3 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part of the Parent Disclosure Schedule by reference to another part of the Parent Disclosure Schedule; and (c) any exception or disclosure set forth in any other part of the Parent Disclosure Schedule to the extent it is readily apparent on the face of such disclosure that such exception or disclosure is intended to qualify such representation and warranty.

10.16    Waiver of Conflicts; Privilege. Parent, Merger Subs, the Surviving Entity and their respective Subsidiaries (collectively, the “Consenting Parties”) acknowledge that at all times relevant hereto up to the Closing, Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel for the Company (“Company Counsel”), has represented only the Company in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (the “Acquisition Engagement”). Only the Company shall be considered a client of

Company Counsel in the Acquisition Engagement. If subsequent to the Closing any dispute were to arise relating in any manner to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby between the Securityholders’ Representative or any Securityholder, on the one hand, and any of the Consenting Parties, on the other hand (each a “Dispute”), the Consenting Parties consent to Company Counsel’s representation of the Securityholders’ Representative or any or all of the Securityholders in such Dispute(s). Furthermore, the Consenting Parties hereby acknowledge that, in any Dispute, Company Counsel may access and use (at the sole discretion of the Securityholders’ Representative) any communications, whether written or electronic, between Company Counsel, the directors, officers, stockholders, accounting firm or employees of the Company, and any files, attorney notes, drafts or other documents of the Company or Company Counsel, that, in each case, predate the Closing, are in Company Counsel’s possession at the First Effective Time and relate to the issues involved in the Dispute (collectively, the “Company Confidential Information”); provided, however, that, for the avoidance of doubt, Company Counsel may access the foregoing regardless of whether they relate to the issues involved in the Dispute for the purpose of determining whether they relate to the issues involved in the Dispute. In any Dispute, the Consenting Parties waive the right to present any Company Confidential Information as evidence in any legal proceeding arising out of such Dispute. Notwithstanding anything to the contrary herein, (i) the Consenting Parties shall have the right to access any Company Confidential Information, and (ii) in the event that, after the First Effective Time, a dispute arises between any of the Consenting Parties and a Person other than the Securityholders or the Securityholders’ Representative (on behalf of the Securityholders), the Consenting Parties may assert attorney-client privilege to the extent required to prevent disclosure of Company Confidential Information to such Person; provided, however, that the Consenting Parties may not waive such privilege. This Section 10.16 shall not grant any rights to the Securityholders or the Securityholders’ Representative with respect to Company Confidential Information except as specifically described herein; provided, however, that Securityholders’ Representative, where necessary to assist Parent in defending against any third-party claim that arises prior to the Closing Date and continues after the Closing Date, shall provide Parent reasonable access to relevant communications (as determined in good faith by such Securityholders’ Representative (as applicable)) between Company Counsel and the Company upon Parent’s reasonable request in connection with the relevant third-party claim(s). Notwithstanding anything to the contrary contained herein, the Securityholders’ Representative may not take any action that could result in the waiver of the attorney-client privilege with respect to the Acquisition Engagement without the prior written consent of Parent or the Surviving Entity (other than in connection with a Dispute).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

CORTEXYME, INC.

By:	/s/ Christopher Lowe
Name:	Christopher Lowe
Title:	Interim Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, Director

QUINCE MERGER SUB I, INC.

By:	/s/ Christopher Lowe
Name:	Christopher Lowe
Title:	Director

QUINCE MERGER SUB II, LLC

By:	/s/ Christopher Lowe
Name:	Christopher Lowe
Title:	Director

NOVOSTEO INC.

By:	/s/ Dirk Thye
Name:	Dirk Thye
Title:	Chief Executive Officer

FORTIS ADVISORS LLC, SOLELY IN ITS CAPACITY AS THE SECURITYHOLDERS’ REPRESENTATIVE

By:	/s/ Ryan Simkin
Name:	Ryan Simkin

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this EXHIBIT A):

“280G Stockholder Vote” shall have the meaning set forth in Section 5.2 of this Agreement.

“Accredited Investor” shall mean a Person who either (i) has completed and delivered to the Company and Parent on or prior to the Closing Date duly executed Suitability Documentation, in form and substance reasonably satisfactory to Parent, certifying that such Securityholder is an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act) or (ii) as determined by Parent in its reasonable discretion (after consultation with the Company prior to the Closing or the Securityholders’ Representative following the Closing) to be an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act) for purposes of this Agreement and the transactions contemplated hereby.

“Adjusted Restricted Stock” shall have the meaning set forth in Section 1.8(a) of this Agreement.

“Affiliate” of a Person shall mean any corporation or other business entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person. For purposes of this definition, the term “control” (including the correlative meanings, “controlled by” and “under common control with”) means (a) the direct or indirect ownership of more than 50% of the stock having the right to vote for directors thereof (or general partnership interests) or (b) the ability to otherwise control the decisions of the board of directors or equivalent governing body thereof; and in no event shall “Affiliate” include any portfolio companies of investment funds advised or managed by one or more Affiliates of any Securityholder.

“Affiliate Agreement” shall have the meaning set forth in Section 2.25 of this Agreement.

“Aggregate Merger Consideration” shall mean the consideration payable to the holders of Company Securities in accordance with Sections 1.5, 1.6, 1.7 and 1.8 of this Agreement.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Ancillary Agreements” shall mean, collectively, the Joinder Agreements and each other agreement, document instrument or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, the Anti-Kickback Act of 1986 or any applicable Laws of similar effect, and the related regulations and published interpretations thereunder.

“Board” shall have the meaning set forth in the recitals of this Agreement.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in San Francisco, California, United States of America.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136), signed into law on March 27, 2020, and, for the avoidance of doubt, any amendment thereto (including pursuant to the Consolidated Appropriations Act, 2021 (Public Law 116-260)).

“Cash and Cash Equivalents” shall mean, the aggregate amount of cash and cash equivalents held by the Group Companies, as determined in accordance with GAAP, less (a) the aggregate amount of outstanding checks and drafts of the Company that have not posted, plus (b) checks received by the Company that have not been posted, less (c) any Restricted Cash.

“Certificate of Merger” shall have the meaning set forth in Section 1.3 of this Agreement.

“Claim Notice” shall have the meaning set forth in Section 8.3 of this Agreement.

“Closing” shall have the meaning set forth in Section 1.3 of this Agreement.

“Closing Date” shall have the meaning set forth in Section 1.3 of this Agreement.

“Closing Date Transaction Expenses” shall mean, without duplication, (i) the aggregate out-of-pocket expenses, fees, costs and disbursements of all attorneys, accountants, investment bankers and other advisers or service providers of any Group Company in connection with the negotiation, preparation, execution, delivery or performance of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby through the First Effective Time, in each case to the extent that such fees, costs, expenses and disbursements have not been paid by the Company or Subsidiaries prior to the First Effective Time; (ii) all bonuses (including any Liabilities of any Group Company with respect to any retention or “stay” bonus), change of control, severance, or similar payment obligations that become due and payable by any Group Company contingent upon the consummation of the Mergers (whether alone or in conjunction with any other event, prior to, on or following the Closing); provided, however, for purposes of clarity with respect to such amounts due and payable pursuant to arrangements and agreements entered into or offered by Parent (rather than the Group Companies) on or prior to Closing, such expenses shall not include any compensation arranged or agreed to by Parent; (iii) the cost of the Tail D&O Policy, and (iv) any payment, including any earn-out, milestone or other similar contingent payments, due or payable as a result of the Mergers under any outbound license agreement or under any Contract pursuant to which any Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to any Group Company.

“Closing Merger Consideration” shall have the meaning set forth in Section 1.5(c)(i) of this Agreement.

“Closing Payment Schedule” shall have the meaning set forth in Section 4.13(a) of this Agreement.

“COBRA” shall mean Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any similar state Law.

“Code” shall mean the Internal Revenue Code of 1986, and the Treasury Regulations promulgated thereunder.

“Company” shall have the meaning set forth in the preamble to this Agreement, subject to Section 10.13(h) of this Agreement.

“Company Capital Stock” shall mean, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Charter” shall mean the Company’s Amended and Restated Certificate of Incorporation dated October 28, 2021, as amended by the Certificate of Amendment dated January 10, 2022.

“Company Common Stock” shall mean the Common Stock, $0.0001 par value per share, of the Company.

“Company Disclosure Schedule” shall have the meaning set forth in Section 10.14 of this Agreement.

“Company Equity Plans” shall mean the Novosteo Inc. 2019 Equity Incentive Plan, as amended, and any other plan or arrangement sponsored or maintained by the Company, which provides for the grant of equity or equity-based compensation.

“Company Financial Statements” shall have the meaning set forth in Section 2.4 of this Agreement.

“Company Intellectual Property” shall mean all Company Owned IP and all Intellectual Property non-exclusively licensed to the Company.

“Company Investor Agreements” means the Contracts listed on Schedule 2.2.

“Company Material Adverse Effect” shall mean any occurrence, change, event, circumstance or effect (collectively, “Changes”) that, individually or in the aggregate with any other Changes, has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any Change to the extent that it results from or arises out of (i) general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, (ii) any failure, in and of itself, by any Group Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been or will be, a Company Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, unless otherwise excluded in this definition of “Company Material Adverse Effect”), (iii) the execution and delivery of and the performance by the Company under this Agreement, the identity of Parent or the public announcement of either Merger or any of the other transactions (except that this clause (iii) shall not apply with respect to the representations or warranties to the extent that such representations and warranties address the consequences of the execution and delivery, or the public announcement of this Agreement), (iv) any change in applicable Law or GAAP (or authoritative interpretation thereof), (v) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, or any trade wars or sanctions, (vi) any hurricane, tornado, flood, earthquake, disease outbreaks, epidemics or pandemics (including COVID-19) or other natural disaster, (vii) any changes, including in credit ratings or credit outlook, generally affecting the industries in which the Company and its Subsidiaries operate, (viii) any stockholder litigation to the extent arising out of, related to or in connection with this Agreement or the Mergers, or (ix) any action consented to or approved in writing by Parent following the execution of this Agreement; provided, that the exclusions in clauses (i), (v), (vi) and (vii) shall not apply to the extent the Changes set forth therein have a disproportionate impact on the Company and its Subsidiaries (taken as a whole) relative to other participants in the industries in which the Company and its Subsidiaries operate.

“Company Net Cash” means without duplication, as of the applicable date, (a) the sum of the Company’s cash and cash equivalents and short term securities less any Restricted Cash as of such date, determined in a manner consistent with the manner in which such items were historically determined and in accordance with the Company Financial Statements (including any related notes); minus (b) any and all bona fide current liabilities of the Company and its Subsidiaries as of such date calculated in accordance with the Company Financial Statements (including any related notes).

“Company Owned IP” shall mean all Intellectual Property in which a Group Company has or purports to have an ownership interest (whether exclusively or jointly with any other Person(s)), or that is exclusively licensed to the Company by any other Person.

“Company Permitted Encumbrances” shall mean: (a) Liens for current Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, and for which adequate reserves have been established in accordance with GAAP on the Company Financial Statements, (b) Liens securing Debt that is reflected on the Company Financial Statements; (c) statutory or common law Liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law or governmental regulations; (e) statutory or common law Liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, and other like Liens; (f) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar Liens affecting real property not interfering in any material respect with the ordinary conduct of the business of the Company; (g) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods; (h) Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; and (i) Liens in favor of other financial institutions arising in connection with the Company’s deposit accounts or securities accounts held at such institutions to secure customary fees, charges, and the like.

“Company Plans” shall mean “employee benefit plans” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), all severance, employment, incentive or bonus, retention, change in control, deferred compensation, long-term incentive profit sharing, retirement, welfare, post-employment welfare, pension, fringe benefit, vacation or paid time off, equity or equity-based or other benefit or compensation plan, policy, program, agreement, Contract or arrangement that is sponsored, maintained, contributed to or required to be contributed to by any Group Company or any Group Company ERISA Affiliate or under or with respect to which any Group Company or any Group Company ERISA Affiliate has or would reasonably be expected to have any Liability or obligation (whether current or contingent) except such definition shall not include any Company Service Provider Agreement.

“Company Preferred Stock” shall mean the Series A-1 Preferred Stock, and any other series of preferred stock of the Company issued after the date hereof.

“Company Prepared Return” shall have the meaning set forth in Section 5.6(a) of this Agreement.

“Company Registered IP” shall mean each item of Company Owned IP that is Registered IP.

“Company Representative” shall have the meaning set forth in Section 2.9(c) of this Agreement.

“Company Restricted Stock” shall mean Company Common Stock that is unvested or is subject to repurchase option, risk of forfeiture or other condition on title or ownership under any applicable restricted stock purchase agreement or other similar Contract with the Company.

“Company Scientific Material” shall mean, collectively, all material research, development, clinical, regulatory or other material scientific data, information or documentation (including databases, data packages, reports and filings and any Patent data, records, lab notebooks and other similar documentation or materials ), in each case, solely to the extent reduced to writing or stored electronically, whether created or otherwise generated by, or for or otherwise on behalf of, any Group Company as of the date of this Agreement.

“Company Securities” shall mean any issued and outstanding securities of the Company, including shares of Company Capital Stock and Company Stock Options, as of immediately prior to the First Effective Time.

“Company Service Provider” shall mean any current employee, consultant, independent contractor, advisor, director, or individual service provider of any Group Company or any Group Company ERISA Affiliate. For the avoidance of doubt, “Company Service Providers” shall be limited to natural persons.

“Company Service Provider Agreement” shall mean each management, employment, severance, change in control, consulting, advisory, relocation, repatriation, expatriation, or other similar agreement, or Contract between any Group Company or any Group Company ERISA Affiliate and any current Company Service Provider or any former Company Service Provider under which any Group Company or any Group Company ERISA Affiliate has any ongoing or potential Liability.

“Company Stock Certificate” shall have the meaning set forth in Section 1.10 of this Agreement.

“Company Stock Options” shall mean have the meaning set forth in Section 1.7 of this Agreement.

“Company Stockholders” shall mean the holders of Company Capital Stock.

“Company Vendor” shall have the meaning set forth in Section 2.26 of this Agreement.

“Confidentiality Agreement” shall mean the Mutual Nondisclosure Agreement dated March 22, 2022 by and between Parent and the Company.

“Consent(s)” shall mean any consent, approval or waiver.

“Continuing Employees” shall have the meaning set forth in Section 5.13 of this Agreement.

“Contract” shall mean any contract, agreement, agreement in principle, franchise, purchase orders, work orders, statement of work, permit, instrument, license, lease, sublease, note, bond, indenture, deed of trust, mortgage, loan agreement or other legally binding commitment, whether written or oral.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“D&O Indemnified Persons” shall have the meaning set forth in Section 5.3 of this Agreement.

“Debt” shall mean all Liabilities, including the outstanding principal amount of, and all interest, fees, prepayment premiums, expenses, breakage costs, penalties or other similar amounts accrued in respect of and all amounts otherwise owing or payable at retirement of, (a) any indebtedness for borrowed money of any Group Company, (b) any obligation of any Group Company evidenced by bonds, debentures, notes, mortgages, indentures or other similar instruments, and all Liabilities in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital, (c) any reimbursement obligation of any Group Company with respect to letters of credit to the extent drawn upon, bankers’ acceptances or similar facilities issued for the account of any Group Company, (d) all Liabilities or obligations of any Group Company under any interest rate, currency, swap or other hedging agreements, (e) all Liabilities or obligations of any Group Company for the deferred purchase price of property or services and other earn-out, milestone or other similar contingent payment obligations, (f) any Deferred Payroll Taxes, and (g) any obligation of the type referred to in clauses (a) through (g) of another Person the payment of which any Group Company has guaranteed or for which any Group Company is responsible or liable, directly or indirectly, jointly or severally, as obligor or guarantor. For the avoidance of doubt and notwithstanding the foregoing, “Debt” shall not include any Liabilities of such Person in respect of trade payables, any lease of (or other arrangement conveying the right to use) real or personal property or a combination thereof, whether an operating lease or a capital lease, or the Purdue License.

“Deferred Payroll Taxes” means (a) the “applicable employment taxes” (as defined in Section 2302(d) of the CARES Act) payable by any Group Company that (i) relate to the portion of the “payroll tax deferral period” (as defined in Section 2302(d) of the CARES Act) that occurs prior to the Closing and (ii) are payable following the Closing as permitted by Section 2302(a) of the CARES Act, (b) any payroll Tax liability (including those imposed by Sections 3101(a) and 3201 of the Code) deferred (for example, by a failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder) pursuant to or in connection with the Payroll Tax Executive Order (or any corresponding or similar provision of state, local or non-U.S. Tax law), that is payable following the Closing and (c) any other employment or payroll Tax liability of any Group Company relating to any Pre-Closing Tax Period that is deferred until after the Closing Date pursuant to any other Pandemic Response Laws.

“DGCL” shall have the meaning set forth in the recitals of this Agreement.

“Dissenting Shares” shall have the meaning set forth in Section 1.14 of this Agreement.

“First Effective Time” shall have the meaning set forth in Section 1.1(a) of this Agreement.

“Employee Option” shall mean a Company Stock Option that was granted to the holder in the holder’s capacity as, or had vesting tied to the holder’s performance of services as, an employee of a Group Company for applicable employment Tax purposes.

“End Date” shall mean June 8, 2022.

“Entity” shall mean any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” shall mean any Law, any judicial and administrative order or determination relating to (a) pollution or the protection, preservation or restoration of the environment (including, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource); (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, any Hazardous Substances; or (c) or health safety issues (including human and occupational safety and health), in each case as amended and as in effect on or prior to the date of this Agreement.

“Environmental Permit” shall mean any permit, license, review, certification, approval, registration, consent or other authorization issued or required pursuant to any Environmental Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“Exchange Agent” shall mean American Stock Transfer & Trust Company, LLC.

“Exchange Ratio” shall mean (i) 6,027,151 divided by (ii) the number of issued and outstanding shares of the Company as of immediately prior to the First Effective Time on a fully diluted based (assuming the Mandatory Conversion has occurred and treating all outstanding Company Stock Options (whether vested or unvested) as exercised in full).

“EU” shall mean the European Union.

“Excluded Contracts” means any (i) Contract solely concerning non-exclusive rights granted to a Group Company that are not material to the business of any Group Company entered into in the ordinary course of business, (ii) standard non-disclosure, confidentiality and material transfer Contracts granting non-exclusive rights to Intellectual Property and entered into in the ordinary course of business, and (iii) purchase orders and associated terms and conditions for which the underlying goods or services have been delivered or received, and in each case of (i), (ii) and (iii), in an amount individually not in excess of $100,000.

“FDA” shall mean the United States Food and Drug Administration, or any successor agency in the U.S.

“FDCA” shall mean the Federal Food, Drug and Cosmetic Act, and all implementing rules and regulations.

“Foreign Benefit Plan” shall mean any Company Plan or Company Service Provider Agreement that (i) is entered into, maintained, administered or contributed to by the Company or any of its Subsidiaries, and (ii) covers any employee, former employee, or consultant of the Company or any of its Subsidiaries or Group Company ERISA Affiliates who resides or works outside the United States.

“Former Employer” shall have the meaning set forth in Section 2.9(c) of this Agreement.

“fraud” shall mean actual and intentional fraud under Delaware common law. For the avoidance of doubt, “fraud” shall not include any cause of action based on constructive or imputed knowledge, negligence or recklessness.

“GAAP” shall mean United States generally accepted accounting principles and, where applicable, consistently applied throughout the periods involved.

“Good Clinical Practices” shall have the meaning set forth in the FDCA and its implementing regulations.

“Good Laboratory Practices” shall have the meaning set forth in the FDCA and its implementing regulations.

“Government Official” shall mean (a) any officer or employee of any Governmental Body, (b) any Person acting in an official capacity on behalf of a Governmental Body, (c) any officer or employee of a Person that is majority or wholly owned by a Governmental Body, (d) any officer or employee of a public international organization, such as the World Bank or the United Nations, (e) any officer or employee of a political party or any Person acting in an official capacity on behalf of a political party or (f) any candidate for political office.

“Governmental Body” shall mean any national, federal, regional, state, provincial, local, or foreign or other governmental authority or instrumentality, legislative body, court, administrative agency, regulatory body, commission or instrumentality, including any multinational authority having governmental or quasi-governmental powers, or any other industry self-regulatory authority or arbitral body.

“Group Company” shall mean the Company or any of its Subsidiaries.

“Group Company ERISA Affiliate” shall mean any Person with which any Group Company is or would be at any relevant time considered a single employer under Section 414 of the Code.

“Hazardous Substance” shall mean any substance listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous, or a “pollutant” or “contaminant” or otherwise regulated, under any Environmental Law. “Hazardous Substance” shall include any substance for which exposure is regulated by any Governmental Body or any Environmental Law, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, lead, mold, mold spores and mycotoxins or polychlorinated biphenyls or other similar substances.

“Inbound Licenses” shall have the meaning set forth in Section 2.9(f) of this Agreement.

“Indemnification Agreements” shall have the meaning set forth in Section 5.3 of this Agreement.

“Indemnification Demand” shall have the meaning set forth in Section 8.4(a) of this Agreement.

“Indemnification Dispute Notice” shall have the meaning set forth in Section 8.4(b) of this Agreement.

“Indemnified Party” shall mean the Person entitled to indemnification under Section 8 of this Agreement.

“Indemnity Deductible” shall have the meaning set forth in Section 8.6(d) of this Agreement.

“Indemnity Forfeiture” shall have the meaning set forth in Section 8.8(a) of this Agreement.

“Indication” shall mean a human disease, disorder or medical condition with respect to which at least one adequate and well-controlled Clinical Trial is required to support inclusion of such disease, disorder or medical condition in the indication statement of a package insert approved by the FDA or other applicable Regulatory Authority for a Product; provided that (a) prevention and treatment of the same disease, disorder or medical condition shall not be separate Indications and (b) the treatment or prevention of the same disease or medical condition in different populations (e.g., adult and pediatric) shall not be separate Indications.

“Insurance Policies” shall have the meaning set forth in Section 2.19 of this Agreement.

“Intellectual Property” or “IP” shall mean all intellectual property, including the following items of intangible property, and rights associated therewith in any jurisdiction and tangible embodiments thereof:

(a)    Patents;

(b)    trademarks, trade names, service marks, designs, logos, trade dress, and trade styles and other indicia of origin, whether or not registered, and all registrations and pending applications for registration of the same and renewals thereof and all goodwill associated therewith;

(c)    works of authorship, copyrights, whether or not registered, and all registrations and pending applications for registration of the same and renewals thereof and database rights;

(d)    domain names and URLs;

(e)    all technology, technical information, know-how and data, including, without limitation, inventions (whether or not patentable of reduced to practice), improvements, discoveries, trade secrets, specifications, instructions, ideas, processes, methods, formulations, formulae, protocols, materials, assays, screens, algorithms, models, databases, expertise and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them or processes for their manufacture, formulations containing them or compositions incorporating or comprising them, and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, nonclinical, pre-clinical and clinical data, regulatory data and filings, instructions, processes, formulae, expertise and information, relevant to the research, development, manufacture, use, importation, offering for sale or sale of, or which may be useful in studying, testing, developing, producing or formulating, products, or intermediates for the synthesis thereof and chemistry, manufacturing and control information and data, lab notebooks, Patent data and records, stability, technology, test and other data and results; and

(f)    computer programs, including, without limitation, computer programs embodied in semiconductor chips or otherwise embodied, and related flow-charts, programmer notes, updates and data, whether in object or source code form.

“Intended Tax Treatment” shall have the meaning set forth in Section 5.6(g) of this Agreement.

“IP Agreement” shall have the meaning set forth in Section 2.9(j) of this Agreement.

“IP Representations” shall mean the representations and warranties set forth in Section 2.9.

“IRS” shall mean the Internal Revenue Service.

“Joinder Agreement” shall have the meaning set forth in Section 6.9 of this Agreement.

“Key Employees” shall mean Dirk Thye and Karen Smith.

“Knowledge” shall have the meaning set forth in Section 10.11 of this Agreement.

“Knowledge Persons” shall mean (a) with respect to the Company, the Company’s Chief Executive Officer, Chief Medical Officer and Chief Operating Officer, or, in each case, any successor holding comparable authority to any of the foregoing at the Company and (b) with respect to Parent or Merger Subs, Caryn McDowell, Chris Lowe, Ted Monohon and Leslie Holsinger.

“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, rule, regulation, executive order, injunction, judgment, order, award, decree, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Leased Real Property” shall have the meaning set forth in Section 2.8 of this Agreement.

“Legal Proceeding” shall mean any action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due and whether or not required to be accrued on the financial statements of such Person.

“Lien” or “Liens” shall mean all mortgages, encumbrances, security interests, claims, charges or pledges.

“Losses” shall mean losses, costs, Taxes, damages and expenses, settlement payments, awards, judgments, fines, penalties, deficiencies, or other charges, including reasonable out-of-pocket attorneys’ fees and expenses and reasonable fees and expenses of other professionals and experts; provided, however, that “Losses” shall not include any punitive damages (in each case, except to the extent paid or payable by an Indemnified Party to a Third Party in connection with a Third-Party Claim).

“Mandatory Conversion” shall have the meaning set forth in Section 4.6 of this Agreement.

“Mandatory Conversion Consent” shall have the meaning set forth in Section 4.6 of this Agreement.

“Material Contract” shall have the meaning set forth in Section 2.11(a) of this Agreement.

“Mergers” shall have the meaning set forth in the recitals of this Agreement.

“Merger Sub I” shall have the meaning set forth in the preamble of this Agreement.

“Merger Sub II” shall have the meaning set forth in the preamble of this Agreement.

“Mini-Cap” means an amount equal to 580,000 multiplied by the Parent Stock Price.

“Non-Employee Option” means a Company Stock Option that is not an Employee Option.

“Other IP Contracts” shall have the meaning set forth in Section 2.9(h) of this Agreement.

“Outbound Licenses” shall have the meaning set forth in Section 2.9(g) of this Agreement.

“Pandemic Response Laws” means the CARES Act, the Families First Coronavirus Response Act, the COVID-related Tax Relief Act of 2020, the Payroll Tax Executive Order and any other corresponding, similar or additional U.S. federal, state or local or non-U.S. law, or administrative guidance intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.

“Parent” shall have the meaning set forth in the preamble of this Agreement.

“Parent Common Stock” shall mean the Common Stock of Parent, $0.001 par value.

“Parent Disclosure Schedule” shall have the meaning set forth in Section 10.15 of this Agreement.

“Parent Indemnified Party” shall have the meaning set forth in Section 8.1 of this Agreement.

“Parent ERISA Affiliate” shall mean any Person with which Parent is or would be at any relevant time considered a single employer under Section 414 of the Code.

“Parent Material Adverse Effect” shall mean any Change that, individually or in the aggregate with any other Changes, has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Parent and its Subsidiaries, taken as a whole, excluding any Change to the extent that it results from or arises out of (i) general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, (ii) any failure, in and of itself, by Parent or its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect on the Parent and its Subsidiaries, taken as a whole, unless otherwise excluded in this definition of “Parent Material Adverse Effect”), (iii) the execution and delivery of and the performance of Parent and Merger Subs under this Agreement, the identity of the Company or the public announcement of either Merger or any of the other transactions (except that this clause (iii) shall not apply with respect to the representations or warranties to the extent that such representations and warranties address the consequences of the execution and delivery, or the public announcement of this Agreement), (iv) any change in applicable Law or GAAP (or authoritative interpretation thereof), (v) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, or any trade wars or sanctions, (vi) any hurricane, tornado, flood, earthquake, disease outbreaks, epidemics or pandemics (including COVID-19) or other natural disaster, (vii) any changes, including in credit ratings or credit outlook, generally affecting the industries in which Parent and its Subsidiaries operate, (viii) any action consented to or approved in writing by the Company following the execution of this Agreement, (ix) any stockholder litigation to the extent arising out of, related to or in connection with this Agreement or the Mergers or (x) a decline in the trading price of Parent Common Stock (it being understood that the underlying causes of such decline may be taken into account in determining whether a Parent Material Adverse Effect has occurred on Parent and its Subsidiaries (taken as a whole), except to the extent otherwise excepted by this definition of “Parent Material Adverse Effect”); provided, that the exclusions in clauses (i), (v), (vi) and (vii) shall not apply to the extent the Changes set forth therein have a disproportionate impact on the Parent and its Subsidiaries (taken as a whole) relative to other participants in the industries in which Parent and its Subsidiaries operate

“Parent Net Cash” means without duplication, as of the applicable date, (a) the sum of Parent’s cash and cash equivalents and short term securities less any Restricted Cash as of such date, determined in a manner consistent with the manner in which such items were historically determined and in accordance with the Parent Financial Statements (including any related notes); minus (b) any and all bona fide current liabilities of Parent and its Subsidiaries as of such date calculated in accordance with the financial statements (including any related notes).

“Parent Permitted Encumbrances” shall mean: (a) Liens for current Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, and for which adequate reserves have been established in accordance with GAAP on the Parent Financial Statements, (b) Liens securing Debt that is reflected on the on the financial statements set forth in the Parent Financial Statements; (c) statutory or common law Liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law or governmental regulations; (e) statutory or common law Liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, and other like Liens; (f) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar Liens affecting real property not interfering in any material respect with the ordinary conduct of the business of Parent and its Subsidiaries, taken as a whole; (g) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods; (h) Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; and (i) Liens in favor of other financial institutions arising in connection with the Parent’s deposit accounts or securities accounts held at such institutions to secure customary fees, charges, and the like.

“Parent Plans” shall mean “employee benefit plans” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), all severance, employment, incentive or bonus, retention, change in control, deferred compensation, long-term incentive profit sharing, retirement, welfare, post-employment welfare, pension, fringe benefit, vacation or paid time off, equity or equity-based or other benefit or compensation plan, policy, program, agreement, Contract or arrangement that is sponsored, maintained, contributed to or required to be contributed to by Parent or any Parent ERISA Affiliate or under or with respect to which Parent or Parent ERISA Affiliate has or would reasonably be expected to have any Liability or obligation (whether current or contingent) except such definition shall not include any Parent Service Provider Agreement.

“Parent Prepared Return” shall have the meaning set forth in Section 5.6(a) of this Agreement.

“Parent Service Provider” shall mean any current or former employee, consultant, independent contractor, advisor, director, or individual service provider of Parent or any Parent ERISA Affiliate.

“Parent Service Provider Agreement” shall mean each management, employment, severance, change in control, consulting, advisory, relocation, repatriation, expatriation, or other similar agreement, or Contract between Parent or any Parent ERISA Affiliate and any current Parent Service Provider or any former Parent Service Provider under which Parent or any Parent ERISA Affiliate has any ongoing or potential Liability.

“Parent Specified Representations” shall mean the representations and warranties set forth in Section 3.1 (Due Incorporation; Subsidiaries), Section 3.2 (Authority; Binding Nature of Agreement), Section 3.3 (Capitalization, Etc.), 3.4(a) (Non-Contravention with Organizational Documents) 3.9 (No Parent Vote Required), Section 3.20 (Financial Advisor) and Section 3.21 (Related Party Transactions).

“Parent Stock Price” shall mean the volume weighted average of the trading price of a share of Parent Common Stock on Nasdaq (as reported by Bloomberg, or, if not reported thereby, any other authoritative source), for the ten consecutive trading days ending with, and including, the trading day that is two trading days immediately before the date of this Agreement.

“Parent Vendor” shall have the meaning set forth in Section 3.16 of this Agreement.

“Participating Securityholders” shall mean each Company Stockholder and each holder of shares of Company Restricted Stock as of immediately prior to the First Effective Time.

“Patents” shall mean all patents and patent applications (including provisional applications) and patent disclosures, and including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, renewals, extensions, confirmations, registrations, any confirmation patent or registration patent or patent of addition based on any such patent, patent term extensions, and supplemental protection certificates or requests for continued examinations, foreign counterparts, and the like of any of the foregoing.

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, and including any administrative or other guidance published with respect thereto by any taxing authority (including IRS Notice 2020-65).

“Permits” shall have the meaning set forth in Section 2.13(b) of this Agreement.

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Information” shall have the meaning set forth in Section 2.9(m) of this Agreement.

“Pre-Closing Period” shall have the meaning set forth in Section 4.1 of this Agreement.

“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date, and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

“Pro Rata Share” for each Participating Securityholder shall be determined by dividing: (i) the aggregate number of outstanding shares of Company Capital Stock on an as-converted to common stock basis held by such Participating Securityholder as of immediately prior to the Closing; by (ii) the total number of outstanding shares of Company Capital Stock on an as-converted to common stock basis held by all Participating Securityholders as of immediately prior to the Closing.

“Purdue License” means the License Agreement by and between Purdue Research Foundation and the Company dated June 3, 2020, as amended on March 21, 2022.

“Registered IP” shall mean all Intellectual Property that is registered, filed, or issued under the authority of any Governmental Body, including all Patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

“Regulatory Authority” shall mean any national or supranational Governmental Body, having the administrative authority to regulate the development, manufacture, marketing, sale or other exploitation of pharmaceutical products in any country or other regulatory jurisdiction, including the pricing or reimbursement of such products, and other market access activities, including the FDA in the U.S..

“Required Company Stockholder Vote” shall have the meaning set forth in Section 2.22 of this Agreement.

“Representative” means, with respect to any Person, such Person’s Affiliates and its and their respective officers, directors, managers, partners, employees, accountants, counsel, financial advisors, consultants and other advisors or representatives.

“Restricted Cash” shall mean (a) trapped cash, cash deposits (including, for the avoidance of doubt, all cash deposits in respect of leased real property or otherwise) cash escrow accounts, custodial cash and cash subject to a lockbox, dominion, control or similar agreement, or otherwise subject to any legal or contractual restriction on the ability to freely transfer or use such cash for any lawful purpose and (b) any amount held in any non-U.S. jurisdiction to the extent any non-U.S. withholding, U.S. income, or other net Tax cost would be imposed on repatriation into the United States.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Second Effective Time” shall have the meaning set forth in Section 1.1(c) of this Agreement.

“Securities Act” shall mean the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Securityholders” shall mean each Person who, as of immediately prior to the First Effective Time, was a Company Stockholder or a holder of shares of Company Restricted Stock or Company Stock Options.

“Securityholders’ Representative” shall have the meaning set forth in Section 1.13(a) of this Agreement.

“Securityholders’ Representative Expenses” shall have the meaning set forth in Section 1.13(d) of this Agreement.

“Securityholders’ Representative Reserve” shall have the meaning set forth in Section 1.13(d) of this Agreement.

“Series A-1 Preferred Stock” shall mean the Series A-1 Preferred Stock, $0.0001 par value per share, of the Company.

“Specified IP” shall mean Patents licensed or of which the right to use has been granted to any Group Company by the Purdue Research Foundation.

“Specified Representations” shall mean the representations and warranties set forth in Section 2.1 (Organization), Section 2.3 (Capitalization, Etc.), Section 2.15 (Tax Matters), Section 2.21 (Authority; Binding Nature of Agreement), Section 2.22 (Vote Required), Section 2.23(a) (Non-Contravention with Organizational Documents), Section 2.24 (Financial Advisor), and Section 2.25 (Related Party Transactions).

“Stockholder Notice” shall have the meaning set forth in Section 4.12(c) of this Agreement.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” shall mean, with respect to any Person, (i) any corporation more than fifty percent (50%) of whose stock of any class or classes is owned by such Person directly or indirectly through one (1) or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one (1) or more Subsidiaries of such Person has more than a fifty percent (50%) equity interest

“Surviving Entity” shall have the meaning set forth in Section 1.1 of this Agreement.

“Suitability Documentation” shall mean the agreement in the form attached hereto as Exhibit E.

“Tail D&O Policy” shall have the meaning set forth in Section 5.3(b) of this Agreement.

“Takeover Proposal” shall mean any proposal or offer from any Person (other than Parent or its Affiliates or their respective representatives) for any acquisition by such Person (whether by merger, recapitalization, consolidation, arrangement, amalgamation, purchase of capital stock or other equity securities, purchase of assets, takeover bid or otherwise) of (i) all or a substantial amount of assets of the Company (other than an acquisition of assets of the Company in the ordinary course of business or as permitted under the terms of this Agreement) or (ii) more than a 20% interest in the total voting securities of the Company or any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of equity securities of the Company or any merger, consolidation, or business combination of the Company with any unaffiliated Third Party, other than the transactions contemplated by this Agreement.

“Tax” or “Taxes” shall mean any (i) United States federal, state or local or non-United States income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, real property, personal property, excise, severance, windfall profits, escheat, unclaimed property, stamp, stamp duty reserve, license, payroll, withholding, backup withholding, ad valorem, value-added, alternative or add-on minimum, environmental, customs, duties, social security (or similar), unemployment, disability, registration or other tax, governmental fee or other like assessment or charge of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (ii) Liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any affiliated, consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (iii) Liability for the payment of any amount of a type described in clause (i) or clause (ii) as a transferee or successor, by Contract or operation of Law, or otherwise.

“Tax Claim” shall have the meaning set forth in Section 5.6(c) of this Agreement.

“Tax Returns” shall mean any return, declaration, notice, statement, report, tax filing or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) filed or required to be filed with respect to Taxes (including any amendments thereof), or maintained by any Person, or required to be maintained by any Person, in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Terminated Agreements” shall have the meaning set forth in Section 4.5.

“Third Party” shall mean any Person other than Parent or Company or an Affiliate of Parent or Company.

“Third-Party Claim” shall have the meaning set forth in Section 8.3(a) of this Agreement.

“Third Party Service Provider” shall have the meaning set forth in Section 2.9(m) of this Agreement.

“Transfer Taxes” shall have the meaning set forth in Section 5.6(e) of this Agreement.

“Transaction Deductions” shall mean all deductible payments, if any, made at or in connection with the Closing contemplated by this Agreement. For purposes of this Agreement, the parties agree that seventy percent (70%) of success-based fees paid by the Company shall be deductible under Rev. Proc. 2011-29 and that, in the case of such fees that are Closing Date Transaction Expenses, the deductible amount shall be a Transaction Deduction.

“Unaccredited Investor” shall mean a Company Stockholder that is not an Accredited Investor.

“U.S.” shall mean the United States of America and its territories and possessions.

“Withholding Agent” shall have the meaning set forth in Section 1.12(e) of this Agreement.